Table of Contents

As filed with the Securities and Exchange Commission on February 2, 2024

Registration No. 333-275441

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Auddia Inc.

(Exact name of registrant as specified in its charter)

Delaware	7371	45-4257218
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2100 Central Ave., Suite 200

Boulder, Colorado 80301

(303) 219-9771

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Lawless

Chief Executive Officer

Auddia Inc.

2100 Central Ave., Suite 200

Boulder, Colorado 80301

(303) 219-9771

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachael M. Bushey, Esq.
James H. Carroll, Esq.	Jennifer L. Porter, Esq.
Carroll Legal LLC	Goodwin Procter LLP
1449 Wynkoop Street, Suite 507	2005 Market Street, 32nd Floor
Denver, CO 80202	Philadelphia, PA 19103
(303) 888-4859	(445) 207-7805

Approximate date of commencement of the proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On November 9, 2023, the registrant filed a Registration Statement on Form S-1 (Registration No. 333- 275441), as amended on November 17, 2023, which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 21, 2023 (the “Registration Statement”).

This post-effective amendment is being filed to update the Registration Statement to include certain information regarding the registrant, including the registrant’s proposed acquisition of RadioFM, which is currently a component of both M/s APPSMARTZ, a Partnership Firm constituted under Indian Partnership Act of 1912 and organized under the laws of India (“AppSmartz”), and M/s RADIOFM, a Partnership Firm constituted under Indian Partnership Act of 1912 and organized under the laws of India (Partnerships under common control), audited financial statements of RadioFM, unaudited interim financial statements of RadioFM and pro forma financial statements of the registrant and RadioFM.

No additional securities are being registered under this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information contained in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated February 2, 2024

AUDDIA INC.

Up to 52,631,578 Shares of Common Stock

This prospectus relates to the offering and resale by White Lion Capital LLC (“White Lion” or the “Selling Securityholder”) of up to 52,631,578 shares of our common stock, par value $0.001 per share.

The shares of common stock being offered by the Selling Securityholder have been or may be issued and sold to the Selling Securityholder pursuant to the purchase agreement (the “Purchase Agreement”) effective as of November 6, 2023, that we entered into with White Lion. See “The White Lion Transaction” for a description of the Purchase Agreement and “Selling Securityholder” for additional information regarding White Lion. The prices at which White Lion may resell the shares offered hereby will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the Selling Securityholder. However, we may receive proceeds of up to $10 million from the sale of our common stock to the Selling Securityholder pursuant to the Purchase Agreement, once the registration statement that includes this prospectus is declared effective. There can be no assurances that White Lion will sell any or all of the securities offered under this prospectus.

The Selling Securityholder may sell or otherwise dispose of the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Securityholder may sell or otherwise dispose of the shares of common stock being registered pursuant to this prospectus. The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The Selling Securityholder will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares of common stock offered hereby, including legal and accounting fees. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Capital Market under the symbol “AUUD.” On February 1, 2024, the closing price for our common stock, as reported on the Nasdaq Capital Market, was $0.197 per share. Our warrants offered in connection with our initial public offering (the “Series A Warrants”) are quoted on the Nasdaq Capital Market under the symbol “AUUDW.” The last reported sale price of our Series A Warrants on the Nasdaq Capital Market on February 1, 2024 was $0.027 per Series A Warrant.

We have received deficiency letters from The Nasdaq Stock Market LLC (“Nasdaq”) that we are not in compliance with Nasdaq’s (i) minimum bid price requirement of at least $1.00 per share (the “Bid Price Requirement”) and (ii) the requirement to have at least $2,500,000 in stockholders’ equity. On October 24, 2023, the Nasdaq staff notified us that we had not met the terms required to be granted an additional 180-day period to regain compliance with the Bid Price Requirement. Accordingly, the Nasdaq staff had determined to delist the Company’s common stock from Nasdaq. The Company requested a hearing before a hearings panel (the “Panel”) to appeal the delisting notice from the staff. The Company’s hearing with the Panel occurred on January 18, 2024. A decision from the Panel is expected within 30 days or less from the hearing date. While the appeal process is pending, the suspension of trading of the Company’s common stock will be stayed. Our common stock will continue to trade on Nasdaq until the hearing process concludes and the Panel issues a written decision. See “Risk Factors — “We are not currently in compliance with the minimum bid price rule or the minimum stockholders’ equity rule of the Nasdaq Capital Market and a delisting could limit the liquidity of our stock, increase its volatility and hinder our ability to raise capital.”

You should read this prospectus, together with additional information described under the headings “Where You Can Find More Information” carefully before you invest in any of our securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 10 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                          , 2024

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ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus and the documents incorporated by reference herein or any amendment thereto. You should not assume that the information contained in this prospectus or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any related free writing prospectus is delivered, or securities are sold, on a later date. This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

You should rely only on the information that we have included or incorporated by reference in this prospectus and any related free writing prospectus that we may authorize to be provided to you. Neither we, nor the Selling Securityholder, have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under the heading “Risk Factors,” and our financial statements and related notes before making an investment decision. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus and the documents incorporated by reference in this prospectus to “Auddia,” “the Company,” “we,” “us” and “our” refer to Auddia Inc. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Information Regarding Forward-Looking Statements.”

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Overview

Auddia is a technology company headquartered in Boulder, CO that is reinventing how consumers engage with audio through the development of a proprietary AI platform for audio and innovative technologies for podcasts. Auddia is leveraging these technologies within its industry-first audio Superapp, faidr (previously known as the Auddia App).

faidr gives consumers the opportunity to listen to any AM/FM radio station with commercial breaks replaced with personalized audio content, including popular and new music, news, and weather. The faidr app represents the first time consumers can combine the local content uniquely provided by AM/FM radio with commercial-free and personalized listening many consumers demand from digital-media consumption. In addition to commercial-free AM/FM, faidr includes podcasts – also with ads removed or easily skipped by listeners – as well as exclusive content, branded faidrRadio, which includes new artist discovery, curated music stations, and Music Casts. Music Casts are unique to faidr. Hosts and DJs can combine on-demand talk segments with dynamic music streaming, which allows users to hear podcasts with full music track plays embedded in the episodes.

Auddia has also developed a differentiated podcasting capability with ad-skipping features and also provides a unique suite of tools that helps podcasters create additional digital content for their podcast episodes as well as plan their episodes, build their brand, and monetize their content with new content distribution channels. This podcasting feature also gives users the ability to go deeper into the stories through supplemental, digital content, and eventually comment and contribute their own content to episode feeds.

The combination of AM/FM streaming and podcasting, with Auddia’s unique, technology-driven differentiators, addresses large and rapidly growing audiences.

The Company has developed its AI platform on top of Google’s TensorFlow open-source library that is being “taught” to know the difference between all types of audio content on the radio. For instance, the platform recognizes the difference between a commercial and a song and is learning the differences between all other content to include weather reports, traffic, news, sports, DJ conversation, etc. Not only does the technology learn the differences between the various types of audio segments, but it also identifies the beginning and end of each piece of content.

The Company is leveraging this technology platform within its premium AM/FM radio listening experience through the faidr App. The faidr App is intended to be downloaded by consumers who will pay a subscription fee in order to listen to any streaming AM/FM radio station and podcasts, all with commercial interruptions removed from the listening experience, in addition to the faidrRadio exclusive content offerings. Advanced features will allow consumers to skip any content heard on the station and request audio content on-demand. We believe the faidr App represents a significant differentiated audio streaming product, or Superapp, that will be the first to come to market since the emergence of popular streaming music apps such as Pandora, Spotify, Apple Music, Amazon Music, etc.   We believe that the most significant point of differentiation is that in addition to ad-free AM/FM streaming and ad-free podcasts, the faidr App is intended to deliver non-music content that includes local sports, news, weather, traffic and the discovery of new music alongside exclusive programming. No other audio streaming app available today, including category leaders like TuneIn, iHeart, and Audacy, can compete with faidr’s full product offerings.

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The Company launched an MVP version of faidr through several consumer trials in 2021 to measure consumer interest and engagement with the App. The full app launched on February 15, 2022, and included all major U.S. radio stations in the US. In February 2023, the Company added faidrRadio, Auddia’s exclusive content offerings, to the app. Podcasts (standard) were added to the app for the iOS version before the end of Q1 2023 as planned and added to the Android app in May of 2023. Podcast functionality will continue to be enhanced through 2024, including an ad-free feature in early Q1.

The Company also developed a testbed differentiated podcasting capability called Vodacast, which leveraged technologies and proven product concepts to differentiate its podcasts offering from other competitors in the radio-streaming product category.

With podcasting growing and predicted to grow at a rapid rate, the Vodacast podcast platform was conceptualized to fill a void in the emerging audio media space. The platform was built to become the preferred podcasting solution for podcasters by enabling them to deliver digital content feeds that match the audio of their podcast episodes, and by enabling podcasters to make additional revenue from new digital advertising channels, subscription channels, on-demand fees for exclusive content, and through direct donations from their listeners. Throughout 2023, Auddia has been migrating their podcasting capabilities into the flagship faidr app with the intention to sunset the Vodacast platform and instead bring the advanced podcasting functionality that was found on Vodacast into faidr as part of the overall strategy to build a single audio Superapp. This includes Auddia’s new podcast ad-skipping technology which will be made available in faidr in Q1 2024 (iOS and Android).

Today, podcasters do not have a preference as to where their listeners access their episodes, as virtually all listening options (mobile apps and web players) deliver only their podcast audio. By creating significant differentiation on which they can make net new and higher margin revenue, we believe that podcasters will promote faidr to their listeners, thus creating a powerful, organic marketing dynamic.

One innovative and proprietary part of Auddia’s podcast capabilities, originally presented on their Vodacast differentiated podcasting capability, is the availability of tools to create and distribute an interactive digital feed, which supplements podcast episode audio with additional digital. These content feeds allow podcasters to tell deeper stories to their listeners while giving podcasters access to digital revenue for the first time. Podcasters will be able to build these interactive feeds using The Podcast Hub, a content management system that was originally developed and trialed as part of Auddia’s Vodacast platform, which also serves as a tool to plan and manage podcast episodes. The digital feed activates a new digital ad channel that turns every audio ad into a direct-response, relevant-to-the-story, digital ad, increasing the effectiveness and value of their established audio ad model. The feed also presents a richer listening experience, as any element of a podcast episode can be supplemented with images, videos, text and web links. This feed will appear fully synchronized in the faidr mobile App, and it also can be hosted and accessed independently (e.g., through any browser), making the content feed universally distributable.

Over time, users will be able to comment, and podcasters will be able to grant some users publishing rights to add content directly into the feed on their behalf. This will create another first for podcasting, a dialog between creator and fan, synchronized to the episode content. The interactive feed for podcasts has been developed and tested on Vodacast and is expected to be another differentiator added into faidr for podcast listeners later in 2024.

The podcast capabilities within faidr will also introduce a unique and industry first multi-channel, highly flexible set of revenue channels that podcasters can activate in combination to allow listeners to choose how they want to consume and pay for content. “Flex Revenue” allows podcasters to continue to run their standard audio ad model and complement those ads with direct response enabled digital ads in each episode content feed, increasing the value of advertising on any podcast. “Flex Revenue” will also activate subscriptions, on-demand fees for content (e.g., listen without audio ads for a micro payment fee) and direct donations from listeners. Using these channels in combination, podcasters can maximize revenue generation and exercise higher margin monetization models, beyond basic audio advertising. “Flex Revenue” and the initial inclusion of the new revenue channels that come with it will be added to podcasting in the faidr app, and the first elements of this new monetization capability is expected to be commercially available in Q1 2024, beginning with subscription plans to access ad-skipping in podcasts.

The faidr mobile App is available today through the iOS and Android App stores.

Software Products and Services

The faidr App

The faidr App is our flagship product and is expected to generate the majority of the Company’s future revenue.

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How the faidr App Works

A faidr subscriber will select a specific streaming radio station to record and be able to listen to the recording of that station in a customized manner. The faidr App will record the station in real time and its AI algorithm will identify the beginning and end of audio content segments including music and commercials. When the recorded station is played back by the App subscriber, faidr will identify the audio content segments the user chooses not to consume and automatically switch the audio playback of the recording to a different piece of audio content. For example, if a consumer chooses not to listen to commercials during the playback of their recording of a station, the faidr App will automatically cover the commercial segments with other content such as additional music.

The Company is developing strategies and content relationships to access additional content sources to cover commercials and respond to skips across many content segments in addition to music and commercials, such as sports, news, talk and weather. As the audio content ecosystem continues to expand, the Company believes faidr will represent an attractive distribution platform for content providers. There is no guarantee the audio content ecosystem will continue to expand along its current trajectory or that the Company will be able to secure access to content in an economically advantageous manner, both of which would negatively impact the user experience within faidr. The Company has not yet secured the rights from content providers to place any audio content into the platform in an on-demand use case.

Users of faidr can also access any podcast that’s publicly available as well as exclusive programming, music stations and Music Casts, through faidrRadio.

The faidr App is built on a proprietary artificial intelligence platform developed and owned by the Company and subject to one issued patent and additional patent applications that are pending.

Copyright Law

To secure the rights to stream music and other content through the faidr app, the Company may enter into license agreements with copyright owners of sound recordings and musical works or their authorized agents. In June 2021, the Company filed a Notice of Use of Sound Recordings Under Statutory License in accordance with 37 CFR § 370.2, which authorized the Company to make noninteractive digital audio transmissions and reproductions of certain sound recordings pursuant to the statutory licenses set forth in 17 U.S.C. §§ 112 and 114. The Company is also in the process of obtaining licenses with the performing rights organizations (“PROs”) in the United States, which negotiate blanket licenses with copyright users for the public performance of compositions in their repertory, collect royalties under such licenses, and distribute those royalties to copyright owners.

The faidr App’s architecture presents a built-in digital audio recorder (“DAR”) that will allow consumers to record third-party transmissions made available through the faidr App. The Company believes such consumer-initiated recordings are authorized as non-infringing, fair use time shifting by consumers pursuant to the Supreme Court’s decision in Sony Corp. of America v. Universal City Studios, Inc., 464 U.S. 417 (1984). The Supreme Court also ruled that the manufacturers of home video recording devices were not liable for reproductions made by consumers where the devices had substantial non-infringing uses. faidr’s DAR is analogous to the Betamax television recorders found non-infringing in the Universal City Studios decision. With the faidr’s DAR, users can select radio stations to record. Users can also control their listening experience by deciding whether they will listen to commercials or other programming categories selected by the user. The Company believes giving users the ability to avoid commercials is protected, non-infringing activity.

If a court were to hold that one or more functionalities offered by the faidr App resulted in the violation of protected rights of third parties, the Company could be subject to liability for infringement, the damages for which could be material.

Podcast Platform

Auddia’s Podcast Platform, which includes the previously developed and commercially trialed Vodacast mobile app, is an interactive differentiated podcasting capability the Company has built that allows podcasters to give their audiences an interactive audio experience. Podcast listeners are able to see video and other digital content that correlates with the podcast audio and is presented to the listener as a digital feed. All content presented in the digital feed can be synched to the podcast audio content. This allows podcast listeners to visually experience, interact with, and eventually comment on audio content in podcasts.

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Much of the technology we use in this platform to create the feed of digital content synchronized to the audio content of the podcast is based on the core functionality and product concepts the Company has used historically to provide synchronized digital feeds to over 580 radio stations.

The digital feed introduces a new revenue stream to podcasters, such as synchronized digital advertising while providing end users a new digital content channel that compliments the core audio of the podcast.

All of the content and functionality that is made available within the Podcast Platform, through the Vodacast mobile app, is currently being added to the faidr app, diversifying the podcast offering of faidr and bringing that app up to parity with the major, competing apps like iHeart Radio, TuneIn and Audacy. In addition, new ad-skipping features are also being added to faidr (Q1 2024) which demonstrates the company’s differentiation in the podcasting arena, for both podcasters and consumers.

Business Model and Customer Acquisition Strategy for faidr

The Company has an eight-year plus history of working closely with the broadcast radio industry in the United States to help the industry adapt to both digital advertising and digital media technologies.

The Company announced several broadcast radio partnerships during 2021 in which we performed commercial trials within these markets. Based on the initial results from our commercial trials, the Company believes consumers are drawn to an interruption-free radio experience. We executed a full launch in February 2022 that initially included approximately 4,000 radio stations on the faidr App. The Company has continued to add stations to the faidr App which now presents more than 6,200 AM/FM streams.

Radio stations owned by broadcasters will be economically incentivized to promote faidr to their listeners. We intend to leverage subscription revenue to compensate participating radio broadcasters for promotional support and their increased music streaming fees. We believe that if participating broadcasters can generate increased revenue from their content, they can decrease their on-air advertising load while increasing the price paid for each commercial, as the commercial is more likely to be heard by consumers in a less cluttered advertising environment. In addition, we intend to offer tiered subscriptions to the faidr App where lower priced subscriptions allow a lower level of functionality and control. We believe that our history and existing relationships with broadcast radio will drive customer acquisition for the faidr App.

Our business model is based on creating a pool of subscription revenue across all streaming stations and other content providers utilizing the faidr platform. This subscription pool, excluding direct subscriber acquisition costs and increased music streaming fees, is expected to be shared with radio stations and other content providers, such as podcasters whose episodes are available ad-free, based either on the time each listener spends listening or the amount of plays on faidr. We believe this business model will result in broadcasters and podcasters promoting the listening of their content within faidr, similar to how radio stations are currently using airtime to promote the listening of their stations on Alexa and other smart speaker systems.

Our major podcast differentiators once implemented in faidr, will be marketed to podcasters and podcasting companies with business-to-business strategies that focus on communicating the value proposition and monetization opportunity. The potential to earn new, incremental revenue on the faidr platform, in addition to the other key value propositions of the platform, is expected to organically drive podcasters to promote the platform directly to their listeners. Direct-to-consumer marketing will be done independently by the Company and, in some cases, in partnership with podcasters who leverage their audio content programs to promote to their established audiences. As is the case with other proven marketing strategies, we intend to have our partners benefit from a participative revenue share through faidr podcasting.

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Recent Developments

Mergers and Acquisitions Strategy

We are exploring various merger and acquisition options as part of a broader strategy which aims to scale the business more rapidly; accelerate user adoption and subscriber growth; enter new markets (international); and open new pathways toward raising capital. The overall strategy focuses on three areas: (1) acquiring retained users of a radio-streaming app, (2) bringing our proprietary ad-free products to that userbase to generate significant subscription revenue, and (3) bringing together other differentiated features into the larger audio Superapp platform.

We have performed due diligence on three potential acquisition targets thus far, including a business referred to as RadioFM, and two other targets that are identified as Target #2 and Target #3. Neither the acquisition of Target #2 nor Target #3 are probable of occurring at this time. The following anticipated synergies are based on good faith estimates and are subject to a multitude of risks as set forth under the heading “Risk Factors,” in this Prospectus. There can be no assurance that the potential acquisitions noted below will occur, or if the acquisitions occur, whether the noted synergies will be realized.

RadioFM: This target represents more than 4.6 million global monthly mobile users, being monetized through in-app advertising at a rate of $2.4 million per year. We would acquire the RadioFM asset (the application, though not the company), which operates at a gross margin of approximately 81%. We forecast that if this acquisition is completed, we would integrate our ad-free technology into RadioFM, and we could begin rolling out subscription to 641,100 users and expand the subscription product to the majority of its 4+ million users within 18 months of acquisition. If the acquisition is completed, we estimate the Year one revenue, post-acquisition, could be over $5 million, $3.3 million of that due to the added synergies of our proprietary ad-free technology.

Target #2: This target represents more than 4.8 million global monthly users, distributed across its mobile and desktop products, being monetized through in-app advertising at a rate of approximately $1.4 million per year. We would acquire both Target #2’s assets (the application and desktop website, though not the company), both of which operate at a gross margin of approximately 83%. We forecast that if an acquisition of Target #2’s assets is completed, we would integrate our ad-free technology into the mobile product of this target company, and we could begin rolling out subscription to 887,882 users and expand the subscription product to the majority of its 1+ million users within 18 months of acquisition. If the acquisition is completed, we estimate the Year one revenue, post-acquisition, could be over $2.8 million, with approximately $1.3 million of that due to the added synergies of our proprietary ad-free technology.

Target #3: This target represents superior radio-streaming and music-recording technology that allows our Superapp to accelerate the development of its roadmap while also adding significant engineering resources and valuable infrastructure, including an advanced database of stations and real-time monitoring as well as multi-year search engine optimization efforts to result in a very low cost-per-install of the target’s mobile app. The target company’s flagship product is a suite of audio and video recording software, which generates close to $3 million per year. In addition to differentiated and valuable technology and infrastructure, the target company also boasts an impressive mobile application with more than 200K monthly active users. The Company forecasts that if an acquisition of Target #3 is completed, the mobile app could be monetized with both advertising and a subscription tier in addition to our differentiated ad-free technology which could be integrated 6 months post-acquisition, resulting in an estimated net new revenue of $452,522 in year one, growing to $7.5 million in year two.

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RFM Acquisition

On January 26, 2024, we entered into a Purchase Agreement (the “RFM Purchase Agreement”), pursuant to which we agreed to acquire RadioFM (the “RFM Acquisition”), which is currently a component of both AppSmartz and RadioFM (Partnerships under common control). The aggregate consideration for the RFM Acquisition is $13,000,000 (plus $2,000,000 in contingent consideration if certain post-close milestones are reached), in addition to the assumption of certain liabilities, as may be adjusted pursuant to the terms of the RFM Purchase Agreement.

The consummation of the RFM Acquisition is subject to the proceeds received from this offering, the Company’s ability to acquire additional financing and satisfaction or waiver of customary closing conditions. The RFM Purchase Agreement may be terminated under certain customary and limited circumstances at any time prior to the closing of the RFM Acquisition, including if the proceeds from this offering are insufficient to fund the acquisition.

The RFM Purchase Agreement contains customary representations, warranties, covenants, and post-closing indemnification obligations of the parties thereto.

The foregoing description of the RFM Purchase Agreement is not complete and is qualified in its entirety by reference to the copy of the RFM Purchase Agreement filed as Exhibit 2.1 to the registration statement of which this prospectus forms a part.

Risks Associated with Our Business

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” beginning on page 10 before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition, results of operations and prospects would likely be materially, adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

Going Concern Opinion

Our working capital deficiency, stockholders’ deficit, and recurring losses from operations raise substantial doubt about our ability to continue as a going concern. As a result, our former independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2022 with respect to this uncertainty. Our ability to continue as a going concern will require us to obtain additional funding.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	inclusion of only two years, as compared to three years, of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation;

•	reduced disclosure about executive compensation arrangements; and

•	an exemption from the requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

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We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our February 2021 IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior December 31st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We have taken advantage of the reduced reporting requirements in this prospectus and in the documents incorporated by reference into this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies that are not emerging growth companies.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies.

We are also a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Our Corporate Information

We were originally formed as Clip Interactive, LLC in January 2012, as a limited liability company under the laws of the State of Colorado. Immediately prior to our initial public offering in February 2021, we converted into a Delaware corporation pursuant to a statutory conversion and were renamed Auddia Inc.

Our principal executive offices are located at 2100 Central Ave., Suite 200, Boulder, CO 80301. Our main telephone number is (303) 219-9771. Our internet website is www.auddia.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

Trademarks

The Company also holds the trademark for “AUDDIA” which is used as the corporate brand name, as well as “FAIDR” which is used as the name of the consumer-facing mobile application that delivers the Company’s commercial free radio service. The Company also holds trademarks and is in the process of applying for trademarks for key products and brands. The Company holds the trademark for our product named “PLAZE”, which is a potential commercial-free music streaming product that is a potential future, strategic opportunity of our business.

We have omitted the ® and ™ designations, as applicable, for the trademarks used in this prospectus.

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INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” would” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference in this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our product candidates, research and development, commercialization objectives, prospects, strategies, the industry in which we operate and potential collaborations. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. All forward-looking statements are based upon information available to us on the date of this prospectus.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition, business and prospects may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition, business and prospects are consistent with the forward-looking statements contained in this prospectus, those results may not be indicative of results in subsequent periods.

Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under “Risk Factors” and elsewhere in this prospectus. The factors set forth below under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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THE OFFERING

Securities Offered by the Selling Securityholder	This prospectus covers the resale of a total of up to 52,631,578 shares of our common stock that we may sell to White Lion pursuant to the Purchase Agreement from time to time after the registration statement that includes this prospectus is declared effective.

Common Stock Outstanding Prior to this Offering	19,946,296 shares

Common Stock to be Outstanding After this Offering	Up to 72,577,874 shares

Use of Proceeds

The Selling Securityholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the Selling Securityholder. However, we may receive proceeds of up to $10.0 million from the sale of our common stock to the Selling Securityholder under the Purchase Agreement described above. Any proceeds from the Selling Securityholder that we receive under the Purchase Agreement are expected to be used for general corporate purposes, including working capital. See “Use of Proceeds” on page 31 of this prospectus.

Nasdaq Capital Market Symbols	Common Stock “AUUD”. Series A Warrants “AUUDW”.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

The number of shares outstanding after this offering is based on 19,946,296 shares of our common stock outstanding as of January 28, 2024, and excludes:

•	246,589 shares of our common stock reserved for issuance under outstanding stock options granted under our 2013 Equity Incentive Plan,
•	275,250 shares of our common stock reserved for issuance under outstanding restricted stock units granted under our 2020 Equity Incentive Plan,
•	1,551,580 shares of our common stock reserved for issuance under outstanding stock options granted under our 2020 Equity Incentive Plan,
•	494,504 shares of our common stock reserved for future grant under our 2020 Equity Incentive Plan,
•	336,250 shares of our common stock reserved for issuance under outstanding stock options and outstanding RSUs granted as employment inducement awards to three of our former and current executives outside of our 2013 and 2020 Equity Incentive Plans,
•	1,603,855 shares of common stock reserved for issuance upon the exercise of outstanding common stock warrants,
•	3,498,898 shares of common stock reserved for issuance upon the exercise of our publicly traded outstanding Series A Warrants, and
•	319,346 shares of common stock reserved for issuance upon the exercise of an outstanding IPO underwriter representative common stock warrant.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our financial statements and the related notes, before deciding to invest in our securities. The risks and uncertainties described below are not the only ones we face. Other sections of this prospectus may include additional factors which could adversely affect our business, results of operations and financial performance. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks actually occurs, our business, financial condition, results of operations and prospects could be materially and adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Securityholder, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to the Selling Securityholder at any time throughout the term of the Purchase Agreement. It is anticipated that shares offered to the Selling Securityholder in this offering will be sold over a period until December 31, 2024, at the latest. The number of shares ultimately offered for sale to the Selling Securityholder under this prospectus is dependent upon the number of shares we elect to sell to Selling Securityholder under the Purchase Agreement. The actual number of shares of common stock that are sold to the Selling Securityholder may depend based on a number of factors, including the market price of our common stock during the sales period. Actual gross proceeds may be less than $10.0 million, which may impact our future liquidity. Because the price per share of each share sold to the Selling Securityholder will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales, if any.

Investors who buy shares in this offering at different times will likely pay different prices.

Investors who purchase shares of common stock in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. In connection with the White Lion Transaction, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares of common stock sold to White Lion. Similarly, may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of sales made by us in future transactions to White Lion at prices lower than the prices they paid.

The issuance of common stock to the Selling Securityholder may cause substantial dilution to our existing shareholders, and the sale of such shares acquired by the Selling Securityholder could cause the price of our common stock to decline.

We are registering for resale by the Selling Securityholder up to 52,631,578 shares of common stock. The Selling Securityholder may ultimately purchase all, some or none of the shares of common stock that are the subject of this prospectus. After the Selling Securityholder has acquired shares under the Purchase Agreement, it may sell all, some or none of those shares. Sales to the Selling Securityholder by us pursuant to the Purchase Agreement under this prospectus may result in substantial dilution to the interests of other holders of our common stock.

The sale of a substantial number of shares to the Selling Securityholder in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. The number of shares of our common stock ultimately offered for resale by the Selling Securityholder under this prospectus is dependent upon the number of shares of common stock issued to the Selling Securityholder pursuant to the Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the issuance of shares to the Selling Securityholder may cause the trading price of our common stock to decline.

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We have broad discretion in the use of the net proceeds we receive from the sale of shares to the Selling Securityholder and may not use them effectively.

Our management will have broad discretion in the application of the proceeds we receive from the Selling Securityholder, if any, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether our management is using the proceeds appropriately. Because of the number and variability of factors that will determine our use of our proceeds from the Selling Securityholder, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest the proceeds from the Selling Securityholder in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders.

Risks related to the acquisition

While we have entered into a purchase agreement with RadioFM for its acquisition, we cannot assure you that the acquisition will be consummated or, that if such acquisition is consummated, it will be accretive to stockholder value.

On January 26, 2024, we entered into a purchase agreement with RadioFM pursuant to which we agreed to acquire RadioFM, which is currently a component of both AppSmartz and RadioFM (Partnerships under common control). However, the purchase agreement is subject to us obtaining the acquisition financing necessary to consummate the acquisition. Therefore, there is no guarantee that the transaction will be completed, or that if the transaction is completed it will result in additional value to our stockholders.

The announcement and pendency of our acquisition of RadioFM may have an adverse effect on our business, financial condition, operating results and cash flows.

In January 26, 2024, we entered into a purchase agreement with RadioFM pursuant to which we agreed to acquire RadioFM, which is currently a component of both AppSmartz and RadioFM (Partnerships under common control), subject to the conditions set forth therein (the “RFM Acquisition”). We have devoted, and will continue to devote, significant management and other internal resources towards the execution of the RFM Acquisition and planning for integration. Execution of the RFM Acquisition is subject to conditions beyond our control that may prevent, delay or otherwise adversely affect its execution in a material way. The failure to execute the RFM Acquisition in a timely manner or at all could negatively impact the market price of our common stock. Furthermore, if the RFM Acquisition is significantly delayed or not completed, we may suffer other consequences that could adversely affect our business, results of operations and stock price, including the following:

•	we would have incurred significant costs in connection with the RFM Acquisition that we may be unable to recover;

•	we may be subject to negative publicity or be negatively perceived by the investment or business communities;

•	we may be subject to legal proceedings related to the RFM Acquisition;

•	any disruptions to our business resulting from the announcement and pendency of the RFM Acquisition, including any adverse changes in our relationships with our customers, suppliers, other business partners and employees, may continue or intensify in the event the RFM Acquisition is not consummated; and

•	we may not be able to take advantage of alternative business opportunities or effectively respond to competitive pressures.

There can be no assurance that our business, financial condition, operating results and cash flows will not be adversely affected, as compared to prior to the announcement of the RFM Acquisition, if the RFM Acquisition is not consummated.

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Our ability to realize the benefits from the acquisition of RadioFM is substantially dependent on the cost savings resulting from the timely and effective integration of the operations of Auddia and RadioFM.

Our ability to realize the benefits from the acquisition of RadioFM is substantially dependent on the cost savings resulting from the timely and effective integration of the operations Auddia and RadioFM. The process of integrating the operations of Auddia and RadioFM could encounter unexpected costs and delays, which include: the loss of key personnel; the loss of key customers; the loss of key suppliers; and unanticipated issues in integrating sales, marketing and administrative functions. If we are unable to timely and effectively integrate the operations of Auddia and RadioFM, our costs could be adversely affected, and our business could suffer. Further, even if the integration is timely and effective, we may never realize the cost savings expected from the integration of the operations of our two companies.

Risks related to the COVID-19 pandemic

Public health officials have recommended and mandated precautions to mitigate the spread of COVID-19. Our research and development and our entire business may be adversely impacted by actions taken to contain or treat the impact of COVID-19, and the extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted. The COVID-19 pandemic has adversely impacted economic activity and conditions worldwide. Although our business has not been adversely impacted by the COVID-19 pandemic to date, the Company cannot predict with certainty the full extent the COVID-19 pandemic will have on our business including macroeconomic conditions and customer demand for our products in the future.

Risks related to our financial position and need for additional capital

Our auditors of our December 31, 2022 financial statements have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

Our past working capital deficiency, stockholders’ deficit and recurring losses from operations raised substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2022 with respect to this uncertainty. Our existing cash of $2.2 million at September 30, 2023 will only be sufficient to fund our current operating plans into February 2024. The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

We have incurred significant net losses since inception and anticipate that we will continue to incur net losses for the foreseeable future and may never achieve or maintain profitability.

Since inception, we have incurred significant net losses. We expect to continue to incur net losses in the near term. Our net losses were $6,897,446 and $13,478,069 for the years ended December 31, 2022, and 2021, respectively. For the year ended December 31, 2022, our cash used in operations was $4,752,750. At December 31, 2022, we had cash and equivalents on hand of $1,661,434. To date, we have devoted our efforts towards securing financing, building, and evolving our technology platform, marketing our mobile app product for radio stations as well as initiating our marketing efforts for our music player. We expect to continue to incur significant expenses and operating losses for the foreseeable future. We anticipate that our expenses will increase substantially if, and as, we:

•	incur costs related to the national launch of our faidr App and as we continue obtaining market acceptance;
•	recruit and retain podcasters and content creators to faidr and retaining listeners on the platform;
•	continue to develop and improve our technology;
•	effectively addressing any competing technological and market developments;
•	add operational, business development & marketing personnel; and
•	incur legal expenses related to avoiding and defending against intellectual property infringement, misappropriation and other claims.

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To become profitable, we must develop and eventually commercialize the faidr product or the Vodacast platform, with significant market potential. This will require us to be successful in a range of challenging activities, and our expenses will increase substantially as we acquire and retain users. We may never succeed in any or all of these activities and, even if we do, we may never generate revenue that is significant or large enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, develop new products, expand our business or continue our operations. A decline in the value of our Company also could cause stockholders to lose all or part of their investment.

We will need additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We expect our expenses to increase in connection with our ongoing activities, particularly as we continue to invest in sales, marketing and engineering resources and bring our products to market. Furthermore, we continue to incur additional costs associated with operating as a public company. Our existing cash of $2.2 million at September 30, 2023 will only be sufficient to fund our current operating plans into February 2024. The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

Building and scaling technology products is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary user experience required to obtain market acceptance and achieve meaningful product sales. In addition, our product candidates, once developed, may not achieve commercial success. The majority of revenue will be derived from or based on sales of software products that may not be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies and product candidates.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of existing stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, or our other product candidates, or grant licenses on terms unfavorable to us.

We have generated historical revenue from our mobile app platform for radio stations, but future revenue growth is dependent on new software services.

Our ability to generate revenue from product sales and achieve profitability depends on our ability to successfully complete the development and commercialization of future software products. Our ability to generate meaningful revenue from product sales depends heavily on our success in:

•	obtaining market acceptance;
•	effectively addressing any competing technological and market developments;
•	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter and performing our obligations under such arrangements;
•	maintaining, protecting, enforcing, and expanding our portfolio of intellectual property rights, including patents, trademarks, trade secrets and know-how;
•	avoiding and defending against intellectual property infringement, misappropriation and other claims;
•	implementing additional internal systems and infrastructure, as needed; and
•	attracting, hiring and retaining qualified personnel.

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Our limited operating history of our current business plan may make it difficult for investors to evaluate the success of our business to date and to assess our future viability.

We are an early-stage company founded in 2012, with a limited operating history that has recently changed its business plan to develop and sell our new and potential products. There can be no assurance that any of our future products and services will be successfully developed, protected from competition by others, or marketed successfully. Accordingly, there can be no assurance that we will ever have positive net earnings.

We have identified material weaknesses in our internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately or timely report our financial condition or results of operations, which could have a material adverse effect on our business and securities prices.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. Management is working to remediate our current material weaknesses and prevent potential future material weaknesses by hiring additional qualified accounting and financial reporting personnel, and further reviewing and enhancing our accounting processes. We may not be able to fully remediate any future material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time. If we are not able to maintain effective internal control over financial reporting, our financial statements and related disclosures may be inaccurate, which could have a material adverse effect on our business and our securities prices.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our controls over financial reporting. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on the effectiveness of our internal control over financial reporting, provided that our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC following the later of the date we are deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or the date we are no longer an emerging growth company, as defined in the JOBS Act. We could be an emerging growth company for up to five years.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our business.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. The rapid growth of our operations and the completed IPO has created a need for additional resources within the accounting and finance functions due to the increasing need to produce timely financial information and to ensure the level of segregation of duties customary for a U.S. public company. We continue to reassess the sufficiency of finance personnel in response to these increasing demands and expectations.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our company will have been detected.

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We expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act. We cannot be certain that the actions we will be taking to improve our internal controls over financial reporting will be sufficient, or that we will be able to implement our planned processes and procedures in a timely manner. In addition, if we are unable to produce accurate financial statements on a timely basis, investors could lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.

Risks related to the development of our products

Our subscription revenue margins and our freedom to operate our faidr radio platform rely on continuity of the established music licensing framework.

Present music licensing costs and general rights to play music are determined by an established statutory rate framework which could change in the future. Changes in licensing costs and general rights to play music content could impact our direct costs for content or even prohibit access to content that is fundamental to the platform. Changes could adversely impact our cost to operate the platform and/or our rights to deliver content to end users.

Our faidr platform will rely on the established “personal use exemption” which allows individuals to record content for time-shifting purposes.

The faidr platform will allow consumers to access broadcast audio content “live,” in real-time with a slight delay, and also enables consumers to buffer audio content on the user’s device for delayed playback, that can take advantage of the App’s intelligent listening capabilities. We believe that the limited buffering provided for within the faidr App is lawful and falls within the United States Supreme Court’s ruling allowing consumers the right to time shift programming for later consumption. The faidr App only permits buffering on the user’s mobile device in a manner that does not permit librarying of content by the consumer and no right to offload content from the faidr App to another device, other than through the exploitation of the “analog hole” (e.g., allowing another device to record audio while it is playing through the faidr App). While we believe that the functionality of the faidr App is protected under current law, there is a risk that one or more aspects of the faidr App may be found to violate the rights of third parties. If it is determined that we are not permitted to give consumers the right to buffer content locally and also control their listener experience by receiving alternative programming to what is included in an AM/FM station’s transmission, certain features of the faidr App may have to be disabled or discontinued, the costs to the Company for access to content could increase significantly, and result in an increase in the consumer price of the App, thus making the faidr App less desirable in the marketplace.

If we are unable to obtain and maintain patent protection for our products and product candidates, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products and product candidates similar or identical to ours, and our ability to successfully commercialize our products and product candidates may be adversely affected.

Our commercial success will depend, in part, on our ability to obtain and maintain patent protection in the United States and other countries with respect to our products and product candidates. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our products and product candidates that are important to our business.

We cannot be certain that additional patents will be issued or granted with respect to applications that are currently pending or that we may apply for in the future with respect to one or more of our products and product candidates, or that issued or granted patents will not later be found to be invalid and/or unenforceable.

The patent prosecution process is expensive and time-consuming. We may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, collaboration partners, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

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Real or perceived errors, failures or bugs in our platform or products could materially and adversely affect our operating results and growth prospects.

The software underlying our platform and products is highly technical and complex. Our software has previously contained, and may now or in the future contain, undetected errors, bugs or vulnerabilities. In addition, errors, failures and bugs may be contained in open source software utilized in building and operating our products or may result from errors in the deployment or configuration of open source software. Some errors in our software may only be discovered after the software has been deployed or may never be generally known. Any errors, bugs or vulnerabilities discovered in our software after it has been deployed, or never generally discovered, could result in interruptions in platform availability, product malfunctioning or data breaches, and thereby result in damage to our reputation, adverse effects upon customers and users, loss of customers and relationships with third parties, including social media networks, loss of revenue or liability for damages. In some instances, we may not be able to identify the cause or causes of these problems or risks within an acceptable period of time.

Risks related to our business operations

Our recently announced growth strategy includes seeking acquisitions of other companies or assets in our industry sector. We may not be successful in identifying, making and integrating business or asset acquisitions, if any, in the future.

As announced in April 2023, we anticipate that a component of our growth strategy may be to make strategically focused acquisitions of businesses or assets. Pursuit of this strategy may be restricted by the on-going volatility and uncertainty within the capital markets which may significantly limit the availability of funds for such acquisitions. Our ability to use shares of our common stock in an acquisition transaction may be adversely affected by the volatility in the price of our common stock and by the potential requirement of shareholder approval under applicable Nasdaq listing rules.

In addition to restricted funding availability, the success of our recently announced strategy will depend on our ability to identify suitable acquisition candidates and to negotiate acceptable financial and other terms. There is no assurance that we will be able to do so. The success of an acquisition also depends on our ability to perform adequate due diligence before the acquisition and on our ability to integrate the acquisition after it is completed. While we intend to commit significant resources to ensure that we conduct comprehensive due diligence, there can be no assurance that all potential risks and liabilities will be identified in connection with an acquisition. Similarly, while we expect to commit substantial resources, including management time and effort, to integrating acquired businesses into ours, there is no assurance that we will be successful in integrating these businesses. If we fail in performing adequate due diligence or in successfully integrating acquired businesses, our future operations would be negatively impacted.

Our future success depends on our ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

We are highly dependent on members of our executive team; the loss of whose services may adversely impact the achievement of our objectives. While we have entered into employment agreements with certain of our executive officers, any of them could leave our employment at any time. We currently do not have “key person” insurance on any of our employees. The loss of the services of one or more of our current employees might impede the achievement of our research, development and commercialization objectives.

Recruiting and retaining other qualified employees, consultants and advisors for our business, including scientific and technical personnel, will also be critical to our success. Competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous technology companies for individuals with similar skill sets. The inability to recruit, or loss of services of certain executives, key employees, consultants or advisors, may impede the progress of our product development and commercialization objectives.

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If we are unable to manage expected growth in the scale and complexity of our operations, our performance may suffer.

If we are successful in executing our business strategy, we will need to expand our managerial, operational, financial and other systems and resources to manage our operations, continue our technology development activities and, in the longer term, scale a commercial infrastructure to support our product roll out and end user projections. Future growth would impose significant added responsibilities on members of management. It is likely that our management, finance, sales, marketing and engineering systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and future product commercialization requires that we continue to develop more robust business processes and improve our systems and procedures in each of these areas and to attract and retain sufficient numbers of talented employees. We may be unable to successfully implement these tasks on a larger scale and, accordingly, may not achieve our product development and growth goals.

Any cybersecurity-related attack, significant data breach or disruption of the information technology systems or networks on which we rely could negatively affect our business.

Our operations rely on information technology systems for the use, storage and transmission of sensitive and confidential information with respect to our customers, our customers’ consumers or other social media audiences, the third-party technology platforms of other parties and our employees. A malicious cybersecurity-related attack, intrusion or disruption by either an internal or external source or other breach of the systems on which our platform and products operate, and on which our employees conduct business, could lead to unauthorized access to, use of, loss of or unauthorized disclosure of sensitive and confidential information, disruption of our services, and resulting regulatory enforcement actions, litigation, indemnity obligations and other possible liabilities, as well as negative publicity, which could damage our reputation, impair sales and harm our business. Cyberattacks and other malicious internet-based activity continue to increase, and cloud-based platform providers of products and services have been and are expected to continue to be targeted. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), phishing, employee theft or misuse and denial-of-service attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). Despite efforts to create security barriers to such threats, it is not feasible, as a practical matter, for us to entirely mitigate these risks. If our security measures are compromised as a result of third-party action, employee, customer, or user error, malfeasance, stolen or fraudulently obtained log-in credentials or otherwise, our reputation would be damaged, our data, information or intellectual property, or those of our customers, may be destroyed, stolen or otherwise compromised, our business may be harmed and we could incur significant liability. We have not always been able in the past and may be unable in the future to anticipate or prevent techniques used to obtain unauthorized access to or compromise of our systems because they change frequently and are generally not detected until after an incident has occurred. We also cannot be certain that we will be able to prevent vulnerabilities in our software or address vulnerabilities that we may become aware of in the future. Further, as we rely on third-party cloud infrastructure, we depend in part on third party security measures to protect against unauthorized access, cyberattacks and the mishandling of data and information. Any cybersecurity event, including any vulnerability in our software, cyberattack, intrusion or disruption, could result in significant increases in costs, including costs for remediating the effects of such an event, lost revenue due to network downtime, and a decrease in customer and user trust, increases in insurance premiums due to cybersecurity incidents, increased costs to address cybersecurity issues and attempts to prevent future incidents, and harm to our business and our reputation because of any such incident.

There can be no assurance that any limitation of liability provisions in our technical and/or subscription agreements would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any claim related to a cybersecurity incident. We also cannot be sure that our existing general liability insurance coverage and coverage for cyber liability or errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, would harm our business.

Many governments have enacted laws requiring companies to provide notice of data security incidents involving certain types of personal data. In addition, some of our customers require us to notify them of data security breaches. Security compromises experienced by our competitors, by our customers or by us may lead to public disclosures, which may lead to widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could harm our reputation, erode confidence in the effectiveness of our security measures, negatively affect our ability to attract new customers, encourage consumers to restrict the sharing of their personal data with our customers or the social media networks, cause existing customers to elect not to renew their subscriptions or subject us to third-party lawsuits, regulatory fines or other action or liability, which could harm our business.

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Changing regulations and increased awareness relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and harm our brand.

We receive, store and otherwise process personal information and other data from and about our customers and our employees. We also receive personal information and other data about our customers’ consumers or other social media audiences. There are numerous federal, state, local and international laws and regulations regarding privacy, data protection, information security and the storing, sharing, use, processing, transfer, disclosure, retention and protection of personal information and other content, the scope of which is rapidly changing, subject to differing interpretations and may be inconsistent among countries and states, or conflict with other rules. We are also subject to the terms of our privacy policies and contractual obligations to third parties related to privacy, data protection and information security. We strive to comply with applicable laws, regulations, policies and other legal obligations relating to privacy, data protection and information security. However, the regulatory framework for privacy, data protection and information security worldwide is, and is likely to remain, uncertain for the foreseeable future, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices.

We also expect that there will continue to be new laws, regulations and industry standards concerning privacy, data protection and information security proposed and enacted in various jurisdictions. The United States, the European Union (“EU”), and other countries in which we currently or may operate are increasingly adopting or revising privacy, copyright, information security and data protection laws and regulations that could have a significant impact on our current and planned privacy, data protection and information security-related practices, our collection, use, sharing, retention and safeguarding of customer, consumer and/or employee information, as well as any other third-party information we receive, and some of our current or planned business activities. New and changing laws, regulations, and industry standards concerning privacy, data protection and information security may also impact the social media platforms and data providers we utilize, and thereby indirectly impact our business. In the United States, this includes increased privacy-related regulations and enforcement activity at both the federal level and state levels that impose requirements on the personal information we collect in the course of our business activities. In the EU, this includes the General Data Protection Regulation (“GDPR”), which came into effect in May 2018. While we have taken measures to comply with applicable requirements contained in the GDPR, we may need to continue to make adjustments as more clarification and guidance on the requirements of the GDPR and how to comply with such requirements becomes available. Further, following a referendum in June 2016 in which voters in the United Kingdom approved an exit from the EU, the United Kingdom government has initiated a process to leave the EU, known as Brexit. Brexit has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, although the United Kingdom enacted a Data Protection Act in May 2018 that is designed to be consistent with the GDPR, uncertainty remains regarding how data transfers to and from the United Kingdom will be regulated. Additionally, although we have self-certified under the U.S.-EU and U.S.-Swiss Privacy Shield Frameworks with regard to our transfer of certain personal data from the EU and Switzerland to the United States, some regulatory uncertainty remains surrounding the future of data transfers from the EU and Switzerland to the United States, and we are monitoring regulatory developments in this area. California also recently enacted legislation, the California Consumer Privacy Act of 2018, (the “CCPA”), that will afford consumers expanded privacy protections and control over the collection, use and sharing of their personal information when it goes into effect on January 1, 2020. The CCPA was recently amended, and it is possible that it will be amended again before it goes into effect. The potential effects of this legislation are far-reaching and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply. For example, the CCPA gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation.

With laws and regulations such as the GDPR in the EU and the CCPA in the United States imposing new and relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other laws and regulations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices, and may incur significant costs and expenses in an effort to do so. For example, the increased consumer control over the sharing of their personal information afforded by CCPA may affect our customers’ ability to share such personal information with us or may require us to delete or remove consumer information from our records or data sets, which may create considerable costs for our organization. In addition, any failure or perceived failure by us to comply with our privacy policies, our privacy-, data protection- or information security-related obligations to customers, users or other third parties or any of our other legal obligations relating to privacy, data protection or information security may result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others, and could result in significant liability, loss of relationships with key third parties including social media networks and other data providers, or cause our users to lose trust in us, which could have an adverse effect on our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our platform.

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Additionally, if the third parties we work with, such as vendors or developers, violate applicable laws or regulations or our policies, such violations may also put our customers’ and their users’ and consumers’ or other social media audiences’ content at risk and could in turn have an adverse effect on our business. Any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security or disclosure of such content, or regarding the manner in which the express or implied consent of such persons for the collection, use, retention or disclosure of such content is obtained, could increase our costs and require us to modify our services and features, possibly in a material manner, which we may be unable to complete and may limit our ability to store and process user data or develop new services and features. All of these implications could adversely affect our revenue, results of operations, business and financial condition.

We may also face different obligations in foreign jurisdictions when providing access to AM/FM radio station simulcasts through the faidr App. In the United States, we will generally not be liable for monetary damages for copyright infringement arising from a radio station’s transmissions made accessible through the faidr App even if the owner of the station has failed to obtain all necessary licenses to simulcast music over the Internet. In the UK and the EU, the laws differ from those in the United States for companies that operate directory services and we may either have to disable access to stations that have failed to obtain the necessary licenses for accessibility through the faidr App in different jurisdictions or obtain licenses to cover the communications to the public made by such stations and accessed through the faidr App. The costs for such licenses could be excessive and negatively impact our business, operations and financial condition.

Our business depends on a strong brand, and if we are not able to develop, maintain and enhance our brand, our business and operating results may be harmed. Moreover, our brand and reputation could be harmed if we were to experience significant negative publicity.

We believe that developing, maintaining and enhancing our brand is critical to achieving widespread acceptance of our platform and products, attracting new customers, retaining existing customers, persuading existing customers to adopt additional products and use-cases, and hiring and retaining our employees. We believe that the importance of our brand will increase as competition in our market further intensifies. Successful promotion of our brand will depend on a number of factors, including the effectiveness of our marketing efforts, including thought leadership, our ability to provide a high-quality, reliable and cost-effective platform, the perceived value of our platform and products and our ability to provide quality customer success and support experience. Brand promotion activities require us to make substantial expenditures. To date, we have made significant investments in the promotion of our brand. The promotion of our brand, however, may not generate customer awareness or increase revenue, and any increase in revenue may not offset the expenses we incur in building and maintaining our brand.

We operate in a public-facing industry in which every aspect of our business is impacted by social media. Negative publicity, whether or not justified, can spread rapidly through social media. To the extent that we are unable to respond timely and appropriately to negative publicity, our reputation and brand could be harmed. Moreover, even if we are able to respond in a timely and appropriate manner, we cannot predict how negative publicity may affect our reputation and business. We and our employees also use social media to communicate externally. There is risk that the use of social media by us or our employees to communicate about our business may give rise to liability or result in public exposure of personal information of our employees or customers, each of which could affect our revenue, business, results of operations and financial condition.

Enacted and future legislation may increase the difficulty and cost for us to commercialize our product candidates and may affect the prices we may set.

Our business and financial prospects could be affected by changes in laws, regulations, and policies in the United States and abroad. We operate in a highly regulated industry and new laws or judicial decisions, or new interpretations of existing laws or decisions, including those related to copyright, and the amount of payment for content rights could negatively impact our business, operations and financial condition.

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We may be subject to litigation, disputes or regulatory inquiries for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively affect our business.

From time to time, we may be involved in litigation, disputes or regulatory inquiries that arise in the ordinary course of business. These may include claims, lawsuits and proceedings involving labor, and employment, wage and hour, commercial, alleged securities law violations or other investor claims, claims for trademark or copyright infringement and other matters. We expect that the number and significance of these potential disputes may increase as our business expands, our company grows larger and more users listen to streaming audio through our faidr App. While our agreements with customers limit our liability for damages arising from our platform, we cannot assure you that these contractual provisions will protect us from liability for damages in the event we are sued or protect us from claims against third parties with whom we do not have agreements. Radio station owners may object to our providing access to their simulcast streams through the faidr App in a manner that gives the consumer the ability to control whether the consumer listens to audio advertisements included in the station’s transmissions. The copyright owners of musical works and sound recordings may object to our providing users with the ability to buffer audio content for time shifting purposes. Although we carry general liability insurance coverage, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, adversely affect our reputation and result in the diversion of significant operational resources. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our revenue, business, brand, results of operations and financial condition.

Risks related to our intellectual property

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems such as power disruptions, computer viruses, cyberattack, data security breaches or terrorism.

A significant natural disaster, such as an earthquake, fire or a flood, occurring where a business partner is located could adversely affect our business, results of operations and financial condition. Further, if a natural disaster or man-made problem were to affect our network service providers or Internet service providers, this could adversely affect the ability of our customers to use our products and platform. In addition, natural disasters and acts of terrorism could cause disruptions in our or our customers’ businesses, national economies, or the world economy. We also rely on our network and third-party infrastructure and enterprise applications and internal technology systems for our engineering, sales and marketing and operations activities. If a major disruption is caused by a natural disaster or man-made problem, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities, lengthy interruptions in service, breaches of data security and loss of critical data, any of which could adversely affect our business, results of operations and financial condition.

Any failure to protect our intellectual property rights could impair our business.

Our success and ability to compete depend in part upon our intellectual property. We attempt to protect our intellectual property rights, both in the United States and in foreign countries, through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. However, the steps we take to protect our intellectual property rights may be inadequate. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

We have applied for patent protection in the United States relating to certain existing and proposed systems, methods and processes. We cannot assure that any of our patent applications will result in an issued patent. Any patent(s) we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Further, we cannot assure you that competitors will not infringe our patent(s), or that we will have adequate resources to enforce our patent(s).

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We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we have entered into confidentiality agreements with most of our employees and consultants. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, our business, financial condition and results of operations could be harmed.

We rely on our trademarks, service marks, trade names, and brand names to distinguish our products and services from the products and services of our competitors and have registered or applied to register many of these trademarks in the United States and other jurisdictions. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks, or use and register confusingly similar trademarks in these or other jurisdictions. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products and services, which could result in loss of brand recognition, and could require us to devote resources advertising and marketing new brands. Further, we cannot assure you that third parties will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.

Although we rely on copyright laws to protect the works of authorship (including software) created by us, we do not register the copyrights in any of our copyrightable works. Copyrights of U.S. origin must be registered before the copyright owner may bring an infringement suit in the United States. Furthermore, if a copyright of U.S. origin is not registered within three months of publication of the underlying work, the copyright owner is precluded from seeking statutory damages or attorney’s fees in any United States enforcement action and is limited to seeking actual damages and lost profits. Accordingly, if one of our unregistered copyrights of U.S. origin is infringed by a third party, we will need to register the copyright before we can file an infringement suit in the United States, and our remedies in any such infringement suit may be limited.

In order to protect our intellectual property, we may be required to spend significant resources to monitor and protect our rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our brand and adversely affect our business.

If third parties claim that we infringe upon or otherwise violate their intellectual property rights, our business could be adversely affected.

We face the risk of claims that we have infringed or otherwise violated third parties’ intellectual property rights. There is considerable patent and other intellectual property development activity in our industry. Our future success depends in part on not infringing upon or otherwise violating the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or otherwise violating their intellectual property rights, and we may be found to be infringing upon or otherwise violating such rights. We may be unaware of the intellectual property rights of others that may cover some or all of our technology or conflict with our trademark rights. Any claims of intellectual property infringement or other intellectual property violations, even those without merit, could:

•	be expensive and time consuming to defend;
•	cause us to cease making, licensing or using our platform or products that incorporate the challenged intellectual property;
•	require us to modify, redesign, reengineer or rebrand our platform or products, if feasible;
•	divert management’s attention and resources; and/or
•	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly settlement agreements, or prevent us from offering our platform or products, any of which could have a negative impact on our operating profits and harm our future prospects. We may also be obligated to indemnify our customers or business partners in connection with any such litigation and to obtain licenses, modify our platform or products, or refund subscription fees, which could further exhaust our resources. Such disputes could also disrupt our platform or products, adversely affecting our customer satisfaction and ability to attract customers.

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Our use of “open source” software could negatively affect our ability to offer and sell access to our platform and products and subject us to possible litigation.

We use open source software in our platform and products and expect to continue to use open source software in the future. There are uncertainties regarding the proper interpretation of and compliance with open source licenses, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to use such open source software, and consequently to provide or distribute our platform and products. Although use of open source software has historically been free, recently several open source providers have begun to charge license fees for use of their software. If our current open source providers were to begin to charge for these licenses or increase their license fees significantly, this would increase our research and development costs and have a negative impact on our results of operations and financial condition.

Additionally, we may from time-to-time face claims from third parties claiming ownership of, or seeking to enforce the terms of, an open source license, including by demanding release of source code for the open source software, derivative works or our proprietary source code that was developed using or that is distributed with such open source software. These claims could also result in litigation and could require us to make our proprietary software source code freely available or require us to devote additional research and development resources to change our platform or incur additional costs and expenses, any of which could result in reputational harm and would have a negative effect on our business and operating results. In addition, if the license terms for the open source software we utilize change, we may be forced to reengineer our platform or incur additional costs to comply with the changed license terms or to replace the affected open source software. Further, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software or indemnification for third party infringement claims. Although we have implemented policies to regulate the use and incorporation of open source software into our platform and products, we cannot be certain that we have not incorporated open source software in our platform and products in a manner that is inconsistent with such policies.

In addition, any intellectual property litigation to which we become a party may require us to do one or more of the following:

•	cease selling, licensing, or using products or features that incorporate the intellectual property rights that we allegedly infringe, misappropriate, or violate;
•	make substantial payments for legal fees, settlement payments, or other costs or damages, including indemnification of third parties;
•	obtain a license or enter into a royalty agreement, either of which may not be available on reasonable terms or at all, in order to obtain the right to sell or use the relevant intellectual property; or
•	redesign the allegedly infringing products to avoid infringement, misappropriation, or violation, which could be costly, time-consuming, or impossible.

Intellectual property litigation is typically complex, time consuming, and expensive to resolve and would divert the time and attention of our management and technical personnel. It may also result in adverse publicity, which could harm our reputation and ability to attract or retain customers. As we grow, we may experience a heightened risk of allegations of intellectual property infringement. An adverse result in any litigation claims against us could have a material adverse effect on our business, financial condition, and results of operations.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.

Our agreements with customers and other third parties may include indemnification or other provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by us to property or persons, or other liabilities relating to or arising from our platform, products or other acts or omissions. The term of these contractual provisions often survives termination or expiration of the applicable agreement. Large indemnity payments or damage claims from contractual breach could harm our business, operating results and financial condition.

From time to time, customers may require us to indemnify or otherwise be liable to them for breach of confidentiality or failure to implement adequate security measures with respect to their data stored, transmitted or processed by our employees, platform or products. Although we normally contractually limit our liability with respect to such obligations, we may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other current and prospective customers, reduce demand for our platform or products, and harm our revenue, business and operating results.

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Risks related to ownership of our common stock

We are not currently in compliance with the minimum bid price rule or the minimum stockholders’ equity rule of the Nasdaq Capital Market and a delisting could limit the liquidity of our stock, increase its volatility and hinder our ability to raise capital.

On April 24, 2023, we received a written notice (the “Bid Price Notice”) from Nasdaq indicating that we are not in compliance with the $1.00 Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market (the “Bid Price Requirement”). The Bid Price Notice does not result in the immediate delisting of our common stock from the Nasdaq Capital Market.

The Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share and, based upon the closing bid price of our common stock for the 30 consecutive business days for the period ended April 24, 2023, we no longer meet this requirement.

The Bid Price Notice indicated that we will be provided 180 calendar days in which to regain compliance. If at any time during this 180 calendar day period the bid price of our common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, the Nasdaq staff (the “Staff”) will provide us with a written confirmation of compliance and the matter will be closed.

On October 24, 2023, we received a written notice from the Nasdaq staff indicating that we had not regained compliance with the Bid Price Requirement and was not eligible for the additional 180 calendar day compliance period. As a result, the Nasdaq staff determined to delist our common stock from Nasdaq, unless we timely request an appeal of the staff’s determination to the Panel, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series.

We requested a hearing before the Panel to appeal the delisting notice from the staff. The Company’s hearing with the Panel occurred on January 18, 2024. A decision from the Panel is expected within 30 days or less from the hearing date. While the appeal process is pending, the suspension of trading of our common stock will be stayed. Our common stock will continue to trade on Nasdaq until the hearing process concludes and the Panel issues a written decision.

On November 21, 2023, we received a written notice (the “Stockholder Equity Notice”) from Nasdaq indicating that we are not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Stock Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing. In our quarterly report on Form 10-Q filed November 14, 203 for the period ended September 30, 2023, we reported stockholders’ equity of $2,415,012, and, as a result, do not currently satisfy Listing Rule 5550(b)(1)(the “Stockholders’ Equity Requirement”).

The Company addressed its plans to regain compliance with the Stockholder’s Equity Requirement at the hearing on January 18, 2024.

We intend to consider all options to regain and maintain compliance with all Nasdaq continued listing requirements. There can be no assurance that a favorable decision will be obtained from the Panel.

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If our common stock is delisted by Nasdaq, our common stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets. Upon any such delisting, our common stock would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit the ability of shareholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock, and there can be no assurance that our common stock will be eligible for trading or quotation on any alternative exchanges or markets.

Delisting from Nasdaq could adversely affect our ability to raise additional financing through public or private sales of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

Our executive officers, directors, and principal stockholders will maintain the ability to control all matters submitted to our stockholders for approval.

Our executive officers, directors and stockholders who owned more than 5% of our outstanding common stock will, in the aggregate, beneficially own common shares representing approximately 25.8% of our outstanding common stock as of September 30, 2023. As a result, if these stockholders were to act together, they would most likely be able to control most or all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they act together, they would likely control the election of directors and approval of any merger, consolidation, or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire or result in management of our company with which our public stockholders disagree.

A significant portion of our total outstanding shares are eligible for sale into the public market. Substantial sales of our shares into the public market could cause the market price of our common stock to drop significantly, even if our business is performing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time, subject to certain restrictions described below. These sales, or the perception in the market that holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. We have 19,946,296 shares of common stock issued and outstanding as of January 28, 2024. Substantially all of these shares, unless held by our affiliates, may be resold in the public market immediately without restriction. Shares held by our affiliates may be resold into the public market subject to compliance with the requirements of the SEC’s Rule 144.

The issuance of warrants in the IPO will cause existing stockholders to experience additional dilution if those warrants are exercised.

In addition to the shares of common stock we issued in the IPO, we also issued 4,590,590 Series A Warrants. The Series A Warrants issued in the IPO are exercisable for an equal number of shares of our common stock. If the holders of the Series A Warrants exercise their warrants, existing stockholders will experience dilution at the time they exercise their warrants.

In July 2021, certain holders of our publicly traded Series A Warrants exercised 3,498,898 warrants. As of September 30, 2023, we currently have 5,422,009 Series A Warrants that remain outstanding.

We also offered a warrant to the representative of the IPO underwriters that is exercisable for 319,345 shares (the “Representative’s Warrant”). If the representative of the underwriters exercises these warrants in the future, existing stockholders will experience additional dilution.

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The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for investors in our securities.

Our common stock price and Series A Warrant price are likely to be volatile. The stock market in general and the market for technology companies has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above your investment price. The market price for our common stock may be influenced by many factors, including:

•	the success of competitive products or technologies;
•	regulatory or legal developments in the United States,
•	the recruitment or departure of key personnel;
•	the level of expenses related to any of our product candidates, and our commercialization efforts;
•	actual or anticipated changes in our development timelines;
•	our ability to raise additional capital;
•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our product candidates;
•	significant lawsuits, including patent or stockholder litigation;
•	variations in our financial results or those of companies that are perceived to be similar to us;
•	general economic, industry and market conditions; and
•	the other factors described in this “Risk Factors” section.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation often has been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs to defend such claims and divert management’s attention and resources.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

The trading market for our common stock will rely, in part, on the research and reports that industry or financial analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by industry or financial analysts. If no, or few, analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

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In order to keep a prospectus effective, we will be required to, among other actions, file post-effective amendments to the registration statement containing current financial and other information. Each such registration statement will have to be filed with, and declared effective by the SEC. There can be no assurance that such post-effective amendments will be declared effective.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company” (“EGC”), as defined in the JOBS Act. We will remain an EGC until the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the completion of our IPO; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. For so long as we remain an EGC, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404;
•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
•	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Annual Report;
•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•	an exemption from the requirement to seek nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of reduced reporting burdens in this Annual Report. In particular, we have not included all of the executive compensation information that would be required if we were not an EGC. We cannot predict whether investors will find our common stock less attractive if we rely on certain or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, and particularly after we are no longer an EGC, we will incur significant legal, accounting and other expenses that we did not incur as a private company.

In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company and are an accelerated or large accelerated filer.

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To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. In this regard, we will need to continue to dedicate internal resources, engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. In addition, we have identified material weaknesses in our internal control over financial reporting and may identify further such material weaknesses, either of which we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404.

If unable to comply with the requirements of Section 404 to address and remediate in a timely manner material weaknesses identified in our internal control over financial reporting, or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the Nasdaq Capital Market on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including, once we are no longer an EGC, an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Provisions in our corporate charter and our bylaws and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

We are a Delaware corporation. The anti-takeover provisions of the Delaware General Corporation Law (the “DGCL”) may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders.

Provisions in our corporate charter and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

•	allow the authorized number of our directors to be changed only by resolution of our board of directors;
•	limit the manner in which stockholders can remove directors from the board;
•	establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;
•	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;
•	limit who may call stockholder meetings; and
•	authorize our board of directors to issue preferred stock without stockholder approval, which could be used to institute a stockholder rights plan, or so-called “poison pill,” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors.

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Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Our charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for such disputes with us or our directors, officers or employees.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings: any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or any action asserting a claim against the Company governed by the internal affairs doctrine. Our certificate of incorporation also provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”), as amended. Despite the fact that the certificate of incorporation provides for these exclusive forum provisions to be applicable to the fullest extent permitted by applicable law, Section 27 of the Exchange Act, creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act , creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, this provision of the Company’s certificate of incorporation would not apply to claims brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. However, there is uncertainty as to whether a Delaware court would enforce the exclusive Federal forum provisions for Securities Act claims and that investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provisions contained in our charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

Risks Related to Our Financial Condition and Capital Requirements

Our continuing operations will require additional capital which we may not be able to obtain on favorable terms, if at all.

We currently have limited committed sources of capital and we have limited liquidity. Our cash and cash equivalents as of September 30, 2023, was $2.2 million. We expect our current cash and cash equivalents will be sufficient to fund our operations through February 2024. Therefore, we will require substantial future capital in order to continue to operations.

We believe our cash resources would be sufficient to fund our current operating plans into February 2024. We have based these estimates, however, on assumptions that may prove to be wrong, and we could spend our available financial resources much faster than we currently expect and need to raise additional funds sooner than we anticipate. If we are unable to raise additional capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

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THE WHITE LION TRANSACTION

On November 6, 2023, the Company and White Lion entered into the Purchase Agreement and concurrently with the Purchase Agreement, the Company and White Lion entered into a Registration Rights Agreement (the “White Lion RRA”), pursuant to which we agreed to file with the SEC the registration statement of which this prospectus is a part to register for resale under the Securities Act the shares of stock issuable under the Purchase Agreement. Pursuant to the Purchase Agreement, the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $10,000,000 in aggregate gross purchase price (the “Purchase Price”) of newly issued shares (the “Purchase Notice Shares”) of the Company’s common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. Capitalized terms used but not otherwise defined in this section shall have the meanings given to such terms by the Purchase Agreement and the White Lion RRA. As of the date hereof, the Company has sold no shares of common stock pursuant to this registration statement. As previously disclosed, on November 14, 2022, the Company entered into a Common Stock Purchase Agreement with White Lion for an equity line facility under which the Company had the ability to sell to White Lion, from time to time, up to $10,000,000 in aggregate gross purchase price of its common stock (the “Existing ELOC CSPA”). The Company and White Lion terminated the Existing ELOC CSPA concurrently with the entry into the Purchase Agreement.

Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of this registration statement registering the shares issuable pursuant to the Purchase Agreement, the Company’s right to sell shares to White Lion will commence on the effective date of the registration statement and extend until December 31, 2024 (the “Commitment Period”). During such term, subject to the terms and conditions of the Purchase Agreement, the Company may notify White Lion when the Company exercises its right to sell shares. The Purchase Notice may be for a fixed purchase, rapid purchase or VWAP purchase, each as described below.

The number of shares sold pursuant to any such notice may not exceed the lesser of (i) 30% of the Average Daily Trading Volume (as defined in the Purchase Agreement) (the “Percentage Limit”) for the common stock traded on Nasdaq and (ii) $1,000,000 divided by the highest closing price of the common stock over the most recent five business days immediately preceding receipt of the notice from the Company (the “Purchase Notice Date”), and can be increased at any time at the sole discretion of White Lion, up to 9.99% of the outstanding shares of the Company.

Under a fixed Purchase Notice mechanism, the Purchase Price to be paid by White Lion for any such Purchase Notice Shares will equal 85% of lowest daily volume-weighted average price (“VWAP”) of common stock during a period of five consecutive business days prior to, ending on and including the applicable Purchase Notice Date. Under a VWAP Purchase Notice mechanism, the Purchase Price to be paid by White Lion will equal 90% of the lowest daily VWAP of common stock during a period of two consecutive Trading Days beginning on and including the applicable Purchase Notice Date. Under a rapid Purchase Notice mechanism, the Purchase Price to be paid by White Lion will equal 85% of the lowest daily VWAP of common stock on the Purchase Notice Date, unless notice is provided after 9:00 a.m. New York time on any business day, in which case the Purchase Price to be paid by White Lion will equal the lowest traded price of the Company’s common stock on the Purchase Notice Date.

The Company may terminate the Purchase Agreement at any time in the event of a material breach of the Agreement by the investor, which shall be effected by written notice being sent by the Company to White Lion. In addition, the Agreement shall automatically terminate on the earlier of (i) the end of the Commitment Period or (ii) the date that, pursuant to or within the meaning of any Bankruptcy Law (as defined in the Purchase Agreement), the Company commences a voluntary case or any person commences a proceeding against the Company, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors.

The Purchase Agreement and the White Lion RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

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MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained (or incorporated by reference) in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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USE OF PROCEEDS

This prospectus relates to shares of common stock that may be offered and sold from time to time by White Lion. We will not receive any proceeds from the resale of shares of common stock by White Lion.

We may receive up to $10,000,000 in gross proceeds if we sell to White Lion shares issuable pursuant to the Purchase Agreement. We estimate that the net proceeds to us from the sale of our common stock to White Lion pursuant to the Purchase Agreement would be up to $9,900,000, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to White Lion under the Purchase Agreement, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

Any proceeds from the Selling Securityholder that we receive under the Purchase Agreement are currently expected to be used for general corporate purposes, including working capital. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will have broad discretion in the application of the net proceeds from this offering, and the investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering. As we are unable to predict the timing or amount of potential issuances of all of the additional shares of common stock issuable purchase to the Purchase Agreement, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of such additional shares. We may use the proceeds for purposes that are not contemplated at the time of this offering. It is possible that no shares will be issued under the Purchase Agreement.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

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MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS

Our common stock has been traded on the Nasdaq Stock Market under the symbol “AUUD” since our IPO on February 17, 2021. Our Series A Warrants have been traded on the Nasdaq Stock Market under the symbol “AUUDW” since our IPO on February 17, 2021. As of January 28, 2024, there were approximately 138 holders of record of our common stock and 1 holder of record of our Series A warrants. These numbers are based on the actual number of holders registered at such date and does not include holders whose shares are held in “street name” by brokers and other nominees.

Dividends

We have never paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introductory Paragraph

In accordance with both Rule 11-01(a)(2) and Rule 11-01(a)(3) of Regulation S-X the following Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023, and the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 present 1) the combination of the financial information of Auddia and RadioFM (the “carve-out” entity) after giving effect to the proposed Business Combination (which is subject to obtaining the appropriate financing) and related adjustments described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information and 2) the proceeds from securities being registered in this offering which will be applied directly to the purchase of RadioFM and 3) the proceeds from a proposed debt financing that will be applied directly to the purchase of RadioFM. The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X. It is important to note that if the company fails to successfully complete the proposed (equity and debt) financings as planned they will be unable to move forward with the planned acquisition of RadioFM at this time.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023 combines 1) the historical balance sheet of Auddia and the historical balance sheet of RadioFM (the “carve-out” entity) on a pro forma basis as if the proposed Business Combination had been consummated on September 30, 2023 2) reflects the proceeds from this offering as if the transaction closed on September 30, 2023 and 3) reflects the proceeds from a debt financing as if the transaction closed on September 30, 2023. The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 combine the historical statement of operations of Auddia and RadioFM for such period on a pro forma basis as if the transaction, the acquisition of RadioFM by Auddia, had been consummated on January 1, 2022, the beginning of the earliest period presented. In addition, the Unaudited Pro Forma Condensed Combined Statement of Operations present the proceeds from both the proposed offering and future debt financing as if they occurred on January 1, 2022.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of each of Auddia and RadioFM and the notes thereto.

Accounting Treatment for the Business Combination

The transaction will be accounted for as a Business Combination as RadioFM has been determined to be a business (as that term has been defined in Rule 11-01(d) of Regulation S-X) and Auddia has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Accordingly, RadioFM’s assets, liabilities and results of operations will be consolidated with Auddia beginning on the acquisition date.

The Unaudited Pro Forma Condensed Combined Statement of Operations does not include the effects of the costs associated with any integration or restructuring activities resulting from the Business Combination. However, the Unaudited Pro Forma Condensed Consolidated Balance Sheet includes a pro forma adjustment to recognize both a liability and increased operating expenses reflecting all transaction costs incurred subsequent to September 30, 2023 (i.e. that are not already included in Auddia’s historical financial statements).

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this filing:

•	the historical audited financial statements of Auddia for the two years ended December 31, 2022;

•	the historical audited financial statements of RadioFM for the two years ended December 31, 2022;

•	the historical unaudited financial statements of Auddia as of and for the nine months ended September 30, 2023;

•	the historical unaudited financial statements of RadioFM as of and for the six months ended June 30, 2023[1];

1 The S-X Rule 3-05 interim financial statements for RadioFM have been provided as of June 30, 2023 in accordance with Item 8.A.5 of Form 20-F (due to their status as a foreign issuer as that term is defined by Rule 405 of Regulation C). However, the proforma financial statements have been provided for the interim period ended September 30, 2023 in accordance with Article 11 of Regulation S-X.

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Management has made significant estimates and assumptions in its determination of the transaction accounting adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The transaction accounting adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Auddia believes are reasonable under the circumstances. The unaudited condensed combined transaction accounting adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the transaction accounting adjustments, and it is possible the difference may be material. Auddia believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of Auddia and RadioFM.

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Auddia, Inc. and RadioFM
Unaudited Pro Forma Condensed Combined Balance Sheet
(Whole Dollars)
As of September 30, 2023

	Auddia - Historical	RadioFM- Historical (1)	Transaction Accounting Adjustments-		Transaction Accounting		Transaction Accounting		ProForma Combined
ASSETS	September 30, 2023	September 30, 2023	Debt Financing		Adjustments- Offering		Adjustments- Acquisition		September 30, 2023
Current assets:
Cash	$2,199,678	$–	$3,000,000	(A)	$9,330,000	(B)	$(13,000,000)	(C)	$1,529,678
Accounts receivable, net	574	190,307					–		190,882
Prepaid insurance	56,704	–					87,014	(D)	143,718
Total current assets	2,256,956	190,307							1,864,277

Non-current assets:
Property and equipment, net of accumulated depreciation	22,084	8,551					–		30,634
Software development costs, net of accumulated amortization	3,545,610	–					–		3,545,610
Intangibles, Net	–	–					9,023,549	(D)	9,023,549
Goodwill	–	–					5,490,437	(D)	5,490,437
Deferred offering costs	170,259	–					–		170,259
Prepaids and other non-current assets	47,364	–					–		47,364
Total non-current assets	3,785,317	8,551							18,307,853
Total assets	$6,042,273	$198,858							$20,172,130

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$587,641	$103,293					80,000	(E)	$770,935
Notes payable to related party, net of debt issuance costs	2,993,639	–							2,993,639
Notes payable, current portion	–	–	465,871	(A)			–		465,871
Stock awards liability	45,981	–					–		45,981
Contingent Consideration Liability	–	–					1,601,000	(F)	1,601,000
Total current liabilities	3,627,261	103,293							5,877,426
Notes payable, non-current portion	–	–	2,534,129	(A)					2,534,129
Total liabilities	3,627,261	103,293							8,411,555

Commitments and contingencies (Note 5)

Shareholders' equity:
Preferred stock - $0.001 par value, 10,000,000 authorized and 0 shares issued and outstanding	–						–		–
Common stock - $0.001 par value, 100,000,000 authorized and 19,947,223 shares issued and outstanding at September 30, 2023 on an actual basis; 59,947,223 shares issued and outstanding on a pro forma basis	19,947	–			33,333	(B)			19,947
Additional paid-in capital	80,725,555	–			9,296,667	(B)			90,022,221
Cumulative translation adjustment	–	(30,794)					–		(30,794)
Accumulated (deficit) equity	(78,330,490)	126,359							(78,204,131)
Total shareholders' equity	2,415,012	95,565							11,807,243
Total liabilities and shareholders' equity	$6,042,273	$198,858							$20,218,798

The accompanying notes are an integral part of these unaudited combined condensed financial statements.

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Auddia, Inc. and RadioFM
Unaudited Pro Forma Condensed Combined Statement of Operations
(Whole Dollars)
For the Nine Months Ended September 30, 2023

	Auddia Historical	RadioFM Historical					Proforma Combined
	Nine Months Ended	Nine Months Ended	Transaction Accounting Adjustments-		Transaction Accounting		Nine Months Ended
	September 30, 2023	September 30, 2023	Debt Financing		Adjustments- Acquisition		September 30, 2023
Revenue	$–	$1,618,516	–		–		$1,618,516

Operating expenses:
Direct cost of services	130,809	–	–		–		130,809
Sales and marketing	765,176	292,620	–		–		1,057,796
Research and development	617,622	–	–		–		617,622
General and administrative	2,596,831	130,971	–		–		2,727,802
Depreciation and amortization	1,350,820	3,061	–		1,103,726	(BB)	2,457,606
Total operating expenses	5,461,258	426,652	–		–		6,991,635
Loss from operations	(5,461,258)	1,191,864	–		–		(5,373,119)

Other (expense) income:
Interest expense	(1,133,398)	–	(206,884)	(AA)	–		(1,340,282)
Total other expense	(1,133,398)	–	–		–		(1,133,398)
Loss before income taxes	(6,594,656)	1,191,864	–		–		(6,506,517)
Provision for income taxes	–	207,387	–		–		207,387
Net loss	$(6,594,656)	$984,477	–		–		$(6,713,904)
Other Comprehensive Income	–	361	–		–		361
Total Comprehensive Income	$(6,594,656)	$984,838	–		–		$(6,713,543)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.41)						$(0.12)

Weighted average common shares outstanding
Basic and diluted	16,043,086						56,043,086

The accompanying notes are an integral part of these unaudited combined condensed financial statements.

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Auddia, Inc. and RadioFM
Unaudited Pro Forma Condensed Combined Statement of Operations
(Whole Dollars)
For the Year Ended December 31, 2022

	Auddia Historical	RadioFM Historical	Transaction		Transaction		Proforma Combined
	Year Ended	Year Ended	Accounting		Accounting		Year Ended
	December 31, 2022	December 31, 2022	Adjustments- Debt Financing		Adjustments- Acquisition		December 31, 2022
Revenue	$–	$2,674,002	–		–		$2,674,002

Operating expenses:
Direct cost of services	180,690	–	–		–		180,690
Sales and marketing	1,673,692	364,930	–		–		2,038,622
Research and development	654,879	–	–		–		654,879
General and administrative	3,223,520	161,726	–		80,000	(CC)	3,465,246
Depreciation and amortization	991,639	3,460	–		1,471,635	(BB)	2,466,734
Total operating expenses	6,724,420	530,117	–		–		8,806,172
Loss from operations	(6,724,420)	2,143,885	–		–		(6,132,170)

Other (expense) income:
Interest expense	(173,027)	–	(334,929)	(AA)	–		(173,027)
Total other expense	(173,027)	–	–		–		(173,027)
Loss before income taxes	(6,897,447)	2,143,885	–		–		(6,305,197)
Provision for income taxes	–	284,252	–		–		284,252
Net loss	$(6,897,447)	$1,859,633	–		–		$(6,589,449)

Net loss	(6,897,447)	1,859,633	–		–		(6,589,449)
Other comprehensive income	–	(11,414)	–		–		(11,414)
Total comprehensive income	$(6,897,447)	$1,848,219	–		–		$(6,600,863)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.55)						$(0.13)

Weighted average common shares outstanding
Basic and diluted	12,518,894						52,518,984

The accompanying notes are an integral part of these unaudited combined condensed financial statements.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.      Basis of Presentation and Accounting Policies

Probable Business Combination

The proposed business combination, which is subject to obtaining the appropriate financing, is expected to be accounted for as a Business Combination in accordance with US GAAP with Auddia as the accounting acquirer under ASC 805. Under this method of accounting, RadioFM (i.e. the “carve-out” entity) will be treated as the “acquired” company for financial reporting purposes. Accordingly, RadioFM’s assets, liabilities and results of operations will be consolidated with Auddia beginning on the acquisition date. The net assets of RadioFM will be recognized at fair value in Auddia’s consolidated financial statements.

Upon consummation of the Business Combination, the Combined Company will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities. However, it is not expected that the accounting policy harmonization will have a material impact compared to what has been provided in the pro forma financial statements.

In addition to the proposed business combination, the pro forma financial statements also include the $9.3 million in net proceeds from the proposed offering (included in this Form S-1) and the $3 million in proceeds from a future debt financing. Both the proceeds from the offering and the proposed debt financing will be applied directly to the purchase of RadioFM.

2.      Preliminary Purchase Price

The accompanying unaudited pro forma condensed financial information reflects an estimated purchase price of approximately $14.6 million, which consists of the following:

Preliminary purchase price allocation:
Working capital	$87,014
Intangible assets	9,023,549
Goodwill	5,490,437
Net assets acquired	$14,601,000

The preliminary purchase price allocation is based on a total cash purchase price of $15 million, which is comprised of a $13 million upfront cash payment (upon consummation of the deal) and $2 million of contingent cash consideration. In accordance with the guidance in ASC 805 and ASC 820, the $2 million in contingent consideration was determined to have a fair value of $1.6 million resulting in a total fair value acquisition price of $14.6 million. The $2 million of contingent cash consideration will be paid to the sellers “upon the six month anniversary of the closing if 90 days post-closing worldwide monthly active users, and revenue remain greater than or equal to 90% of these same metrics in the 90-day period pre-closing”.

The breakdown of the acquired intangible assets (excluding goodwill), including estimated useful life, was as follows:

Intangible acquired:	Amount:	Useful Life:
Tradenames/trademarks	$1,834,600	3
Non-compete agreements	422,940	5
Customer list – (acquired users)	5,776,883	10
Acquired Technology	989,126	5
	$9,023,549

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The allocation of the estimated purchase price is preliminary because the Business Combination has not yet been completed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after closing of the Business Combination and will be based on the fair values of the assets acquired and liabilities assumed as of the Business Combination closing date.

3.      Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of Auddia, Inc. upon consummation of the Business Combination in accordance with US GAAP and how the proceeds from both this offering and the proposed debt financing will be applied directly to the purchase of RadioFM. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Auddia, Inc. following the completion of the Business Combination. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Auddia and RadioFM have not had any historical relationship prior to the transactions. Accordingly, no transaction accounting adjustments were required to eliminate activities between the companies.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Auddia, Inc. following the completion of the Business Combination. The transaction accounting adjustments represent Auddia, Inc. management’s estimates based on information available as of the dates of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The pro forma basic and diluted income per share amounts presented in the Unaudited Pro Forma Condensed Combined Statement of Operations are based upon the number of the Combined Company’s shares outstanding, including shares to be issued in the proposed offering, assuming the Business Combination occurred on January 1, 2022.

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheets as of September 30, 2023 are as following:

(A) Represents the $3 million in cash proceeds and offsetting note payable stemming from a proposed debt financing of which the entire amount will be applied to the acquisition of RadioFM. The proposed debt financing is expected to include a i) five year borrowing term and ii) 12% interest borrowing rate. Thus, approximately $0.5 million is being presented in the proforma balance sheet as the current portion of the note payable with the remaining $2.5 million being presented as the non-current portion of the note payable. The Company plans to close the debt financing if they are successful raising the full $10 million in gross proceeds from this offering.

(B) Represents the $10 million in proceeds from this offering less the approximate $670 thousand in costs incurred related to the offering. The amount is fully offset through both common stock (based on the number of common shares and pre-funded warrants) and additional paid-in capital. Pursuant to ASC 805-10-25-23 and SAB Topic 5.A, all costs incurred related to the offering will be charged against the gross proceeds of the offering.

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(C) Represents the initial cash payment made to the sellers of RadioFM upon consummation of the business combination. The remaining $2 million in contingent consideration ($1.6 million fair value) will be made when certain milestones are reached. Refer to Note 2-Preliminary Purchase Price for additional information.

(D) Represents the fair value of assets acquired from the seller based on the preliminary purchase price adjustment report. Refer to Note 2-Preliminary Purchase Price for additional information.

(E) Represents transaction costs related to the acquisition of RadioFM incurred by the Company subsequent to September 30, 2023. Pursuant to ASC 805-10-25-23, the costs will be appropriately expensed in the period in which the costs are incurred and the services are received.

(F) Represents the fair value of the $2 million in contingent consideration to be paid to the sellers upon reaching certain milestones. Refer to Note 2-Preliminary Purchase Price for additional information.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 are as follows:

(AA) Represents interest expense incurred stemming from the $3 million proposed debt financing. The proposed borrowing is expected to include a five year borrowing term at 12% interest (based on current market rates).

(BB) Represents the recognized amortization stemming from the acquired intangible assets. The amortization for the nine months ended September 30, 2023 and annual period ended December 31, 2022 was calculated as follows:

Intangible acquired:	Amount:	Useful Life:	September 30, 2023	FY 2022
Tradenames/trademarks	$1,834,600	3	458,650	611,533
Non-compete agreements	422,940	5	63,441	84,588
Customer list – (acquired users)	5,776,883	10	433,266	577,688
Acquired Technology	989,126	5	148,369	197,825
	$9,023,549		1,103,726	1,471,635

(CC) Represents transaction costs related to the acquisition of RadioFM incurred by the Company subsequent to September 30, 2023. Pursuant to ASC 805-10-25-23, the costs will be appropriately expensed in the period in which the costs are incurred and the services are received.

4.      Loss Per Share

Loss per share represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the proposed $10 million gross offering amount, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented.

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For the Nine Months Ended September 30, 2023
Pro forma net loss	$(6,713,543)
Weighted average shares outstanding of common stock – basic[1]	56,043,086
Weighted average shares outstanding of common stock – diluted[1]	56,043,086
Net loss per share attributable to common stockholders – basic	$(0.12)
Net loss per share attributable to common stockholders – diluted	$(0.12)

For the Year Ended December 31, 2022
Pro forma net loss	$(6,600,863)
Weighted average shares outstanding of common stock – basic[2]	52,518,984
Weighted average shares outstanding of common stock – diluted[2]	52,518,894
Net loss per share attributable to common stockholders – basic	$(0.13)
Net loss per share attributable to common stockholders – diluted	$(0.13)

______________

1 Based on the 16,043,086 weighted average historical common shares outstanding during the period plus 40,000,000 shares issued as part of the proposed offering.

2 Based on the 15,518,984 weighted average historical common shares outstanding during the period plus 40,000,000 shares issued as part of the proposed offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the audited and unaudited financial statements (prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that are subject to risks and uncertainties. See “Information Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.” Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our” and the “Company” refer Auddia Inc. and its subsidiaries. All amounts presented in tables, other than per share amounts, are in thousands unless otherwise noted.

Overview

Auddia is a technology company headquartered in Boulder, CO that is reinventing how consumers engage with audio through the development of a proprietary AI platform for audio and innovative technologies for podcasts. Auddia is leveraging these technologies within its industry-first audio Superapp, faidr (previously known as the Auddia App).

faidr gives consumers the opportunity to listen to any AM/FM radio station with commercial breaks replaced with personalized audio content, including popular and new music, news, and weather. The faidr app represents the first time consumers can combine the local content uniquely provided by AM/FM radio with commercial-free and personalized listening many consumers demand from digital-media consumption. In addition to commercial-free AM/FM, faidr includes podcasts – also with ads removed or easily skipped by listeners – as well as exclusive content, branded faidrRadio, which includes new artist discovery, curated music stations, and Music Casts. Music Casts are unique to faidr. Hosts and DJs can combine on-demand talk segments with dynamic music streaming, which allows users to hear podcasts with full music track plays embedded in the episodes.

Auddia has also developed a differentiated podcasting capability with ad-skipping features and also provides a unique suite of tools that helps podcasters create additional digital content for their podcast episodes as well as plan their episodes, build their brand, and monetize their content with new content distribution channels. This podcasting feature also gives users the ability to go deeper into the stories through supplemental, digital content, and eventually comment and contribute their own content to episode feeds.

The combination of AM/FM streaming and podcasting, with Auddia’s unique, technology-driven differentiators addresses large and rapidly growing audiences.

The Company has developed its AI platform on top of Google’s TensorFlow open-source library that is being “taught” to know the difference between all types of audio content on the radio. For instance, the platform recognizes the difference between a commercial and a song and is learning the differences between all other content to include weather reports, traffic, news, sports, DJ conversation, etc. Not only does the technology learn the differences between the various types of audio segments, but it also identifies the beginning and end of each piece of content.

The Company is leveraging this technology platform within its premium AM/FM radio listening experience through the faidr App. The faidr App is intended to be downloaded by consumers who will pay a subscription fee in order to listen to any streaming AM/FM radio station and podcasts, all with commercial interruptions removed from the listening experience, in addition to the faidrRadio exclusive content offerings. Advanced features will allow consumers to skip any content heard on the station and request audio content on-demand. We believe the faidr App represents a significant differentiated audio streaming product, or Superapp, that will be the first to come to market since the emergence of popular streaming music apps such as Pandora, Spotify, Apple Music, Amazon Music, etc. We believe that the most significant point of differentiation is that in addition to ad-free AM/FM streaming and ad-free podcasts, the faidr App is intended to deliver non-music content that includes local sports, news, weather, traffic and the discovery of new music alongside exclusive programming. No other audio streaming app available today, including category leaders like TuneIn, iHeart, and Audacy, can compete with faidr’s full product offerings.

The Company launched an MVP version of faidr through several consumer trials in 2021 to measure consumer interest and engagement with the App. The full app launched on February 15, 2022, and included all major U.S. radio stations in the US. In February 2023, the Company added faidrRadio, Auddia’s exclusive content offerings, to the app. Podcasts (standard) were added to the app for the iOS version before the end of Q1 2023 as planned and added to the Android app in May of 2023. Podcast functionality will continue to be enhanced through an ad-free feature in early Q1.

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The Company also developed a testbed differentiated podcasting capability called Vodacast, which leveraged technologies and proven product concepts to differentiate its podcasts offering from other competitors in the radio-streaming product category.

With podcasting growing and predicted to grow at a rapid rate, the Vodcast podcast platform was conceptualized to fill a void in the emerging audio media space. The platform was built to become the preferred podcasting solution for podcasters by enabling them to deliver digital content feeds that match the audio of their podcast episodes, and by enabling podcasters to make additional revenue from new digital advertising channels, subscription channels, on-demand fees for exclusive content, and through direct donations from their listeners. Throughout 2023, Auddia has been migrating their podcasting capabilities into the flagship faidr app with the intention to sunset the Vodacast platform and instead bring the advanced podcasting functionality that was found on Vodacast into faidr as part of the overall strategy to build a single audio Superapp. This includes Auddia’s new podcast ad-skipping technology which will be made available in faidr in Q1 2024 (iOS and Android).

Today, podcasters do not have a preference as to where their listeners access their episodes, as virtually all listening options (mobile apps and web players) deliver only their podcast audio. By creating significant differentiation on which they can make net new and higher margin revenue, we believe that podcasters will promote faidr to their listeners, thus creating a powerful, organic marketing dynamic.

One innovative and proprietary part of Auddia’s podcast platform capabilities, originally presented on their Vodacast differentiated podcasting capability is the availability of tools to create and distribute an interactive digital feed which supplements podcast episode audio with additional digital. These content feeds allow podcasters to tell deeper stories to their listeners while giving podcasters access to digital revenue for the first time. Podcasters will be able to build these interactive feeds using The Podcast Hub, a content management system that was originally developed and trialed as part of Auddia’s Vodacast platform, which also serves as a tool to plan and manage podcast episodes. The digital feed activates a new digital ad channel that turns every audio ad into a direct-response, relevant-to-the-story, digital ad, increasing the effectiveness and value of their established audio ad model. The feed also presents a richer listening experience, as any element of a podcast episode can be supplemented with images, videos, text and web links. This feed will appear fully synchronized in the faidr mobile App, and it also can be hosted and accessed independently (e.g., through any browser), making the content feed universally distributable.

Over time, users will be able to comment, and podcasters will be able to grant some users publishing rights to add content directly into the feed on their behalf. This will create another first for podcasting, a dialog between creator and fan, synchronized to the episode content. The interactive feed for podcasts has been developed and tested on Vodacast and is expected to be another differentiator added into faidr for podcast listeners later in 2024.

The podcast capabilities within faidr will also introduce a unique and industry first multi-channel, highly flexible set of revenue channels that podcasters can activate in combination to allow listeners to choose how they want to consume and pay for content. “Flex Revenue” allows podcasters to continue to run their standard audio ad model and complement those ads with direct response enabled digital ads in each episode content feed, increasing the value of advertising on any podcast. “Flex Revenue” will also activate subscriptions, on-demand fees for content (e.g., listen without audio ads for a micro payment fee) and direct donations from listeners. Using these channels in combination, podcasters can maximize revenue generation and exercise higher margin monetization models, beyond basic audio advertising. “Flex Revenue” and the initial inclusion of the new revenue channels that come with it will be added to podcasting in the faidr app, and the first elements of this new monetization capability is expected to be commercially available in Q1 2024, beginning with subscription plans to access ad-skipping in podcasts.

The faidr mobile App is available today through the iOS and Android App stores.

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We have funded our operations with proceeds from the February 2021 IPO, Series A warrants exercised in July 2021 and common share issuance during June of 2023. We also obtained debt financing through a related party during November 2022 and April 2023. In addition, we sold common shares during April 2023 and June 2023. Since inception we have incurred significant operating losses. As of September 30, 2023, we had an accumulated deficit of $78.3 million. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and commercialization of one or more of our Apps. We expect that our expenses and capital requirements will increase substantially in connection with our ongoing activities, particularly if and as we carry out the following:

•	Nationally launch our faidr App and as we continue training our proprietary AI technology and make product enhancements;
•	Continue to develop and expand our technology and functionality to advance the faidr app;
•	Rollout our product on a national basis, which will include increasing our sales and marketing costs related to the promotion of our products. faidr promotion will include a combination of a) purchasing ads directly from broadcasters or b) participating broadcasters to promote without purchasing ads, but sharing a portion of subscription proceeds based on listening activity on those stations;
•	Hire additional business development, product management, operational and marketing personnel;
•	Continue market studies of our products; and
•	Add operational and general administrative personnel which will support our product development programs, commercialization efforts and our transition to operating as a public company.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

As of September 30, 2023, we had cash of $2,199,678. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. However, if we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

To accelerate user acquisition, revenue, and cash flow, the Company has explored numerous potential acquisition targets of AM/FM streaming aggregators over the past year and a half and continues to explore new opportunities. At present, the Company is in advanced active discussions with three properties and is targeting to execute one or more agreements in the near term. These business development transactions would require additional funding.

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Recent Developments

Nasdaq Deficiency Notices

On May 23, 2023, we received a letter (the “Initial Stockholder Equity Notice”) from the Listing Qualifications Staff of Nasdaq indicating that, based upon our reported stockholder’s equity of $2,095,247 at the end of March 31, 2023, we are not in compliance with the requirement to maintain a minimum stockholder’s equity of $2,500,000 for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”). We were provided a compliance period of 45 calendar days from the date of the Notice, or until July 7, 2023, to submit a plan to regain compliance with the Stockholder’s Equity Requirement, pursuant to Nasdaq Listing Rule 5810(c)(2)(A).

On July 10, 2023, we received a letter from Nasdaq advising that we had been granted an extension to file a Form 10-Q for the quarter-ended June 30, 2023 evidencing compliance with Stockholder’s Equity Requirement. The stockholder’s equity balance as of June 30, 2023 was $4,331,777, which is $1,831,778 over the $2.5 million Stockholders’ Equity Requirement. On August 25, 2023, Nasdaq confirmed that we had regained compliance with the Stockholders’ Equity Requirement and that this matter is now closed.

On November 21, 2023, we received another written notice (the “Stockholder Equity Notice”) from Nasdaq indicating that we are not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Stock Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing. In our quarterly report on Form 10-Q filed November 14, 203 for the period ended September 30, 2023, we reported stockholders’ equity of $2,415,012, and, as a result, do not currently satisfy Listing Rule 5550(b)(1).

Separately, on April 24, 2023 we received a letter from Nasdaq indicating that we are not in compliance with the $1.00 Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market (the “Bid Price Requirement”).

The letter indicated that we will be provided 180 calendar days (or until October 23, 2023) in which to regain compliance. If at any time during this 180 calendar day period the bid price of our common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, Nasdaq will provide us with a written confirmation of compliance and the matter will be closed.

On October 24, 2023, we received a written notice from the Nasdaq staff indicating that we had not regained compliance with the Bid Price Requirement and was not eligible for the additional 180 calendar day compliance period. As a result, the Nasdaq staff determined to delist our common stock from Nasdaq, unless we timely request an appeal of the staff’s determination to a hearings panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series.

We requested a hearing before the Panel to appeal the delisting notice from the staff and to address compliance with the Bid Price Requirement and Stockholders’ Equity Requirement. The Company’s hearing with the Panel occurred on January 18, 2024. A decision from the Panel is expected within 30 days or less from the hearing date. While the appeal process is pending, the suspension of trading of our common stock will be stayed. Our common stock will continue to trade on Nasdaq until the hearing process concludes and the Panel issues a written decision.

We intend to consider all options to regain and maintain compliance with all Nasdaq continued listing requirements. There can be no assurance that a favorable decision will be obtained from the Panel.

Our receipt of these Nasdaq letters does not affect our business, operations or reporting requirements with the Securities and Exchange Commission.

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Impact of Inflation

We have recently experienced higher costs across our business as a result of inflation, including higher costs related to employee compensation and outside services. We expect inflation to continue to have a negative impact throughout 2023, and it is uncertain whether we will be able to offset the impact of inflationary pressures in the near term.

Components of Our Results of Operations

Operating Expenses

Direct Cost of Services

Direct cost of services consists primarily of costs incurred related to our technology and development of our Apps, including hosting and other technology related expenses. We expect our direct costs of services to increase in the future as we continue to develop and enhance our technology related to the faidr and podcasting Apps.

Sales and Marketing

Our sales and marketing expenses consist primarily of salaries, direct to consumer promotional spend and consulting services, all of which are related to the sales and promotion performed during the period. We expect our sales and marketing expenses to fluctuate period by period as we release new upgrades and enhancements within our Apps and look to generate revenue through customer acquisition, retention, and subscription conversion.

Research and Development

Since our inception, we have focused significant resources on our research and development activities related to the software development of our technology. We account for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable. We cease capitalization of development costs once the software has been substantially completed and is available for its intended use. Software development costs are amortized over a useful life estimated by our management of three years. Costs associated with significant upgrades and enhancements that result in additional functionality are capitalized. Capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in software technologies. Unamortized capitalized software development costs determined to be in excess of anticipated future net revenues are impaired and expensed during the period of such determination. We expect to continue to incur research and development expenses and capitalization in the future as we continue to develop and enhance our faidr and podcasting Apps.

General and Administrative

Our general and administrative expenses consist primarily of salaries and related costs, including payroll taxes, benefits, stock-based compensation, and professional fees related to auditing, tax, general legal services, and consulting services. We expect our general and administrative expenses to continue to increase in the future as we right-size our operating activities and prepare for commercialization of our products and support our operations as a public company, including increased expenses related to legal, accounting, insurance, regulatory and tax-related services associated with maintaining compliance with exchange listing and Securities and Exchange Commission requirements, directors and officers liability insurance premiums and investor relations activities.

Other Income and Expense

The other income and expense category primarily consists of interest expense attributed to the debt and conversion features of the Secured Bridge Note (aka the Prior Note). We expect our other expense to fluctuate period by period dependent upon either the payoff of the Prior Note or an extension of its term.

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Results of Operations

Comparison of the Years ended December 31, 2022, and 2021

The following table summarizes our results of operations:

	Year Ended December 31,		Increase/
	2022	2021	(Decrease)
Revenue	$–	$–	$–

Operating expenses
Direct cost of service	180,690	190,187	(9,497)
Sales and marketing	1,673,692	740,652	933,040
Research and development	654,879	399,521	255,358
General and administrative	3,223,520	4,072,419	(848,899)
Depreciation and amortization	991,639	166,656	824,983

Total operating expense	6,724,420	5,569,435	1,154,985

Loss from operations	(6,724,420)	(5,569,435)	(1,154,985)
Other income (expense), net	(173,026)	(7,908,634)	7,735,608

Net loss	$(6,897,446)	$(13,478,069)	$6,580,623

Revenue

Total revenues for the twelve months ended December 31, 2022, and 2021 were $0 as we continue to develop our faidr product and the Vodacast platform to establish new revenue streams.

Direct Cost of Services

Direct Cost of Services decreased by $9,497 or 5%, from $190,187 for the year ended December 31, 2021, to $180,690 for the year ended December 31, 2022. This decrease was primarily the result of a reduction in platform hosting costs which were partially offset by an increase in other music services. We continue to incur direct cost of services expense related to hosting and other music services related to faidr and Vodacast and expect these costs to increase in the future.

Sales and Marketing

Sales and marketing expenses increased by $933,040 or 126%, from $740,652 for the year ended December 31, 2021, to $1,673,692 for the year ended December 31, 2022, primarily attributed to the increased marketing and promotion costs associated with faidr and Vodacast.

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Research and Development

Research and development expenses increased by $255,358 or 64%, from $399,521 for the year ended December 31, 2021, to $654,879 for the year ended December 31, 2022, primarily related to additional staffing on our development team as we continue to advance the faidr Superapp. Our research and development staffing costs were $2,408,737 and our software amortization expenses were $956,144 for the year ended December 31, 2022, as compared to staffing costs of $1,835,451 and software amortization expenses of $146,737 for the year ended December 31, 2021.

General and Administrative

General and administrative expenses decreased by $848,899 or 21%, from $4,072,419 for the year ended December 31, 2021, compared to $3,223,520 for the year ended December 31, 2022. The decrease resulted primarily from reduced stock compensation expense related to cancelled employee stock option grants. Stock compensation expense was $951,106 and $1,237,480 for the year ended December 31, 2022, and 2021, respectively. We also saw a reduction of approximately $522,000 in public company expenses related to legal and other professional fees associated with the IPO in 2021.

Other Expense, Net

Total other expense decreased by $7,735,608 or 98%, from $7,908,634 for the year ended December 31, 2021, to $173,026 for the year ended December 31, 2022. The decrease was due almost entirely to a finance charge of $8,141,424 to interest expense related to the conversion of outstanding debt into 6.8 million shares of common stock related to the February 2021 IPO. This was offset by our extinguishment of debt related to our PPP loans in 2021 in the amount of $536,144, which was approved in full under the loan forgiveness program.

Income Taxes

Since our inception in 2012, until the corporate conversion in February 2021, we were organized as a Colorado limited liability company for federal and state income tax purposes and treated as a partnership for U.S. income tax purposes. As such, we were not viewed as a taxpaying entity in any jurisdiction and do not require a provision for income taxes. Each member of our company was responsible for the tax liability, if any, related to its proportionate share of our taxable income.

Effective on February 16, 2021, we became treated as a corporation for U.S. income tax purposes and thus became subject to U.S. federal, state and local income taxes and are be taxed at the prevailing corporate tax rates. Among other things, we may begin to generate net operating losses at the corporate level.  We will account for income taxes using an asset and liability approach, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements but have not been reflected in taxable income. A valuation allowance is established to reduce deferred tax assets to its estimated realizable value, which is zero based on our operating history.

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Comparison of the Three Months ended September 30, 2023, and 2022

The following table summarizes our results of operations:

	Three Months Ended
	September 30, 2023	September 30, 2022	Change $
Revenue	$–	$–

Operating expenses:
Direct cost of services	43,470	32,712	10,758
Sales and marketing	316,297	298,924	17,373
Research and development	227,133	181,596	45,537
General and administrative	777,496	540,220	237,276
Depreciation and amortization	465,166	274,839	190,327
Total operating expenses	1,829,562	1,328,291	501,271
Loss from operations	(1,829,562)	(1,328,291)	(501,271)

Other (expense) income:
Interest expense	(286,920)	(2,023)	(284,897)
Total other expense	(286,920)	(2,023)	(284,897)

Loss before income taxes	(2,116,482)	(1,330,314)	(786,168)
Provision for income taxes	–	–	–
Net loss	$(2,116,482)	$(1,330,314)	(786,168)

Revenue

Total revenues for the three months ended September 30, 2023, and 2022 were $0 as we continue to develop and enhance our faidr and podcasting Apps to establish new revenue streams.

Direct Cost of Services

Direct Cost of Services increased $10,758 or 32.9% from $32,712 for the three months ended September 30, 2022, compared to $43,470 for the three months ended September 30, 2023. This increase was primarily the result of a slight increase in both platform hosting costs and other music services.

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Sales and Marketing

Sales and marketing expenses increased by $17,373 or 5.8%, from $298,924 for the three months ended September 30, 2022, to $316,297 for the three months ended September 30, 2023, primarily attributed to increased marketing and promotions costs as compared to Q3 2022. We expect our sales and marketing expenses to fluctuate period by period as we release new upgrades and enhancements within our Apps and look to generate revenue through customer acquisition, retention, and subscription conversion.

Research and Development

Research and development expenses increased by $45,537 or 25.1%, from $181,596 for the three months ended September 30, 2022, to $227,133 for the three months ended September 30, 2023, primarily related to slightly increased staffing cost. We are continually developing enhancements to both our faidr and podcasting Apps and will continue capitalize software costs to the extent that such development qualifies for capitalization.

General and Administrative

General and administrative expenses increased by $237,276 or 43.9%, from $540,220 for the three months ended September 30, 2022, compared to $777,496 for the three months ended September 30, 2023. The increase resulted from an increase in stock compensation expense compared to Q3 2022.

Depreciation and Amortization

Depreciation and amortization expenses increased by $190,327 or 69.3%, from $274,839 for the three months ended September 30, 2022, compared to $465,166 for the three months ended September 30, 2023. The increase is entirely related to the increased amortization of our faidr and podcasting Apps.

Other Income (Expense), Net

Total other expenses increased by $284,897, from $2,023 for the three months ended September 30, 2022, to $286,920 for the three months ended September 30, 2023. The increase is related to actual and imputed interest expense attributed to the Secured Bridge Notes issued during November of 2022 and April 2023 (Refer to Note 4 of the condensed unaudited financial statements for additional information regarding the secured bridge notes).

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Comparison of the Nine Months ended September 30, 2023, and 2022

	Nine Months Ended
	September 30, 2023	September 30, 2022	Change $
Revenue	$–	$–

Operating expenses:
Direct cost of services	130,809	128,806	2,003
Sales and marketing	765,176	1,396,010	(630,834)
Research and development	617,622	481,611	136,011
General and administrative	2,596,831	2,400,503	196,328
Depreciation and amortization	1,350,820	721,971	628,849
Total operating expenses	5,461,258	5,128,901	332,357
Loss from operations	(5,461,258)	(5,128,901)	(332,357)

Other (expense) income:
Interest expense	(1,133,398)	(5,058)	(1,128,340)
Total other expense	(1,133,398)	(5,058)	(1,128,340)

Loss before income taxes	(6,594,656)	(5,133,959)	(1,460,697)
Provision for income taxes	–	–	–
Net loss	$(6,594,656)	$(5,133,959)	(1,460,697)

Revenue

Total revenues for the nine months ended September 30, 2023, and 2022 were $0 as we continue to develop and enhance our faidr and podcasting Apps to establish new revenue streams.

Direct Cost of Services

Direct Cost of Services increased $2,003 or 1.6% from $128,806 for the nine months ended September 30, 2022, compared to $130,809 for the nine months ended September 30, 2023. This increase was primarily the result of a slight increase in both platform hosting costs and other music services.

Sales and Marketing

Sales and marketing expenses decreased by $630,834 or 45.2%, from $1,396,010 for the nine months ended September 30, 2022, to $765,176 for the nine months ended September 30, 2023, primarily attributed to reduced staffing, consulting expense, and marketing and promotions costs as compared to the nine months ended September 30, 2022 that were associated with the national launch of the faidr App. We expect our sales and marketing expenses to fluctuate period by period as we release new upgrades and enhancements within our Apps and look to generate revenue through customer acquisition, retention, and subscription conversion.

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Research and Development

Research and development expenses increased by $136,011 or 28.2%, from $481,611 for the nine months ended September 30, 2022, to $617,622 for the nine months ended September 30, 2023, primarily related to increased staffing, and an associated reduction in the level of capitalized software expenses. We are continually developing enhancements to both our faidr and podcasting Apps and will continue capitalize software costs to the extent that such development qualifies for capitalization.

General and Administrative

General and administrative expenses increased by $196,328 or 8.2%, from $2,400,503 for the nine months ended September 30, 2022, compared to $2,596,831 for the nine months ended September 30, 2023. The increase resulted from an increase in stock compensation expense compared to 2022.

Depreciation and Amortization

Depreciation and amortization expenses increased by $628,849 or 87.1%, from $721,971 for the nine months ended September 30, 2022, compared to $1,350,820 for the nine months ended September 30, 2023. The increase is entirely related to the increased amortization of our faidr and podcasting Apps.

Other Income (Expense), Net

Total other expense increased by $1,128,340, from $5,058 for the nine months ended September 30, 2022, to $1,133,398 for the nine months ended September 30, 2023. The increase is related to interest expense attributed to the Secured Bridge Notes issued during November of 2022 and April of 2023, which included the finance charges associated with debt issuance cost (refer to Note 4 of the condensed unaudited financial statements for additional information regarding the secured bridge notes).

Liquidity and Capital Resources

Sources of Liquidity

We have incurred operating losses since our inception and have an accumulated deficit as a result of ongoing efforts to develop and commercialize our faidr and podcasting Apps.

As of September 30, 2023, and December 31, 2022, we had cash of $2,199,678 and $1,661,434, respectively. We have a deficit in working capital in the amount of approximately $1.4 million at September 30, 2023. We anticipate that operating losses and net cash used in operating activities will increase over the next 12 months as we continue to develop and market our products. Our existing cash of $2.2 million at September 30, 2023 will only be sufficient to fund our current operating plans into February 2024. The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

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We had cash on hand of $2,199,678 as of September 30, 2023. The Company will need to raise additional funds to continue funding our technology development and commercialization efforts beyond such time. Management intends to secure such funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

Interim Bridge Financings

The Company entered into a Secured Bridge Note (“Prior Note”) financing on November 14, 2022 with one of our accredited investors who is a significant existing shareholder of the Company. We received $2,000,000 of gross proceeds in connection with that financing.

On April 17, 2023, we entered into an additional Secured Bridge Note (“New Note”) financing with the same accredited investor. We received $750,000 of gross proceeds in connection with the New Note financing. The principal amount of the New Note is $825,000. The New Note has a 10% interest rate and matures on July 31, 2023. The New Note is secured by a lien on substantially all of our assets. At maturity, the lender exercised its option to convert any original issue discount and accrued but unpaid interest on the New Note into shares of the Company’s common stock. The fixed conversion price is $0.61 per share.

In connection with the New Note financing, we issued 650,000 common stock warrants to the investor with a five-year term and a fixed $0.61 per share exercise price. 325,000 of such warrants were exercisable immediately. The other 325,000 of such warrants only became exercisable if the maturity date of the New Note were extended in accordance with the terms of the New Note. Further, if the New Note remained outstanding as of July 31, 2023, the Company had the option to extend the maturity date of the New Note to November 30, 2023. Upon exercise of such extension, the interest rate on the New Note increased to 20% from 10%, and the 325,000 portion of the warrants became exercisable.

Further, in connection with the New Note financing, the parties agreed to make certain amendments to the Prior Note financing. Specifically, the parties agreed to cancel the 300,000 common stock warrants issued as part of the prior financing and, in lieu of the cancelled warrants, issued the investor common stock warrants for 600,000 common shares with an exercise price of $0.61 per common share and a five-year term. 300,000 of such warrants were exercisable immediately, while the other 300,000 warrants became exercisable upon the maturity date extension of the Prior Note during May of 2023.

The investor will not be able to receive shares upon conversion or exercise, unless prior shareholder approval is obtained, if the number of shares to be issued to the investor, when aggregated with all other shares of common stock then owned by the investor beneficially or deemed beneficially owned by the investor, would (i) result in the investor owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with Section 13 of the Securities Exchange Act of 1934 or (ii) otherwise constitute a Change of Control within the meaning of Nasdaq Rule 5635(b). The “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of the common stock outstanding immediately prior to the proposed issuance of shares of common stock.

Equity Line Sales of Common Stock

On November 14, 2022, the Company entered into a Common Stock Purchase Agreement (the “Existing ELOC CSPA”) with White Lion for an equity line facility.

On April 17 and April 20, 2023, the Company closed on two sales of Common Stock under the Existing ELOC CSPA. The Company issued an aggregate of 1,962,220 common shares and received aggregate proceeds of approximately $1.12 million.

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Any proceeds that the Company received under the Existing ELOC CSPA was used for working capital and general corporate purposes. Further, the aggregate number of shares of common stock that the Company can sell to White Lion under the Existing ELOC CSPA may in no case exceed 2,501,700 shares of the common stock (which is equal to approximately 19.99% of the shares of the common stock outstanding immediately prior to the execution of the Existing ELOC CSPA) (the “Existing Exchange Cap”), unless shareholder approval is obtained to issue purchase shares above the Existing Exchange Cap, in which case the Existing Exchange Cap will no longer apply. The Company and White Lion terminated the Existing ELOC CSPA concurrently with the entry into the Purchase Agreement.

Cash Flow Analysis

Our cash flows from operating activities have historically been significantly impacted by our investment in sales and marketing to drive growth, and research and development expenses. Our ability to meet future liquidity needs will be driven by our operating performance and the extent of continued investment in our operations. Failure to generate sufficient revenues and related cash flows could have a material adverse effect on our ability to meet our liquidity needs and achieve our business objectives.

The following table summarizes the statements of cash flows for the years ended December 31, 2022, and 2021:

	Year Ended December 31,
	2022	2021	% Change
Net cash provided by (used in):
Operating activities	$(4,752,750)	$(5,471,545)	$718,795
Investing activities	(1,931,107)	(1,552,686)	(378,421)
Financing activities	2,000,000	13,251,608	(11,251,608)
Change in cash, cash equivalents, restricted cash and restricted cash equivalents	$(4,683,857)	$6,227,377	$(10,911,234)

Operating Activities

Cash used in operating activities for the year ended December 31, 2022, was $4,752,750, primarily resulting from our net loss of $6,897,446, partially offset by non-cash charges of $2,131,362.

Cash used in operating activities for the year ended December 31, 2021, of $5,471,545 was primarily the result of our net loss of $13,478,069, and a change in working capital of $1,002,893 related to paying down our accounts payable balance from the prior year. These uses were partially offset by non-cash charges totaling $9,009,417.

Cash used in operating activities for both years primarily consisted of personnel-related expenditures, marketing and promotion costs, and public company administrative support costs such as legal and other professional support services.

Investing Activities

Cash flows used in investing activities for the year ended December 31, 2022, and December 31, 2021, consisted primarily of capitalization of software development expenses of $1,927,298 and $1,472,290, respectively.

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Financing Activities

Cash flows provided by financing activities for the year ended December 31, 2022, of $2,000,000 was associated with the proceeds from the secured bridge note financing in November 2022.

Cash flows provided by financing activities for the year ended December 31, 2021, increased by $13,251,608 from the prior year, primarily related to $20,041,811 from the issuance of common shares related to our February 2021 IPO. This was partially offset by a $6,000,000 repayment on our line of credit, and repayment of deferred salary and related party notes payable of $960,849.

The following table summarizes the statements of cash flows for the nine months ended September 30, 2023, and 2022:

	Nine Months Ended September 30,
	2023	2022
Net cash provided by (used in):
Operating activities	$(3,404,954)	$(3,622,112)
Investing activities	(743,208)	(1,677,326)
Financing activities	4,686,406	(88,723)
Change in cash	$538,244	$(5,388,161)

Operating Activities

Cash used in operating activities for the nine months ended September 30, 2023, was ($3,404,954), primarily resulting from our net loss of ($6,594,656) and change in working capital of $188,517 related to an increase in accounts payable and accrued liabilities, offset by non-cash charges of $3,001,184 related to depreciation and amortization, share based compensation expense, and finance charges associated with the debt issuance costs of the Secured Bridge Notes. Cash used in operating activities for both periods consisted of personnel-related expenditures, marketing and promotion costs, and public company administrative support costs such as legal and other professional support services.

Investing Activities

Cash flows used in investing activities for the nine months ended September 30, 2023, was $743,208, consisting entirely of capitalization of software development expenses.

Cash flows used in investing activities for the nine months ended September 30, 2022, was $1,677,326, primarily consisting of capitalization of software development expenses of $1,673,517 and purchase of property and equipment of $3,809.

Financing Activities

Cash flows generated in financing activities for the nine months ended September 30, 2023, was $4,686,406 and related primarily to cash proceeds from the issuance of common shares of $4,016,521 and proceeds from related party debt of $750,000.

Cash flows used in financing activities for the nine months ended September 30, 2022, was $88,723 related to cash paid by the Company related to the net-share settlement of vested restricted stock units during the quarter.

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Funding Requirements

We historically have incurred significant losses and negative cash flows from operations since our inception and had an accumulated deficit of $78.3 million and $71.7 million as of September 30, 2023, and December 31, 2022, respectively. As of September 30, 2023, and December 31, 2022, we had cash of $2,199,678 and $1,661,434, respectively. Our cash is comprised primarily of demand deposit accounts and money market funds. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the development, and marketing and promotion of faidr. In addition, we expect to continue to incur additional costs associated with operating as a public company, including legal, accounting, investor relations and other expenses. Our future funding requirements will depend on many factors, including, but not limited to:

•	the scope, progress, results, and costs related to the market acceptance of our products
•	the ability to attract podcasters and content creators to faidr and retain listeners on the platform
•	the costs, timing, and ability to continue to develop our technology
•	effectively addressing any competing technological and market developments
•	avoiding and defending against intellectual property infringement, misappropriation and other claims

Contractual Obligations

The following table summarizes our contractual obligations not on our Balance Sheet as of December 31, 2022, and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments due by period
		Less Than	1 - 3	4 - 5	More Than
	Total	1 Year	Years	Years	5 Years
Operating lease commitments (1)	$46,202	$46,202	$–	$–	$–

(1)	Represents minimum payments due for the lease of office space without consideration of renewal options

The following table summarizes our contractual obligations not on our Balance Sheet as of September 30, 2023, and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments due by period
	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	More Than 5 Years
Operating lease commitments:
Office lease (1)	$25,000	$25,000	$–	$–	$–
Insurance premiums (2)	18,000	18,000	–	–	–
Total operating lease commitments	$43,000	$43,000	$–	$–	$–

(1)	Represents minimum payments due for the lease of office space.
(2)	Represents premium payments due related to D&O insurance policy from February 2023 – February 2024

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Off-balance sheet arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, we continually evaluate our estimates and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results may materially differ from these estimates made by management under different assumptions and conditions.

Certain accounting policies that require significant management estimates and are deemed critical to our results of operations or financial position, are described below. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Software Development Costs

The Company accounts for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable. The Company ceases capitalization of development costs once the software has been substantially completed and is available for its intended use. Software development costs are amortized over a useful life estimated by the Company’s management of three years. Costs associated with significant upgrades and enhancements that result in additional functionality are capitalized. Capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in software technologies. Unamortized capitalized software development costs determined to be in excess of anticipated future net revenues are impaired and expensed during the period of such determination. Software development costs of $1,927,298 and $1,472,290 were capitalized in 2022 and 2021, respectively. Amortization of expense of capitalized software development costs were $956,144 and $146,737 for the years ended December 31, 2022, and 2021, respectively and are included in depreciation and amortization expense.

Equity-based compensation

Certain of our employees and consultants have received grants of common shares in our company. These awards are accounted for in accordance with guidance prescribed for accounting for equity-based compensation. Based on this guidance and the terms of the awards, the awards are equity classified. The common shares receive distributions if any in an order of priority in accordance with our limited liability company agreement.

The fair value of each award is determined using the Black-Scholes option-pricing model which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, and the risk-free interest rate over the expected life of the option. The expected volatility was determined considering comparable companies historical stock prices as a peer group for the fiscal year the grant occurred and prior fiscal years for a period equal to the expected life of the option. The risk-free interest rate was the rate available from the St. Louis Federal Reserve Bank with a term equal to the expected life of the option. The expected life of the option was estimated based on a mid-point method calculation.

Prior to our IPO in February 2021, we were a private company with no active public market for our common equity. Therefore, we have periodically determined the overall value of our company and the estimated per share fair value of our common equity at their various dates using contemporaneous valuations performed with the assistance of a third-party specialist and in accordance with the guidance outlined in the American Institute of CPA’s Practice Aid.

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BUSINESS

Overview of Auddia

Auddia is a technology company headquartered in Boulder, CO, that is reinventing how consumers engage with audio through the development of a proprietary AI platform for audio and innovative technologies for podcasts. Auddia is leveraging these technologies within its industry-first audio Superapp, faidr (previously known as the Auddia App).

faidr gives consumers the opportunity to listen to any AM/FM radio station with commercial breaks replaced with repersonalized audio content, including popular and new music, news, and weather. The faidr app represents the first time consumers can combine the local content uniquely provided by AM/FM radio with commercial-free and personalized listening many consumers demand from digital-media consumption. In addition to commercial-free AM/FM, faidr includes podcasts – also with ads removed or easily skipped by listeners – as well as exclusive content, branded faidrRadio, which includes new artist discovery, curated music stations, and Music Casts. Music Casts are unique to faidr. Hosts and DJs can combine on-demand talk segments with dynamic music streaming, which allows users to hear podcasts with full music track plays embedded in the episodes.

Auddia has also developed a differentiated podcasting capability with ad-skipping features and also provides a unique suite of tools that helps podcasters create additional digital content for their podcast episodes as well as plan their episodes, build their brand, and monetize their content with new content distribution channels. This podcasting feature also gives users the ability to go deeper into the stories through supplemental, digital content, and eventually comment and contribute their own content to episode feeds.

The combination of AM/FM streaming and podcasting, with Auddia’s unique, technology-driven differentiators addresses large and rapidly growing audiences.

The Company has developed its AI platform on top of Google’s TensorFlow open-source library that is being “taught” to know the difference between all types of audio content on the radio. For instance, the platform recognizes the difference between a commercial and a song and is learning the differences between all other content to include weather reports, traffic, news, sports, DJ conversation, etc. Not only does the technology learn the differences between the various types of audio segments, but it also identifies the beginning and end of each piece of content.

The Company is leveraging this technology platform within its premium AM/FM radio listening experience through the faidr App. The faidr App is intended to be downloaded by consumers who will pay a subscription fee in order to listen to any streaming AM/FM radio station and podcasts, all with commercial interruptions removed from the listening experience, in addition to the faidrRadio exclusive content offerings. Advanced features will allow consumers to skip any content heard on the station and request audio content on-demand. We believe the faidr App represents a significant differentiated audio streaming product, or Superapp, that will be the first to come to market since the emergence of popular streaming music apps such as Pandora, Spotify, Apple Music, Amazon Music, etc. We believe that the most significant point of differentiation is that in addition to ad-free AM/FM streaming and ad-free podcasts, the faidr App is intended to deliver non-music content that includes local sports, news, weather, traffic and the discovery of new music alongside exclusive programming. No other audio streaming app available today, including category leaders like TuneIn, iHeart, and Audacy, can compete with faidr’s full product offerings.

The Company launched an MVP version of faidr through several consumer trials in 2021 to measure consumer interest and engagement with the App. The full app launched on February 15, 2022, and included all major U.S. radio stations in the US. In February 2023, the Company added faidrRadio, Auddia’s exclusive content offerings, to the app. Podcasts (standard) were added to the app for the iOS version before the end of Q1 2023 as planned and added to the Android app in May of 2023. Podcast functionality will continue to be enhanced through 2024, including an add-free feature in early Q1.

The Company also developed a testbed differentiated podcasting capability called Vodacast, which leveraged technologies and proven product concepts to differentiate its podcasts offering from other competitors in the radio-streaming product category.

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With podcasting growing and predicted to grow at a rapid rate, the Vodacast podcast platform was conceptualized to fill a void in the emerging audio media space. The platform was built to become the preferred podcasting solution for podcasters by enabling them to deliver digital content feeds that match the audio of their podcast episodes, and by enabling podcasters to make additional revenue from new digital advertising channels, subscription channels, on-demand fees for exclusive content, and through direct donations from their listeners. Throughout 2023, Auddia has been migrating their podcasting capabilities into the flagship faidr app with the intention to sunset the Vodacast platform and instead bring the advanced podcasting functionality that was found on Vodacast into faidr as part of the overall strategy to build a single audio Superapp. This includes Auddia’s new podcast ad-skipping technology which will be made available in faidr in Q1 2024 (iOS and Android).

Today, podcasters do not have a preference as to where their listeners access their episodes, as virtually all listening options (mobile apps and web players) deliver only their podcast audio. By creating significant differentiation on which they can make net new and higher margin revenue, we believe that podcasters will promote faidr to their listeners, thus creating a powerful, organic marketing dynamic.

One innovative and proprietary part of Auddia’s podcast capabilities, originally presented on their Vodacast differentiated podcasting capability is the availability of tools to create and distribute an interactive digital feed which supplements podcast episode audio with additional digital. These content feeds allow podcasters to tell deeper stories to their listeners while giving podcasters access to digital revenue for the first time. Podcasters will be able to build these interactive feeds using The Podcast Hub, a content management system that was originally developed and trialed as part of Auddia’s Vodacast platform, which also serves as a tool to plan and manage podcast episodes. The digital feed activates a new digital ad channel that turns every audio ad into a direct-response, relevant-to-the-story, digital ad, increasing the effectiveness and value of their established audio ad model. The feed also presents a richer listening experience, as any element of a podcast episode can be supplemented with images, videos, text and web links. This feed will appear fully synchronized in the faidr mobile App, and it also can be hosted and accessed independently (e.g., through any browser), making the content feed universally distributable.

Over time, users will be able to comment, and podcasters will be able to grant some users publishing rights to add content directly into the feed on their behalf. This will create another first for podcasting, a dialog between creator and fan, synchronized to the episode content. The interactive feed for podcasts has been developed and tested on Vodacast and is expected to be another differentiator added into faidr for podcast listeners later in 2024.

The podcast capabilities within faidr will also introduce a unique and industry first multi-channel, highly flexible set of revenue channels that podcasters can activate in combination to allow listeners to choose how they want to consume and pay for content. “Flex Revenue” allows podcasters to continue to run their standard audio ad model and complement those ads with direct response enabled digital ads in each episode content feed, increasing the value of advertising on any podcast. “Flex Revenue” will also activate subscriptions, on-demand fees for content (e.g., listen without audio ads for a micro payment fee) and direct donations from listeners. Using these channels in combination, podcasters can maximize revenue generation and exercise higher margin monetization models, beyond basic audio advertising. “Flex Revenue” and the initial inclusion of the new revenue channels that come with it will be added to podcasting in the faidr app, and the first elements of this new monetization capability is expected to be commercially available in Q1 2024, beginning with subscription plans to access ad-skipping in podcasts.

The faidr mobile App is available today through the iOS and Android App stores.

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Recent Developments

On March 16, 2023, the Company announced the following recent results for its products:

•	A 7-10% maintained user subscription conversion rate since launching subscriptions in both iOS and Android platforms.

•	faidrRadio, the Company’s exclusive content programming available in the iOS faidr app, has maintained 33% of the app’s total plays alongside traditional AM/FM radio.

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The Company has continued to make significant progress in cost per installs, a top metric for indicating consumer interest in the faidr product. Across the combined iOS and Android platforms, the Company has achieved a $1.80 cost per install.

Mergers and Acquisitions Strategy

The Company is exploring various merger and acquisition options as part of a broader strategy which aims to scale the business more rapidly; accelerate user adoption and subscriber growth; enter new markets (international); and open new pathways toward raising capital. The overall strategy focuses on three areas: (1) acquiring retained users of a radio-streaming app, (2) bringing Auddia’s proprietary ad-free products to that userbase to generate significant subscription revenue, and (3) bringing together other differentiated features into the larger audio Superapp platform.

The Company has performed due diligence on three potential acquisition targets thus far, including a business referred to as RadioFM, and two other targets that are identified as Target #2 and Target #3. Neither the acquisition of Target #2 nor Target #3 are probable of occurring at this time. The following anticipated synergies are based on good faith estimates and are subject to a multitude of risks as set forth under the heading “Risk Factors,” in this Prospectus. There can be no assurance that the potential acquisitions noted below will occur, or if the acquisitions occur, whether the noted synergies will be realized,

RadioFM: This target represents more than 4.6 million global monthly mobile users, being monetized through in-app advertising at a rate of $2.4 million per year. Auddia would acquire the RadioFM asset (the application, though not the company), which operates at a gross margin of approximately 81%. The Company forecasts that if this acquisition is completed, it would integrate its ad-free technology into RadioFM, and it could begin rolling out subscription to 641,100 users and expand the subscription product to the majority of its 4+ million users within 18 months of acquisition. If the acquisition is completed, we estimate the Year one revenue, post-acquisition, could be over $5 million, $3.3 million of that due to the added synergies of Auddia’s proprietary ad-free technology.

Target #2: This target represents more than 4.8 million global monthly users, distributed across its mobile and desktop products, being monetized through in-app advertising at a rate of approximately $1.4 million per year. Auddia would acquire both Target #2’s assets (the application and desktop website, though not the company), both of which operate at a gross margin of approximately 83%. The Company forecasts that if an acquisition of Target #2’s assets is completed, it would integrate its ad-free technology into the mobile product of this target company, and it could begin rolling out subscription to 887,882 users and expand the subscription product to the majority of its 1+ million users within 18 months of acquisition. If the acquisition is completed, we estimate the Year one revenue, post-acquisition, could be over $2.8 million, with approximately $1.3 million of that due to the added synergies of Auddia’s proprietary ad-free technology.

Target #3: This target represents superior radio-streaming and music-recording technology that allows the Auddia Superapp to accelerate the development of its roadmap while also adding significant engineering resources and valuable infrastructure, including an advanced database of stations and real-time monitoring as well as multi-year search engine optimization efforts to result in a very low cost-per-install of the target’s mobile app. The target company’s flagship product is a suite of audio and video recording software, which generates close to $3 million per year. In addition to differentiated and valuable technology and infrastructure, the target company also boasts an impressive mobile application with more than 200K monthly active users. The Company forecasts that if an acquisition of Target #3 is completed, the mobile app could be monetized with both advertising and a subscription tier in addition to Auddia’s differentiated ad-free technology which could be integrated 6 months post-acquisition, resulting in an estimated net new revenue of $452,522 in year one, growing to $7.5 million in year two.

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RFM Acquisition

On January 26, 2024, we entered into a Purchase Agreement (the “RFM Purchase Agreement”), pursuant to which we agreed to acquire RadioFM (the “RFM Acquisition”), which is currently a component of both AppSmartz and RadioFM (Partnerships under common control). The aggregate consideration for the RFM Acquisition is $13,000,000 (plus $2,000,000 in contingent consideration if certain post-close milestones are reached), in addition to the assumption of certain liabilities, as may be adjusted pursuant to the terms of the RFM Purchase Agreement.

The consummation of the RFM Acquisition is subject to the proceeds received from this offering and satisfaction or waiver of customary closing conditions. The RFM Purchase Agreement may be terminated under certain customary and limited circumstances at any time prior to the closing of the RFM Acquisition, including if the proceeds from this offering are insufficient to fund the acquisition.

The RFM Purchase Agreement contains customary representations, warranties, covenants, and post-closing indemnification obligations of the parties thereto.

The foregoing description of the RFM Purchase Agreement is not complete and is qualified in its entirety by reference to the copy of the RFM Purchase Agreement filed as Exhibit 2.1 to the registration statement of which this prospectus forms a part.

History of Auddia

The Company was originally formed in 2012 as Clip Interactive, LLC to provide the broadcast radio industry with digital consumer products (mobile apps and web applications) that increased radio listener engagement and generated new revenue for radio stations from digital ads synchronized to the audio ad. In late 2017 the Company recognized a need to provide the radio industry with a new capability that would allow for a more efficient business model, similar to the subscription models that had emerged for music and video through companies like Apple, Spotify, SiriusXM and Netflix. The Company began to conceptualize what would become Auddia, a commercial-free subscription platform for broadcasters and radio listeners.

Management of the Company commenced evaluating essential aspects of the opportunity such as technical feasibility, consumer viability, basic economics, intellectual property matters and basic legality. The Company’s Executive Chairman, Chief Executive Officer and Chief Technology Officer all have experience in performing similar assessments for consumer facing products in various industries, including elections, gaming, secure document processing, and digital advertising. Further, our Executive Chairman has extensive experience developing strategy and determining business viability of products in the several previous companies that he founded.

Management’s assessment also included metrics from subscription platforms for broadcast audio content, which show that consumers are willing to pay a subscription fee for commercial-free audio content. For example, SiriusXM, Inc. offers a service that demonstrates the viability of a commercial-free broadcast audio product that is purchased by consumers, in their case, for an average $13 (estimated) per month. SiriusXM has 33.97 million subscribers (end of 2023) at this average price point. SiriusXM does not offer the local content and personalities that local broadcast radio exclusively delivers.

In early 2018 and over the period of next year, management analyzed and assessed the commercial viability of the proposed faidr platform to determine whether a subscription-based commercial free radio service would generate consumer interest. This assessment was based upon: (a) the Company’ experience in having developed, deployed and operated over 580 mobile apps for broadcast radio companies over the last seven years; (b) discussions of the Auddia concept with radio industry leaders, most of whom were our current or previous customers; (c) discussions with radio industry analysts; and (d) research into the state of broadcast and subscription radio industries. As part of the management assessment, in January of 2019, we commenced discussions with a Harris Insights and Analytics, LLC (“Harris”), to assist management in gauging consumer response to our planned service, and in March of 2019 we commissioned Harris to conduct a survey. The results of that survey, when integrated with our internally developed analysis, supported our conclusion of consumer interest and viability of the product. Harris asked consumers to answer a variety of questions exploring their interest in such a service; how much they would be willing to pay; and several other related topics. Our interpretation of the results of the survey, also supported our assessment that consumers will continue to listen to local radio channels, and they are willing to pay a monthly subscription fee to avoid commercials.

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Based upon management’s analysis, the above discussions, and industry research, the Company concluded that a subscription product for local radio’s audio content, where commercials are removed, was of great interest to the radio broadcast industry. Further, the Company also concluded that consumers would be interested in subscribing to commercial free local audio content that only local radio produces and broadcasts, and that faidr would have commercial viability.

The Company’s podcast platform was conceptualized during this transition period described above, when management recognized the opportunity to leverage previously developed technology and mobile app capabilities to provide products to podcasters and podcast listeners in the burgeoning podcasting space. Having provided interactive digital content feeds for radio stations for several years, a similar product for podcasting was explored. The Company presented a product concept to podcasters and podcaster “rep firms” and sufficient interest from those explorations warranted the development of a minimally viable mobile app product, branded Vodacast. Eventually, with further support and interest from prospect podcasters and listeners, the product was expanded to include both iOS and Android mobile apps and the development of the podcast Hub, which is the platform’s content management system.

The Company was poised to execute early, small-scale marketing trials in which podcasters would promote the Vodcast mobile app to their listeners via the audio of their podcast episodes. The incentive for podcasters to promote Vodacast came from the monetization features that are inherent on the platform, where podcasters understand that a “download” or unique listening session would generate more revenue for podcasters when it occurs on the Vodcast mobile app. The expectation was that listeners will convert at sufficiently high rates to justify wide scale launch and broad promotion by podcasters. After the launch of the proof-of-concept Vodacast app, and monitoring engagement and retention for close to a year, Auddia was confident the podcast platform achieved differentiation and should be moved into the company’s audio Superapp faidr as the podcast offering.

In February of 2022, Auddia launch faidr and began acquiring users to assess App performance and adoption. The faidr App has gone through multiple iterations since launch, including the major feature additions of podcasts and faidrRadio.

Overview of the Evolving Audio Ecosystem and the Positioning of AM/FM Broadcast Radio

We believe that audio as a medium is experiencing a renaissance as advanced artificial intelligence capabilities such as voice recognition are ushering in an era where voice is becoming the most efficient interface to interact with audio and video content. Historically, audio has been a passive medium where content is selected by a professional program director and delivered to large audiences who have no choice in personalizing the delivered content. But audio is now transitioning to an active medium where consumers can interact with streaming content through advanced algorithms and feedback mechanisms that include skipping content, providing thumbs up and thumbs down input, sharing content socially, creating playlists, following other playlists and customizing the programming of content routines for specific parts of the day through smart speakers like Alexa (e.g., providing a morning routine). Advanced artificial intelligence capabilities are facilitating these new capabilities and accelerating the trend towards consumer consumption of on-demand personalized content. To support this trend, audio content needs to be understood, indexed, stored and made retrievable through search methods so it can be provided to consumers when they ask for particular content.

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Broadcast radio remains the dominant force in audio. The 2023 Share of Ear Study shows broadcast radio with a 37% share of listening and the next most popular form of listening being music videos on YouTube at 14% followed by streaming music at 11%. Although AM/FM radio continues to dominate audio listening, streaming audio is the fastest growing segment according to Share of Ear studies going back to 2014. We believe streaming audio will continue to grow as on-demand content in the form of streaming music podcasting, short-form audio and other emerging formats of audio content become more prevalent and artificial intelligence technologies facilitate the introduction of new and improved listening experiences. As streaming audio has demonstrated its growth trajectory, AM/FM radio has responded by streaming their radio stations but with, we believe, very little success in comparison to the streaming music players as measured by consumer listening.

Most common streaming platforms in the U.S. offer a paid subscription model to eliminate or reduce advertisements during the listening experience. With very few exceptions, AM/FM radio has not adopted this model to date. Most AM/FM streams are simulcasts of the on-air station and carry the same advertisement load as the on-air product. In 2020, the average advertisement load was 16.7 minutes per hour (an increase of approximately 2 30-second ads from 2018’s average of 16.1 minutes). This means that if these 16.7 minutes were filled with the common 30-second spot, this would equate to 33.4 advertisements per hour. Given that the free ad-supported tiers of the music streaming services commonly limit ads to 4 per hour, a streaming service with 32 audio ads per hour is more disruptive to the content listening experience. We believe the combination of AM/FM radio’s advertisement load and the inability for listeners to skip content or request on-demand content in an AM/FM radio stream is the main reason broadcast radio is not gaining ground in the audio streaming market relative to the other music players.

There are a handful of successful radio-streaming mobile applications on the market today. Between the top five, there are more than 150 million users, which includes some overlap. According to Statista, the reach of online radio, which includes AM/FM streaming, has increased sharply over the past decade, with 68% of the US population having listened to online radio within a month in 2021 compared to only 34% ten years earlier. This migration of audience is expected to continue. The total addressable market for radio streaming is expanding year-over-year, and faidr is the only app currently available that can (1) provide ad-free listening and (2) can aggregate all stations in the US in one place, as it is not beholden to any exclusivity deals with the larger AM/FM media corporations.

The Company believes the faidr App will give subscribers the technology solution they need to enjoy the local content presented by AM/FM radio while not only avoiding the interruption of 16.7 minutes of ads per hour, but also personalizing the listening experience with skips and on-demand content. We believe the faidr App represents the consumer product that modernizes the radio-listening experience, combines AM/FM with the right mix of other content options—podcasts and exclusive content and programming—and gives users the control they expect in the current audio-streaming landscape.

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Overview of Podcasting in the Audio Ecosystem

Another area of significant change within the broader audio ecosystem, we believe, is that podcasting is an emerging new type of audio media and that there are opportunities to develop new forms of content consumption, distribution, and monetization around this new form of audio media. With more than 177 million monthly listeners in the U.S. in 2023, podcasting has exploded within a relatively short period of time. Yet the core offering of a podcast is still very basic, including only audio content for the listener and leveraging audio advertising (embedded within the podcast episode content) as the primary and often exclusive mechanism for generating revenue. Like AM/FM radio, podcasting is ripe for disruption by third parties that bring new and expanded revenue models to the industry.

Additionally, we believe podcasting is still in its infancy and because of that, opportunities exist to improve the overall media creation and consumption experience for podcasters and listeners alike, and that these improvements can create new channels of revenue for content creators. By leveraging more than six years of experience delivering synchronized digital content feeds for radio stations through their mobile apps and web players, the Company believes that basic podcasting audio, as a generic form of audio media, can be enhanced to provide a better content experience for listeners while providing a more robust platform on which podcasters as content creators can more effectively monetize their work.

Software Products and Services

The faidr App

The faidr App is our flagship product and is expected to generate the majority of the Company’s future revenue.

How the faidr App Works

A faidr subscriber will select a specific streaming radio station to record and be able to listen to the recording of that station in a customized manner. The faidr App will record the station in real time and its AI algorithm will identify the beginning and end of audio content segments including music and commercials. When the recorded station is played back by the App subscriber, faidr will identify the audio content segments the user chooses not to consume and automatically switch the audio playback of the recording to a different piece of audio content. For example, if a consumer chooses not to listen to commercials during the playback of their recording of a station, the faidr App will automatically cover the commercial segments with other content such as additional music.

The Company is developing strategies and content relationships to access additional content sources to cover commercials and respond to skips across many content segments in addition to music and commercials, such as sports, news, talk and weather. As the audio content ecosystem continues to expand, the Company believes faidr will represent an attractive distribution platform for content providers. There is no guarantee the audio content ecosystem will continue to expand along its current trajectory or that the Company will be able to secure access to content in an economically advantageous manner, both of which would negatively impact the user experience within faidr. The Company has not yet secured the rights from content providers to place any audio content into the platform in an on-demand use case.

Users of faidr can also access any podcast that’s publicly available as well as exclusive programming, music stations and Music Casts, through faidrRadio.

The faidr App is built on a proprietary artificial intelligence platform developed and owned by the Company and subject to one issued patent and additional patent applications that are pending.

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Copyright Law

To secure the rights to stream music and other content through the faidr app, the Company may enter into license agreements with copyright owners of sound recordings and musical works or their authorized agents. In June 2021, the Company filed a Notice of Use of Sound Recordings Under Statutory License in accordance with 37 CFR § 370.2, which authorized the Company to make noninteractive digital audio transmissions and reproductions of certain sound recordings pursuant to the statutory licenses set forth in 17 U.S.C. §§ 112 and 114. The Company is also in the process of obtaining licenses with the performing rights organizations (“PROs”) in the United States, which negotiate blanket licenses with copyright users for the public performance of compositions in their repertory, collect royalties under such licenses, and distribute those royalties to copyright owners.

The faidr App’s architecture presents a built-in digital audio recorder (“DAR”) that will allow consumers to record third-party transmissions made available through the faidr App. The Company believes such consumer-initiated recordings are authorized as non-infringing, fair use time shifting by consumers pursuant to the Supreme Court’s decision in Sony Corp. of America v. Universal City Studios, Inc., 464 U.S. 417 (1984). The Supreme Court also ruled that the manufacturers of home video recording devices were not liable for reproductions made by consumers where the devices had substantial non-infringing uses. faidr’s DAR is analogous to the Betamax television recorders found non-infringing in the Universal City Studios decision. With the faidr’s DAR, users can select radio stations to record. Users can also control their listening experience by deciding whether they will listen to commercials or other programming categories selected by the user. The Company believes giving users the ability to avoid commercials is protected, non-infringing activity.

If a court were to hold that one or more functionalities offered by the faidr App resulted in the violation of protected rights of third parties, the Company could be subject to liability for infringement, the damages for which could be material.

Podcast Platform

Auddia’s Podcast Platform, which includes the previously developed and commercially trialed Vodacast mobile app, is an interactive differentiated podcasting capability the Company has built that allows podcasters to give their audiences an interactive audio experience. Podcast listeners are able to see video and other digital content that correlates with the podcast audio and is presented to the listener as a digital feed. All content presented in the digital feed can be synched to the podcast audio content. This allows podcast listeners to visually experience, interact with, and eventually comment on audio content in podcasts.

Much of the technology we use in this platform to create the feed of digital content synchronized to the audio content of the podcast is based on the core functionality and product concepts the Company has used historically to provide synchronized digital feeds to over 580 radio stations.

The digital feed introduces a new revenue stream to podcasters, such as synchronized digital advertising while providing end users a new digital content channel that compliments the core audio of the podcast.

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All of the content and functionality that is made available within the Podcast Platform, through the Vodacast mobile app, is currently being added to the faidr app, diversifying the podcast offering of faidr and bringing that app up to parity with the major, competing apps like iHeart Radio, TuneIn and Audacy. In addition, new ad-skipping features are also being added to faidr (Q1 2024) which demonstrates the company’s differentiation in the podcasting arena, for both podcasters and consumers.

Business Model and Customer Acquisition Strategy for faidr

The Company has an eight-year plus history of working closely with the broadcast radio industry in the United States to help the industry adapt to both digital advertising and digital media technologies.

The Company announced several broadcast radio partnerships during 2021 in which we performed commercial trials within these markets. Based on the initial results from our commercial trials, the Company believes consumers are drawn to an interruption-free radio experience. We executed a full launch in February 2022 that initially included approximately 4,000 radio stations on the faidr App. The Company has continued to add stations to the faidr App which now presents more than 6,200 AM/FM streams.

Radio stations owned by broadcasters will be economically incentivized to promote faidr to their listeners. We intend to leverage subscription revenue to compensate participating radio broadcasters for promotional support and their increased music streaming fees. We believe that if participating broadcasters can generate increased revenue from their content, they can decrease their on-air advertising load while increasing the price paid for each commercial, as the commercial is more likely to be heard by consumers in a less cluttered advertising environment. In addition, we intend to offer tiered subscriptions to the faidr App where lower priced subscriptions allow a lower level of functionality and control. We believe that our history and existing relationships with broadcast radio will drive customer acquisition for the faidr App.

Our business model is based on creating a pool of subscription revenue across all streaming stations and other content providers utilizing the faidr platform. This subscription pool, excluding direct subscriber acquisition costs and increased music streaming fees, is expected to be shared with radio stations and other content providers, such as podcasters whose episodes are available ad-free, based either on the time each listener spends listening or the amount of plays on faidr. We believe this business model will result in broadcasters promoting the listening of their stations within faidr, similar to how radio stations are currently using airtime to promote the listening of their content on Alexa and other smart speaker systems.

Auddia’s major podcast differentiators once implemented in faidr, will be marketed to podcasters and podcasting companies with business-to-business strategies that focus on communicating the value proposition and monetization opportunity. The potential to earn new, incremental revenue on the faidr platform, in addition to the other key value propositions of the platform, is expected to organically drive podcasters to promote the platform directly to their listeners. Direct-to-consumer marketing will be done independently by the Company and, in some cases, in partnership with podcasters who leverage their audio content programs to promote to their established audiences. As is the case with other proven marketing strategies, we intend to have our partners benefit from a participative revenue share through the faidr podcasting.

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Our Legacy Interactive Radio Platform

From 2014 through 2020, the Company was successful in deploying our legacy platform across 580 major radio stations and 1.6 million monthly active users. Although this represents a meaningful user base, it is a small fraction of the listening audience represented by the 580 stations on the Company’s legacy platform. We believe the two main reasons radio was not able to drive more users to the platform are that the number of consumers willing to download an individual radio station app is small and that to appeal to a greater digital audience the core listening experience of radio needs to incorporate a premium offering that includes skips, on-demand content and a commercial-free option.

The Company’s legacy product served the broadcast industry by providing a platform that allowed for the delivery of actionable digital ads that are synchronized with broadcast and streaming audio ads. Broadcasters offered mobile and web digital interfaces to their listeners, typically for their individual stations. Our Interactive Radio Platform provided mobile and web products that provided end users (listeners) with a visual display of everything a radio station has played in recent history (referred to as a “station feed”). In addition to displaying album art for songs played, and digital insertions for station promotions and programs (e.g., a radio station contest), the station feed also included a digital element for each audio ad that was played. These interactive, synchronized digital ads generate additional revenue for broadcasters and allow for the collection of meaningful advertising analytics which we present to broadcasters through an analytics dashboard.

The Company began phasing out the Interactive Radio Platform in 2020 and ceased operations related to all legacy deployments and services by July 1, 2020. Much of the core technology of this platform is being leveraged for re-use within faidr. Furthermore, our well-established relationships with more than a dozen broadcasters through the sales, marketing and digital services operations are being maintained as we seek to deploy the faidr App at national scale.

Intellectual Property

We rely on a combination of patents, trade secrets, non-disclosure agreements, and other intellectual property to protect the proprietary technologies that we believe are important to our business. Our success will depend in part on our ability to obtain and maintain patent and other proprietary protection for commercially important inventions and know-how, defend and enforce our patents, maintain our licenses, preserve our trade secrets, and operate without infringing valid and enforceable patents and other proprietary rights of third parties. We also rely on continuing technological innovation to develop, strengthen, and maintain our proprietary position in the field of interactive audio.

The Company holds issued patents and has patents pending in the areas of audio content monitoring, identification, distribution and presentation. The Company’s intellectual property has been used in the development of products that allow broadcasters and audio content distributors to present digital content and supplemental audio and video content along with and even synchronized with their standard audio content. These products introduce new consumer use scenarios, such as offering direct response to audio ads (such as a standard broadcast radio commercial). The products give consumers, via smartphone applications, a mechanism to identify both the content and the source of content and allow the consumer to act on what they may have heard and/or receive additional information about what they heard.

On March 12, 2019, the United States Patent and Technology Office issued a patent to the Company (titled “Method and System for Sub-Audible Signaling”) that covers an advanced “watermarking” technology to attach source-attribution information, as well as highly detailed content descriptors into an audio broadcast or stream. We believe this technology improves the state of the art by potentially increasing the amount of information that can be embedded in an audio stream or broadcast, as well as supporting the real time addition of sub-audio information. The Company does not utilize this patent technology in its current products, but the technology may be useful for future products or potential licensing to others. However, there can be no assurance that this patent or the technology underlying the patent will be utilized or licensed by the Company or, even if utilized or licensed, this patented technology will result in revenues or profits.

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The most recent intellectual property to be submitted for patent application is a set of technologies that are integral to the development and operation of consumer-oriented platform that can deliver commercial free broadcast radio content. These technologies involve distributed content monitoring (e.g., on the smartphones of consumers) and content identification, including the identification of the beginning and end of specific segments of content, such as a song or an ad. Combining these capabilities with time-shifting and real-time audio content replacement provides the end user with a dynamic, multi-source, commercial free audio content experience that can include the local content heard on the radio as well as any other content available form an accessible source. This intellectual property serves as the cornerstone of the Company’s new focus and allows the Company to eventually expand to provide numerous and various audio content sources on a single platform.

In June 2020 the United States Patent and Technology Office approved the first of these patent applications (titled “Seamless Integration of Radio Broadcast Audio with Streaming Audio”) that details a process that can be used to monitor, time shift and play an over the air radio broadcast. This patent will protect key Company functionality that is central to the delivery of our core offering of commercial free radio. For example, using this technology, when a commercial break is detected on the over the air broadcast, alternate content from local or streaming sources can be injected to cover the break. Additionally, a second broadcast radio station can be similarly time shifted and used as alternate content. This intellectual property gives the Company exclusive advantages when dealing with established music rights and content costs issues related to broadcast versus streaming music. This gives the Company leverage when working with both the broadcast industry and the music industry, and options to deliver services from lower cost, over the air audio content sources.

The Company holds trademarks and is in the process of applying for trademarks for key products and brands. The Company holds the trademark for a product named PLAZE, which is a potential commercial-free music streaming product that is a future, strategic opportunity of the business. The Company also holds the trademark for AUDDIA which is used as both the corporate brand name as well as the name of the consumer-facing mobile application that delivers the Company’s commercial free radio service. The Company holds the trademark for faidr, which is used as the brand name for their audio Superapp.

In addition, any intellectual property litigation to which we become a party may require us to do one or more of the following:

•	Cease selling, licensing, or using products or features that incorporate the intellectual property rights that we allegedly infringe, misappropriate, or violate;
•	Make substantial payments for legal fees, settlement payments, or other costs or damages, including indemnification of third parties;
•	Obtain a license or enter into a royalty agreement, either of which may not be available on reasonable terms or at all, in order to obtain the right to sell or use the relevant intellectual property; or
•	Redesign the allegedly infringing products to avoid infringement, misappropriation, or violation, which could be costly, time-consuming, or impossible.

Intellectual property litigation is typically complex, time consuming, and expensive to resolve and would divert the time and attention of our management and technical personnel. It may also result in adverse publicity, which could harm our reputation and ability to attract or retain customers. As we grow, we may experience a heightened risk of allegations of intellectual property infringement. An adverse result in any litigation claims against us could have a material adverse effect on our business, financial condition, and results of operations.

Competition

Our audio service offerings face competition from alternative media platforms and technologies, such as broadband wireless, satellite radio, audio broadcasting by cable television systems and internet-based streaming music services, as well as consumer products, such as portable digital audio players and other mobile devices, smart phones and tablets, gaming consoles, in-home entertainment and enhanced automotive platforms. These alternative platforms and technology are offered by much larger and well-established radio-streaming applications such as iHeart Media, Audacy, and TuneIn. These technologies and alternative media platforms compete with our services for audience share and advertising revenues. There can be no assurance that we will be able to compete successfully in the audio marketplace. We are a small, relatively new company and we do not currently consider the Company to be a significant participant in its industry.

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All the top-three radio streamers listed above have the same core weaknesses against faidr. First, none of them can offer complete commercial-free listening across either AM/FM or podcast content categories. And two, not one is willing to aggregate all the US stations within their platform due to various conflicts of interest. iHeart and Audacy are only interested in allowing users to stream the stations they own and operate, and TuneIn’s relationship with iHeart prevents it from offering Audacy stations.

However, our success is dependent upon our development of new services as well as competitive advertising spend, and there can be no assurance that we will have the resources to acquire new users at a compelling rate to out-compete those top-three platforms or to introduce new services to compete with other new technologies or services. Other companies employing new technologies or services could more successfully implement such new technologies or services or otherwise increase competition with our business.

Employees

As of December 31, 2023, we had 13 total employees, 8 of whom were engaged in full-time research and development activities and 5 of whom were engaged in general administration. The Company also works with 1 full-time contractor who supports research and development and 2 part-time contractors who support general administration activities. None of our employees are represented by any collective bargaining unit. We believe that we maintain good relations with our employees.

Health, Safety and Wellness

We believe that our employees are the summation of our successes, which is why we offer an excellent health and benefits program to our employees and their families. We offer our employees comprehensive health insurance as well as optional dental and vision coverage. Additionally, we provide our employees with paid vacation, holiday, family leave and sick leave, with numerous other benefits offered to our employees.

In response to the COVID-19 pandemic, we took immediate steps to protect our employees, clients, and communities in which we operate by making changes to work locations, work protocols, and information services. We continue to maintain our commitment to ensuring our employees’ health, safety, and wellness by providing our employees the option to work in office or fully remote. Any employee who works in office must adhere to the Auddia’s policy regarding vaccination status to ensure the health and safety of our employees.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any material legal proceedings, the adverse outcome of which, in our management’s opinion, individually or in the aggregate, would have a material adverse effect on the results of our operations or financial position. There are no material proceedings in which any of our directors, officers, or affiliates or any registered or beneficial stockholder of more than 5% of our common stock is an adverse party or has a material interest adverse to our interest.

Facilities

In April 2021, the Company entered a twelve-month non-cancelable operating sublease for approximately 8,600 square feet of office space, with an initial base rent of $7,150 per month with three, separate six-month renewal options, subject to fixed rate escalation increases. In November of 2022, the Company amended the sublease to reflect a new term that expired on December 14, 2023, and was not renewed by the parties. The square footage rented was reduced to approximately 2,160 square feet at the cost of $4,018 per month. The Company is currently negotiating a new office space lease and entered into a temporary month-to-month lease for $1,600 per month until negotiations are finalized. Rent expense was $61,724 and $104,223 for the years ended December 31, 2023, and 2022, respectively.

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Regulatory and Certifications

We are subject to varying degrees of regulations in each of the jurisdictions in which we provide services. Local laws and regulations, and their interpretation and enforcement, differ significantly among those jurisdictions.

Data privacy has become a significant issue in the United States and in other countries. The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many federal, state and foreign government bodies and agencies have adopted or are considering adopting laws and regulations affecting or regarding the collection, use and disclosure of personal information. In the United States, these include, for example, rules and regulations promulgated under the authority of the Federal Trade Commission, the Health Insurance Portability and Accountability Act of 1996, the Family Medical Leave Act of 1993, the ACA, state breach notification laws and state privacy laws, such as the California Consumer Privacy Act of 2018 (the “CCPA”), the California Privacy Rights Act (the “CPRA”) and the Illinois Biometric Information Privacy Act (the “IBIPA”). Further, because some of our clients have establishments internationally, the European Union’s General Data Protection Regulation (“GDPR”) and other foreign data privacy laws may impact our processing of certain client and employee information.

We rely on a combination of copyrights, trademarks, service marks, trade secret laws and contractual restrictions to establish and protect our intellectual property rights. We also have a number of registered and unregistered trademarks and will continue to evaluate the registration of additional trademarks as appropriate. We do not have any patents or patent applications pending.

Segment Information

We operate in a single operating segment and a single reporting segment. Operating segments are defined as components of an enterprise about which separate financial information is regularly evaluated by the chief operating decision maker function (which is fulfilled by our chief executive officer) in deciding how to allocate resources and in assessing performance. Our chief executive officer allocates resources and assesses performance based upon financial information at the level. Since we operate in one operating segment, all required financial segment information is presented in the financial statements.

Corporate Information

We were originally formed as Clip Interactive, LLC in January 2012, as a limited liability company under the laws of the State of Colorado. In connection with our initial public offering (“IPO”) in February 2021, we converted into a Delaware corporation pursuant to a statutory conversion under the name Auddia Inc. Our principal executive offices are located at 2100 Central Avenue, Suite 200, Boulder, CO 80301. Our main telephone number is (303) 219-9771. Our internet website is www.auddia.com and corporate website is www.auddiainc.com. The information contained in or accessible from our website is not incorporated into this Annual Report, and you should not consider it part of this Annual Report. We have included our website address in this Annual Report solely as an inactive textual reference.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

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Available Information

Our internet address is www.auddia.com and our investor relations website is located at investors.auddiainc.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports can be found on our investor relations website, free of charge, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus. The SEC maintains a public website, www.sec.gov, which includes information about and the filings of issuers that file electronically with the SEC.

Properties

We own no properties. Our current corporate headquarters is based in a leased office in Boulder, Colorado. Our current lease term expires on December 14, 2023, unless renewed. If we do not renew the lease, we believe that we will find suitable space elsewhere on acceptable terms.

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MANAGEMENT, GOVERNANCE, DIRECTOR COMPENSATION, EXECUTIVE COMPENSATION

Executive Officers and Directors

Set forth below are the names, ages and positions of our executive officers and directors as of January 28, 2024.

Name	Age	Position(s) held	Served as a Director and/or Officer Since
Executive Officers
Jeffrey Thramann, M.D.	59	Executive Chairman and Director	2012
Michael Lawless	61	Chief Executive Officer, Secretary & Director	2012
John E. Mahoney	58	Chief Financial Officer	2023
Peter Shoebridge	60	Chief Technology Officer	2013

Non-Employee Directors
Stephen Deitsch	51	Director, Lead Independent Director	2021
Timothy J. Hanlon	58	Director	2021
Thomas Birch	71	Director	2021

Executive Officers

Jeffrey Thramann, Executive Chairman. Dr. Thramann founded the Company in 2012 and oversees strategic initiatives, capitalization and governance at the Company. This includes day-to-day involvement in working with senior management to establish the strategic vision of the Company, prioritizing product launches, working with the CEO and CFO on the financial plans of the Company, and assisting the CEO in recruitment and hiring of senior executives and the pursuit of business development activities. It also includes leading efforts to secure capital for the Company, building the board of directors and leading board meetings. In 2002, Dr. Thramann was the founder and became the chairman of Lanx, LLC. Lanx was an innovative medical device company focused on the spinal implant market and created the interspinous process fusion space with the introduction of its patented Aspen product. Lanx was sold to Biomet, Inc., an international orthopedic conglomerate, in 2013. Concurrent with Lanx, in 2006 Dr. Thramann was also the founder and chairman of ProNerve, LLC. ProNerve was a healthcare services company that provided monitoring of nerve function during high risk surgical procedures affecting the brain and spinal cord. ProNerve was sold to Waud Capital Partners, a private equity firm, in 2012.

Prior to ProNerve and concurrent with Lanx, Dr. Thramann was the founder and chairman of U.S. Radiosurgery (USR). USR is a healthcare services company that provides advanced radiosurgical treatments for tumors throughout the body. USR became the largest provider of robotic guided CyberKnife treatments of such tumors in the U.S. and was sold to Alliance Healthcare Services (Nasdaq; AIQ) in 2011. From 2001 through 2008, Thramann was the founder and senior partner of Boulder Neurosurgical Associates, a neurosurgical practice serving Boulder County, Colorado. Dr. Thramann is the named inventor on over 50 U.S. and international issued and pending patents. He completed his neurosurgical residency and complex spinal reconstruction fellowship at the Barrow Neurological Institute in Phoenix, AZ, in 2001. He is a graduate of Cornell University Medical College in New York City and earned a BS in electrical engineering management at the U. S. Military Academy in West Point, NY. Dr. Thramann currently serves as the Executive Chairman of Aclarion, Inc. (NASDAQ: ACON), a healthcare technology company that is leveraging MR Spectroscopy, biomarkers, and augmented intelligence algorithms to improve the diagnosis and treatment of chronic low back pain.

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Michael Lawless, Chief Executive Officer and Director: Mr. Lawless is a technology startup veteran having held key leadership positions in research and development, engineering, product development and operations. Prior to joining the Company in 2012, from 2009 to 2011 he was one of the founding executives and Chief Operating Officer of Trada, Inc., a company engaged in the business of crowdsourced digital ad campaign creation and management. In addition to establishing the business operations and processes for Trada, he was responsible for building and managing the product team and operating their internet advertising marketplace SaaS product. He earned a BS in Human Factors Engineering from the U.S. Air Force Academy and his master’s degree in Experimental Psychology with an emphasis on Human-Computer Interaction from The University of Dayton.

John E. Mahoney, Chief Financial Officer: Mr. Mahoney brings over twenty years of finance and operational experience in the services industry with both publicly traded and privately held companies. From 2019 to 2023, he served as Chief Financial Officer at Quality Biomedical, Inc., a private equity backed and leading service provider in the Home Medical Equipment industry. From 2014 to 2019, Mr. Mahoney served as Principal and Chief Financial Officer at CFO Leadership Services, LLC, a fractional CFO service company. From 2005 to 2014, Mr. Mahoney served Vice President and Chief Financial Officer at TASQ Technology, Inc., a wholly owned subsidiary of First Data Corporation, who merged with Fiserv. a leading global credit card processing services company. Mr. Mahoney is a certified public accountant. He earned his BS in Public Accountancy from the Long Island University.

Peter Shoebridge, Chief Technology Officer: Mr. Shoebridge joined the Company in 2013 and has over 35 years of professional experience in the software development industry. He has been involved with internet related technologies since 1996. From 2008 to 2012, he was the CEO and co-founder of Blue Yonder Gaming, Corp., a casino gaming systems and gaming company. Prior to Blue Yonder he was Vice President of engineering at Sona Mobile, Inc and led the team that built the first wireless gaming system to receive federal regulatory approval. He also led the team that built the Sona Gaming System, a server-based gaming platform. Mr. Shoebridge has worked in many different technology sectors including the real-time financial industry, casino gaming including bingo systems, accounting and automotive. He was educated in London, England.

Non-Employee Directors

Stephen M. Deitsch, Director: Mr. Deitsch has extensive strategic, operational, and financial leadership experience at both publicly traded and privately held companies. Since September 2020, Mr. Deitsch has served as Chief Financial Officer of Paragon 28, Inc. (NYSE: FNA), a leading global orthopedics company. From April 2017 to August 2019, Mr. Deitsch served as Senior Vice President and Chief Financial Officer of BioScrip, Inc. (formerly Nasdaq: BIOS) which is now part of Option Care Health, Inc. (Nasdaq: OPCH). From August 2015 to April 2017, Mr. Deitsch served as Executive Vice President, Chief Financial Officer and Corporate Secretary of Coalfire, Inc., a leading cyber-security firm. Mr. Deitsch served as the Chief Financial Officer of Biomet Spine, Bone Healing, and Microfixation from July 2014 to July 2015 and as Vice President Finance, Corporate Controller of Biomet, Inc. from February 2014 to July 2014. Mr. Deitsch was the Chief Financial Officer of Lanx, Inc. from September 2009 until it was acquired by Biomet in October 2013. From 2002 to 2009, Mr. Deitsch served in various senior financial leadership roles at Zimmer Holdings, Inc. (formerly NYSE: ZMH) and now part of Zimmer Biomet, Inc (NYSE: ZBH). Mr. Deitsch has been a director of Green Sun Medical, a privately held medical device company, since October 2017. Since 2022, Mr. Deitsch has served as a director of Aclarion, Inc. (NASDAQ: ACON), a healthcare technology company that is leveraging MR Spectroscopy, biomarkers, and augmented intelligence algorithms to improve the diagnosis and treatment of chronic low back pain. Mr. Deitsch holds a B.S. in Accounting from Ball State University and has an inactive CPA license.

Timothy J. Hanlon Director: Mr. Hanlon is the founder and Chief Executive Officer of the Chicago-based Vertere Group, LLC – a boutique strategic consulting and advisory firm focused on helping forward-leaning media companies, brands, entrepreneurs, and investors benefit from rapidly changing technological advances in marketing, media and consumer communications. Prior to forming Vertere in 2012, Mr. Hanlon created and led corporate ventures practices at marketing agency holding companies Publicis Groupe and Interpublic Group, overseeing 70+ early-stage investments and partnerships – including over two dozen successful M&A and IPO exits – with notable firms such as: PlutoTV (acquired by ViacomCBS); Data+Math (LiveRamp); Clypd (AT&T/Xandr); Sling Media (Echostar/Dish Network); Navic Networks (Microsoft); Brightcove (IPO); and Visible World (Comcast), among others. Previously, Mr. Hanlon was Senior Vice President/Director, Emerging Contacts for Publicis’ iconic media agency Starcom MediaVest Group, where he was chiefly responsible for pioneering all US client activity and agency initiatives in the field of emerging media technologies – including the establishment of the firm’s ground-breaking “TV 2.0 Practice,” centered around evolutionary television platforms. Mr. Hanlon has over 25 years of extensive executive experience in traditional, digital and “emerging” media & marketing – and his insights into the future of media, advertising and marketing are regularly seen in major electronic, print and trade press outlets. Mr. Hanlon holds an MBA from the University of Chicago, Booth Graduate School of Business, and a BA from Georgetown University.

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Thomas Birch, Director: Mr. Birch brings over 50 years of on-air, online, media, media research and media brokerage experience. Since 2005, Mr. Birch has been the owner and CEO of Lakes Media LLC, a six-station radio group operating in southern Virginia and northern North Carolina. In addition, since 2018 Mr. Birch has also been a Director of Media Services Group, one of the nation’s largest brokers of radio stations, television stations, broadcast towers and other broadcast-related entities. Mr. Birch was the founder and CEO of Birch Research Corporation, a syndicated radio ratings and market research company. In 1987, Birch Research was acquired by Dutch publishing conglomerate VNU (now known as Nielsen). Following the sale, the company merged with VNU subsidiary Scarborough Research and was renamed Birch/Scarborough Research. Mr. Birch served as Chairman and CEO of the merged Birch/Scarborough entity until his departure in 1990. At its peak, Birch/Scarborough employed more than 1,200 people nationwide and maintained sales offices in New York, Chicago, Los Angeles, Atlanta, and Dallas and through its Canadian subsidiary Birch Radio/Canada, had offices in Toronto and Montreal. Mr. Birch was a Partner and Chief Financial Officer of Simmons Market Research Bureau from 2001 to 2003, where he significantly reduced operating expenses, increased operating profits and refinanced company debt which enabled the company to avoid bankruptcy and be positioned for acquisition in 2004 by Experian. From 1990 through 1999, Mr. Birch was owner and CEO of Opus Media Group, a radio group owner with stations operating in Florida, Georgia, Louisiana and Mississippi. Mr. Birch is a member of the National Association of Broadcasters Committee on Local Radio Audience Measurement (COLRAM) and continues to have a voice in the improvement of audience measurement metrics from Nielsen Audio and other research providers. Mr. Birch is a native of Binghamton, NY and holds a BS from the School of Industrial and Labor Relations at Cornell University.

Section 16(a) Beneficial Ownership Reporting Compliance

Following our IPO, Section 16(a) of the Exchange Act requires our directors, executive officers, and persons holding more than 10% of our common stock to report their initial ownership of the common stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports, and we must identify in our Annual Report on Form 10-K those persons who did not file these reports when due.

Based solely on a review of reports furnished to us, or written representations from reporting persons, we believe all directors, executive officers, and 10% owners timely filed all reports regarding transactions in our securities required to be filed to date in 2022.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Composition of the Board of Directors

Our board of directors currently consists of five members. Three of our directors are independent within the meaning of the independent director guidelines of the Nasdaq Stock Market.

Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation or removal. Our restated certificate of incorporation and restated bylaws authorize only our board of directors to fill vacancies on our board of directors.

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Board Leadership Structure and Role in Risk Oversight

Our corporate governance guidelines provide that unless the board chair is an independent director, the board shall appoint a Lead Independent Director. The Lead Independent Director chairs the executive sessions of the independent directors, coordinates the activities of the other independent directors and performs such other duties as deemed necessary by the board from time to time. Because our Executive Chairman Dr. Thramann is not independent, the board has appointed Stephen Deitsch to serve as our Lead Independent Director.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks we face, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the board meets regularly with management to discuss strategy and the risks we face. In addition, the Audit Committee regularly monitors our enterprise risk, including financial risks, through reports from management. Senior management attends the board meetings and is available to address any questions or concerns raised by the board on risk management and any other matters. The Lead Independent Director and the independent board members work together to provide strong, independent oversight of our management and affairs through the board’s standing committees and, when necessary, executive sessions of the independent directors.

Director Independence

Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period following the completion of its IPO. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. We currently satisfy the audit committee independence requirements of Rule 10A-3. Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that all of our directors, except for Jeffrey Thramann and Michael Lawless, are “independent directors” as defined under the applicable rules and regulations of the Securities and Exchange Commission, or SEC, and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which have the composition and responsibilities described below. Each of the below committees has a written charter approved by our board of directors. Copies of each charter are posted on the investor relations section of our website. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

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Audit Committee

Our audit committee is comprised of Stephen Deitsch, Thomas Birch, and Timothy J. Hanlon, with Stephen Deitsch as the chairman of our audit committee. The composition of our audit committee meets the requirements for independence under the current Nasdaq and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Stephen Deitsch is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on Mr. Deitsch any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;
•	the qualifications, independence and performance of our registered public accounting firm;
•	the preparation of the audit committee report to be included in our annual proxy statement;
•	our compliance with legal and regulatory requirements;
•	our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements; and
•	reviewing and approving related-person transactions.

Compensation Committee

Our compensation committee is comprised of Timothy J. Hanlon, Thomas Birch, and Stephen Deitsch, with Timothy J. Hanlon as the chairman of our compensation committee. Each member of our compensation committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Our compensation committee is responsible for, among other things:

•	evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs;
•	evaluating and recommending non-employee director compensation arrangements for determination by our board of directors;
•	administering our cash-based and equity-based compensation plans; and
•	overseeing our compliance with regulatory requirements associated with the compensation of directors, officers and employees.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Thomas Birch, Stephen Deitsch, and Timothy J. Hanlon, with Thomas Birch as the chairman of our nominating and governance committee. Each member of our nominating and governance committee meets the requirements for independence under the current Nasdaq listing standards. Our nominating and governance committee is responsible for, among other things:

•	identifying, considering and recommending candidates for membership on our board of directors;
•	overseeing the process of evaluating the performance of our board of directors; and
•	advising our board of directors on other corporate governance matters.

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Consideration of Director Nominees

Director Qualifications

There are no specific minimum qualifications that the Board requires to be met by a director nominee recommended for a position on our board, nor are there any specific qualities or skills that are necessary for one or more members of our board to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us. The Nominating and Governance Committee considers a potential director candidate’s experience, areas of expertise and other factors relative to the overall composition of our board and its committees, including the following characteristics: experience, judgment, commitment (including having sufficient time to devote to the Company), skills, diversity and expertise appropriate for the Company. In assessing potential directors, the Nominating and Governance Committee may consider the current needs of the board and the Company to maintain a balance of knowledge, experience and capability in various areas.

Stockholder Nominations

In accordance with our bylaws, a stockholder wishing to nominate a director for election at an annual meeting of stockholders must timely submit a written proposal of nomination to us at our executive offices. To be timely, a written proposal of nomination for an annual meeting of stockholders must be received at least 90 calendar days but no more than 120 calendar days before the first anniversary of the date on which we held our annual meeting of stockholders in the immediately preceding year; provided, however, that in the event that the date of the annual meeting is advanced or delayed more than 30 calendar days from the anniversary of the annual meeting of stockholders in the immediately preceding year, the written proposal must be received: (i) at least 90 calendar days but no more than 120 calendar days prior to the date of the annual meeting; or (ii) no more than 10 days after the date we first publicly announce the date of the annual meeting.

Each written proposal for a nominee must contain: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person's failure to receive the required vote for election or reelection at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the board, and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected).

A stockholder interested in submitting a nominee for election to the board should refer to our bylaws for additional requirements. Upon receipt of a written proposal of nomination meeting these requirements, the Nominating and Governance Committee of the Board will evaluate the nominee in accordance with its charter and the characteristics listed above.

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Evaluating Nominees for Director

Our Nominating and Corporate Governance Committee considers director candidates that are suggested by members of the committee, other members of our Board, members of management, advisors and our stockholders who submit recommendations in accordance with the requirements set forth in our Bylaws, as described above. Our Board has in the past engaged a third-party search firm to identify potential candidates for consideration by the Nominating and Governance Committee and election to our Board. The Nominating and Corporate Governance Committee may, in the future, retain third-party search firms to identify Board candidates on terms and conditions acceptable to the Nominating and Corporate Governance Committee to assist in the process of identifying or evaluating director candidates. The Nominating and Corporate Governance Committee evaluates all nominees for director using the same approach whether they are recommended by stockholders or other sources. The Nominating and Corporate Governance Committee reviews candidates for director nominees in the context of the current composition of our Board and committees, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the director nominee’s qualifications, diversity, skills and such other factors as it deems appropriate given the current needs of the Board, the committees and the Company, to maintain a balance of knowledge, experience, diversity and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Board, the committees and the Company during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee will also determine whether the nominee must be independent for Nasdaq purposes, which determination will be based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. Although we do not have a formal diversity policy, when considering diversity in evaluating director nominees, the Nominating and Corporate Governance Committee focuses on whether the nominees can contribute varied perspectives, skills, experiences and expertise to the Board.

The Nominating and Corporate Governance Committee will evaluate the proposed director’s candidacy, including proposed candidates recommended by stockholders, and recommend whether the Board should nominate the proposed director candidate for election by our stockholders.

Stockholder Communications with the Board

Any stockholder or interested party who desires to contact our board, or specific members of our board, may do so electronically by sending an email to our CEO at the following address: mlawless@auddia.com. Alternatively, a stockholder may contact our board, or specific members of our board, by writing to: Auddia Inc., 2100 Central Avenue, Suite 200, Boulder, Colorado 80301, Attn: CEO. All such communications will be initially received and processed by the office of our CEO. Communications concerning accounting, audit, internal accounting controls and other financial matters will be referred to the Chair of the Audit Committee. Other matters will be referred to the board, the non-employee directors or individual directors, as appropriate.

The board has instructed the CEO to review all communications so received and to exercise his discretion not to forward to the board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters and personal grievances. However, any director may at any time request the CEO to forward any and all communications received by the CEO but not forwarded to the directors.

Compensation Committee Interlocks and Insider Participation

None of the current members of our compensation committee has at any time been one of our officers or employees. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the year ended December 31, 2023.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer and other executive and senior officers. The full text of our code of business conduct and ethics is posted on the investor relations section of our website. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this Annual Report on prospectus. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules.

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Number of Meetings

The board held a total of ten meetings in 2023. In 2023, our Audit Committee held six meetings, our Compensation Committee held two meetings, and our Nominating and Governance Committee held one meeting. Each director attended at least 75% of the aggregate of the total number of meetings of the board and the board committees on which he served.

Board Member Attendance at Annual Stockholder Meetings

Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are encouraged to attend these annual meetings absent extenuating circumstances.

Non-Employee Director Compensation

Our non-employee directors began serving on our board following our February 2021 IPO. Our Executive Chairman, Dr. Thramann, and our President and Chief Executive Officer, Mr. Lawless, do not receive compensation for their services as a director.

Our board of directors approved the following compensation for our non-employee directors in 2023. Our non-employee directors will receive annual cash compensation of (i) $25,000 for service on the board (ii) $20,000 for service as the Audit Committee chair, (iii) $10,000 for Compensation Committee chair, and (iv) $10,000 for Nominating and Governance Committee chair. All cash payments will be made quarterly in arrears, and pro-rated for any partial quarters of service.

The following Director Compensation Table summarizes the compensation of each of our non-employee directors for services rendered to us during the year ended December 31, 2023:

	Fees Earned or Paid	Stock Awards	Option Awards ($)	All Other
Name	in Cash ($)	($)	($)	Compensation ($)(1)	Total ($)
Stephen Deitsch	45,000	–	–	7,412	52,412
Timothy J. Hanlon	35,000	–	–	7,412	42,412
Thomas Birch	35,000	–	–	7,412	42,412

(1) Relates to cash payment made to directors for tax liability on RSUs.

Item 11.	Executive Compensation

Executive Compensation Overview

As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act.

This section provides an overview of the compensation awarded to, earned by, or paid to each individual who served as our principal executive officer during our fiscal year 2023, and our next two most highly compensated executive officers in respect of their service to our company for fiscal year 2023. Our named executive officers, or the Named Executive Officers, for the year ended December 31, 2023, are:

•	Jeffrey Thramann, our Executive Chairman;
•	Michael Lawless, our Chief Executive Officer; and
•	Peter Shoebridge, our Chief Technical Officer

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Summary Compensation Table Year Ended December 31, 2023

The following table contains information about the compensation paid to or earned by each of our Named Executive Officers during the two most recently completed fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Jeffrey Thramann	2023	300,000(1)	-0-	-0-	-0-	-0-	300,000
Executive Chairman	2022	300,000(1)	-0-	425,513	-0-	-0-	725,513

Michael Lawless	2023	260,000	-0-	-0-	-0-	-0-	260,000
Chief Executive Officer	2022	260,000	-0-	-0-	271,746	-0-	531,746

Peter Shoebridge	2023	225,000	-0-	-0-	-0-	-0-	225,000
Chief Technology Officer	2022	225,000	-0-	-0-	101,828	-0-	326,828

(1)	Beginning after the Company’s IPO, Dr. Thramann earns an annual salary of $300,000.
(2)	The “Bonus” column represents discretionary bonuses earned pursuant to our annual incentive bonus program. Each of Dr. Thramann, Mr. Lawless and Mr. Shoebridge is each eligible to receive a bonus based on the achievement of certain business goals set by our Board on an annual basis. The maximum bonus opportunity for each of Messrs. Thramann, Lawless and Shoebridge, expressed as a percentage of their base salary, is 50%. As of the filing date of this Annual Report, the Company has not approved or paid any annual cash bonuses for the 2023 year.
(3)	Represents the grant date fair value of RSU and stock option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For information regarding assumptions underlying the valuation of equity awards, see Note 8 to our consolidated financial statements included in this prospectus.

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Outstanding Equity Awards at December 31, 2023

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers as of December 31, 2023.

		Option Awards(1)				Stock Awards(1)(2)

		Number of	Number of			Number of	Market
		Securities	Securities			Shares or	Value of
		Underlying	Underlying			Units of	Shares or
		Unexercised	Unexercised	Option		Stock That	Units That
		Options	Options	Exercise	Option	Have Not	Have Not
	Grant	(#)	(#)	Price	Expiration	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)	($)(4)(3)
Dr. Jeffrey Thramann	8/11/2021(4)	–	–	–	–	112,500	37,500
	2/16/2022(5)	–	–	–	–	50,000	100,000
	12/9/2022(6)	–	–	–	–	132,983	–

Michael Lawless	8/15/2019(8)	80,506	–	4.26	8/15/2029	–	–
	8/11/2021(9)	112,500	37,500	2.79	8/11/2031	–	–
	9/8/2022(10)	212,237	70,746	1.21	9/8/2032	–	–

John E. Mahoney	12/12/2023(7)	–	467,500	0.25	12/12/2032	–	–

Peter Shoebridge	8/15/2019(8)	27,407	–	4.26	8/15/2029	–	–
	8/11/2021(9)	112,500	37,500	2.79	8/11/2031	–	–
	9/8/2022(10)	79,802	26,601	1.21	9/8/2032	–	–

_______________________

(1)	Each equity award is subject to the terms of our 2021 or 2013 Equity Incentive Plan.
(2)	All RSUs are settled, and shares delivered on the vesting date. Accordingly, there are no vested RSUs that remain outstanding.
(3)	Based on the closing price of a share of the Company’s common stock on the Nasdaq Capital Market of $0.25 on December 29, 2023.
(4)	Represents RSU awards that vest 50% on February 16, 2022, 25% on February 16, 2023, and 25% on February 16, 2024.
(5)	Represents RSU awards that vest 33% on February 16, 2023, 33% on February 16, 2024, and 34% on February 16, 2025.
(6)	Represents RSU awards that vest 100% on February 16, 2023.
(7)

2023 192,500 grant represents option awards that vest 50% on December 12, 2025, 25% on December 12, 2026, and 25% on December 12, 2027.

2023 275,000 grant represents option awards that vest 25% on December 12, 2024, 25% on December 12, 2025, 25% on December 12, 2026. and 25% on December 12, 2027.

(8)	2019 grant represents option awards that vest 50% on August 15, 2019, grant date. The remaining portion of the option vests equally over 48 months.
(9)	2021 grant represents option awards that vest 50% on August 12, 2022, 25% on February 16, 2023, and 25% on February 16, 2024.
(10)	2022 grant represents option awards that vest 50% on the September 8, 2022, grant date. The remaining portion of the option vests in two equal installments on February 16, 2023, and February 16, 2024.

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Employment Arrangement with Dr. Thramann

Commencing after our February 2021 IPO, Dr. Thramann earns an annual salary of $300,000 for his service as our Executive Chairman.

Employment Agreement with Mr. Lawless

On October 13, 2021, we entered into an employment agreement with Mr. Lawless, which supersedes and replaces a prior employment agreement dated February 6, 2012. The employment agreement provides for an initial annual base salary of $260,000 as well as an entitlement to an annual incentive bonus, upon certain conditions, in an amount determined by our board of directors. The target annual bonus for Mr. Lawless, expressed as a percentage of base salary, is 50%.

If the Company terminates Mr. Lawless’s employment without cause or Mr. Lawless terminates for good reason, he is entitled to receive nine months of base salary, (ii) up to nine months of paid health insurance under COBRA, and (iii) any earned but unpaid bonus for a prior completed fiscal year. In addition, in the event of a change of control and a subsequent termination of Mr. Lawless’ employment without cause, the Company will accelerate the vesting of all of unvested stock options as of the later of the effective date of the change in control and the last day of service.

Employment Agreement with Mr. Shoebridge

On October 13, 2021, we entered into an employment agreement with Mr. Shoebridge, which supersedes and replaces a prior employment agreement dated April 1, 2014. The employment agreement provides for an initial annual base salary of $225,000 as well as an entitlement to an annual incentive bonus, upon certain conditions, in an amount determined by our board of directors. The target annual bonus for Mr. Shoebridge, expressed as a percentage of base salary, is 50%.

If the Company terminates Mr. Shoebridge’s employment without cause or Mr. Shoebridge terminates for good reason, he is entitled to receive nine months of base salary, (ii) up to nine months of paid health insurance under COBRA, and (iii) any earned but unpaid bonus for a prior completed fiscal year. In addition, in the event of a change of control and a subsequent termination of Mr. Shoebridge’s employment without cause, the Company will accelerate the vesting of all of unvested stock options as of the later of the effective date of the change in control and the last day of service.

Employment Agreement with Mr. Mahoney

On November 27, 2023, we entered into an employment agreement with Mr. Mahoney. The employment agreement provides for an initial annual base salary of $275,000 as well as an entitlement to an annual incentive bonus, upon certain conditions, in an amount determined by our board of directors. The target annual bonus for Mr. Mahoney, expressed as a percentage of base salary, is 50%.

If the Company terminates Mr. Mahoney’s employment without cause or Mr. Mahoney terminates for good reason, he is entitled to receive nine months of base salary, (ii) up to nine months of paid health insurance under COBRA, and (iii) any earned but unpaid bonus for a prior completed fiscal year. In addition, in the event of a change of control and a subsequent termination of Mr. Mahoney’s employment without cause, the Company will accelerate the vesting of all of unvested stock options as of the later of the effective date of the change in control and the last day of service.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions and Director Independence

The following is a description of transactions or series of transactions since January 1, 2021, to which we were or will be a party, in which:

•	the amount involved in the transaction exceeds, or will exceed, $120,000; and
•	in which any of our executive officers, directors or holder of five percent or more of any class of our capital stock, including their immediate family members or affiliated entities, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers, executive officers and our directors are described elsewhere in this Annual Report under “Director Compensation” and “Executive Compensation.”

The Company previously had a line of credit with a bank. Prior to the Company’s IPO, the available principal balance under the line of credit was $6,000,000. The line of credit was collateralized by all assets of the Company as well as certain cash assets of two shareholders in control accounts at the lender, Richard Minicozzi, who is a significant stockholder of the Company, and Jeffrey Thramann, our Executive Chairman. Mr. Minicozzi’s control account had a balance of $2,000,000 and Dr. Thramann’s control account had a balance of $4,000,000. Dr. Thramann also personally guaranteed the full amount of the loan. The outstanding balance on the line of credit at December 31, 2020 was $6,000,000. Following the closing of our IPO, the Company used $4,000,000 of the proceeds to repay $4,000,000 to the bank. The maximum outstanding amount of the line of credit was then reduced to $2,000,000. The bank released the control accounts of Mr. Minicozzi and Dr. Thramann. Dr. Thramann no longer personally guarantees the line of credit. In July 2021, we paid the remaining outstanding $2.0 million out of our restricted cash and terminated our line of credit.

The fees paid by the Company to Mr. Minicozzi on the $2,000,000 collateral arrangement were 33% percent of the collateral amount annually, plus there is an annual renewal fee of $50,000 and a $15,000 delayed payment fee for the first year in addition to warrants to purchase 300,000 shares of LLC common units due annually with $867,398 and $843,817 being recorded as interest expense for the years ended December 31, 2019 and 2018, respectively. During 2018 a partial payment was made on the accruing collateral fees due of $364,944. Subsequently in 2018, the shareholder subscribed to purchase 4,530,861 LLC common units for $0.023 per share for a total of $104,210 which was offset against the interest due on the collateral arrangement. The balance outstanding on the collateral at December 31, 2019 and 2018 was $1,017,938 and $875,540, respectively. In connection with our IPO, all unpaid amounts owed to Mr. Minicozzi were converted at a discount to the per share IPO price into shares of common stock. Following the closing of our IPO, the collateral arrangement with Mr. Minicozzi was terminated.

During 2017 and 2018, the Company entered into notes payable (the "Notes") with Dr. Thramann for $330,000 and $100,000, respectively, $60,000 of the $100,000 was repaid in 2018. The Notes did not accrue interest and did not have a stated maturity date. The Notes were expected to be repaid as cash flow permitted. During 2018, the Notes, with an outstanding balance of $370,000, were converted into 3,217,065 Series C LLC preferred units at $0.115 per unit.

In October 2019, Dr. Thramann obtained $400,000 of short term financing from an unrelated lender. Dr. Thramann then agreed to make the proceeds of that short term financing available to the Company. In exchange, the Company assumed responsibility for all payments and charges (including principal, interest and fees) required under such short term financing. Under the agreement, the Company was advanced $200,000 net of $12,000 in closing fees and the remaining $200,000 was put into an escrow account. A $100,000 loan financing fee is also due at maturity. On December 2019, the Company made a principal payment of $57,000. The remaining $243,000 of principal and loan financing fees was paid on January 30, 2020.

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In February 2020, Dr. Thramann obtained a new $500,000 short term financing from the same unrelated lender. Dr. Thramann then agreed to make the proceeds of that short term financing available to the Company. In exchange, the Company assumed responsibility for all payments and charges (including principal, interest and fees) required under such short term financing. Under the agreement, the Company was advanced $485,000 net of $15,000 in closing fees and immediately put $140,741 into an escrow account. Repayment of the principal and loan financing fee occurs through weekly payments of $17,593 until the loan and financing fee is paid in full. The loan financing fee increases with the length of the payback period and is maximized at $165,000 after month five. The loan was repaid in full following the IPO.

Dr. Thramann purchased 969,000 IPO units in our IPO at the per unit public offering price of $4.125.

Due to liquidity constraints, most of Dr. Thramann’s salary payments for 2020 and prior years were deferred. He was only paid cash compensation of $19,760 in 2020 while 145,240 was deferred. The total deferred amount owed to Dr. Thramann from 2020 and prior years was approximately $661,000 at the time of our February 2021 IPO and was included in our financial statements as a portion of “Accrued fees to a related party”. The Company paid this deferred compensation in early 2021.

Dr. Thramann has participated as an investor in multiple private placements of the Company’s securities. The terms of Dr. Thramann’s participation in these private placements were the same as were made available to other investors participating in these transactions. During 2020, Dr. Thramann purchased an aggregate of $36,149 of our convertible notes. As described in Note 5 to our financial statements, these convertible notes converted into shares of common stock in connection with our February 2021 IPO.

On November 14, 2022, we entered into a secured bridge note (the “first secured note”) financing with Richard Minicozzi, who is a significant existing stockholder of the Company. The Company received $2,000,000 of gross proceeds in connection with this financing. The principal amount of the first secured note is $2,200,000. The first secured note has a 10% interest rate and matures on May 31, 2023. The first secured note is secured by a lien on substantially all of the Company’s assets. At maturity, Mr. Minicozzi has the option to convert any original issue discount and accrued but unpaid interest into shares of the Company’s common stock. The fixed conversion price is $1.23 per share. In connection with the first secured note financing, the Company issued Mr. Minicozzi 300,000 common stock warrants with a five-year term and a fixed $2.10 per share exercise price.

The Company exercised its option to extend the maturity date of the first secured notes by six months to November 30, 2023. Upon exercise of such extension, the interest rate on the first secured note increased to 20% and the Company issued an additional 300,000 warrants.

On April 17, 2023, we entered into an additional secured bridge note (the “second secured note”) financing with Mr. Minicozzi. The Company received $750,000 of gross proceeds in connection with the second secured note financing. The principal amount of second secured note is $825,000. The second bridge note has a 10% interest rate and matures on July 31, 2023. The second secured note is secured by a lien on substantially all of the Company’s assets. At maturity, Mr. Minicozzi has the option to convert any original issue discount and accrued but unpaid interest on the second secured note into shares of the Company’s common stock. The fixed conversion price is $0.61 per share.

In connection with the second secured note financing, the Company issued issue to Mr. Minicozzi 650,000 common stock warrants with a five year term and a fixed $0.61 per share exercise price. 325,000 of such warrants are exercisable immediately. The other 325,000 of such warrants would only become exercisable if the maturity date of second secured note is extended in accordance with the terms of the second secured note.

If the second secured note remains outstanding as of July 31, 2023, the Company has the option to extend the maturity date of the second secured note to November 30, 2023. Upon such extension, the interest rate on the second secured note will be increased to 20% rather than 10%, and the 325,000 portion of the warrants shall become exercisable.

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The Company has exercised its option to extend the maturity date of second secured note to November 30, 2023.

In connection with the second secured note financing, the parties agreed to make certain amendments to the previous first secured notes financing.

The parties agreed to cancel the 300,000 common stock warrants issued November 14, 2022 in connection with the previous first secured note financing. In addition, the Company issued to the Investor common stock warrants for 600,000 common shares, with an exercise price of $0.61 per common share and a five year term. 300,000 of such warrants are exercisable immediately. The other 300,000 of such warrants would only become exercisable if the maturity date of the first secured note is extended in accordance with the terms of the first secured note.

Mr. Minicozzi will not be able to receive shares upon conversion or exercise, unless prior stockholder approval is obtained, if the number of shares to be issued to the investor, when aggregated with all other shares of common stock then owned by the investor beneficially or deemed beneficially owned by the investor, would (i) result in the investor owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with Section 13 of the Securities Exchange Act of 1934 or (ii) otherwise constitute a Change of Control within the meaning of Nasdaq Rule 5635(b). The “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of the common stock outstanding immediately prior to the proposed issuance of shares of common stock.

On November 10, 2023, we entered into a securities purchase agreement with Dr. Thramann, pursuant to which we issued and sold one (1) share of the Company’s newly designated Series A Preferred Stock for an aggregate purchase price of $1,000.

The share of Series A Preferred Stock will have 30,000,000 votes and will vote together with the outstanding shares of the Company’s common stock as a single class exclusively with respect to any proposal to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. The share of Series A Preferred Stock will be voted, without action by the holder, on any such reverse stock split proposal in the same proportion as shares of common stock are voted on such proposal (excluding any common shares that are not voted).

The Series A Preferred Stock otherwise has no voting rights, except as may otherwise be required by the General Corporation Law of the State of Delaware. The share of Series A Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The share of Series A Preferred Stock has no rights with respect to any distribution of assets of the Company, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily. The holder of the Share of Series A Preferred Stock will not be entitled to receive dividends of any kind. The share of Series A Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by our board in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing a reverse stock split. Upon such redemption, the holder of the Series A Preferred Stock will receive consideration of $1,000.00 in cash.

On December 29, 2023 the Company redeemed the one outstanding share of Series A Preferred Stock in accordance with its terms. The redemption price was $1,000. No Series A Preferred Stock remains outstanding.

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PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2023, by (i) each person who beneficially owned more than 5% of our outstanding shares of common stock, (ii) each director, (iii) each Named Executive Officer and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, the address of each executive officer and director is c/o Auddia, 2100 Central Avenue, Suite 200, Boulder, CO 80301.

The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of shares of our common stock includes (1) any shares as to which the person or entity has sole or shared voting power or investment power, and (2) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after December 31, 2023.

The calculations set forth below are based upon 19,946,296 shares of common stock outstanding at December 31, 2023.

Unless otherwise indicated below, and subject to community property laws where applicable, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Jeffrey Thramann (1)	2,022,719	10.1%
Richard Minicozzi (2)	3,062,945	14.4%

Executive Officers and Directors:
Michael Lawless (3)	424,638	2.1%
John E. Mahoney (4)	–	–%
Peter Shoebridge (5)	235,899	1.2%
Stephen Deitsch (6)	32,024	0.2%
Timothy J. Hanlon (6)	32,024	0.2%
Thomas Birch (6)	32,024	0.2%
All directors and executive officers as a group (7 persons)	2,779,328	12.7%

___________________________

(1)	Dr. Thramann is also a director of the Company. Includes (i) 1,888,583 shares of common stock, and (ii) 134,136 shares underlying outstanding common stock warrants. Does not include (i) 969,000 shares of common stock underlying Series A warrants (which warrants are not currently exercisable by Dr. Thramann due to the operation of a 4.99% beneficial ownership exercise restriction contained in such warrants), and (ii) 137,500 shares underlying currently unvested RSUs granted under our 2021 equity incentive plan.
(2)	Includes (i) 1,750,450 shares of common stock, and (ii) 1,312,495 shares underlying outstanding private common stock warrants. Does not include any shares relating to the conversion feature contained in the senior secured bridge note held by Mr. Minicozzi. Does not include 62,495 underlying outstanding Series A warrants due to the operation of a 4.99% beneficial ownership exercise restriction contained in such warrants.
(3)	Includes (i) 18,501 shares of common stock, and (ii) 406,137 shares of common stock underlying stock options exercisable within 60 days of December 31, 2023. Does not include 108,246 of unvested options granted under our equity incentive plans.
(4)	Does not include 467,500 of unvested option granted under Mr. Mahoney’s employment agreement.
(5)	Does not include 170,504 of unvested options granted under our equity incentive plans.
(6)	Includes 32,024 shares of common stock. Does not include 45,750 shares underlying currently unvested RSUs granted under our 2021 equity incentive plan.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information as of December 31, 2023, with respect to all of our equity compensation plans in effect on that date:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders (1)	2,072,919	1.59	685,057

Equity Compensation Plans Not Approved by Stockholders	–	–	–

Total	2,072,919	1.59	685,057

_______________

(1)	Consists of stock options granted under the Clip Interactive, LLC 2013 Equity Incentive Plan, as amended and the Auddia Inc. 2021 Equity Incentive Plan, as amended. We ceased granting awards under the 2013 Plan upon the implementation of the 2021 Plan described below.

The Company’s 2021 Equity Incentive Plan became effective upon the completion of the IPO in February 2021 and serves as the successor equity incentive plan to the 2013 Plan.

The 2021 Equity Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning in 2022 and ending in 2030 equal to the lesser of (a) five percent (5%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (b) such smaller number of shares of stock as determined by our board of directors. On January 1, 2023 and 2024, the Company had an additional 632,747 and 997,315 shares added to the 2021 Equity Incentive Plan, respectively, pursuant to the evergreen provision.

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DESCRIPTION OF CAPITAL STOCK

The following description is intended as a summary of our certificate of incorporation (which we refer to as our “charter”) and our bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and bylaws.

We have two classes of securities registered under Section 12 of the Exchange Act. Our shares of common stock are listed on The Nasdaq Stock Market under the trading symbol “AUUD.” Our Series A Warrants are listed on the Nasdaq Stock Market under the trading symbol “AUUDW.”

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Preferred stock

Our board will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

On November 10, 2023, we entered into a securities purchase agreement with Jeffrey Thramann, our Executive Chairman, pursuant to which we issued and sold one (1) share of the Company’s newly designated Series A Preferred Stock for an aggregate purchase price of $1,000.

The share of Series A Preferred Stock will have 30,000,000 votes and will vote together with the outstanding shares of the Company’s common stock as a single class exclusively with respect to any proposal to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. The share of Series A Preferred Stock will be voted, without action by the holder, on any such reverse stock split proposal in the same proportion as shares of common stock are voted on such proposal (excluding any common shares that are not voted).

On December 29, 2023 the Company redeemed the one outstanding share of Series A Preferred Stock in accordance with its terms. The redemption price was $1,000. No Series A Preferred Stock remains outstanding.

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The Series A Preferred Stock otherwise has no voting rights, except as may otherwise be required by the General Corporation Law of the State of Delaware. The share of Series A Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The share of Series A Preferred Stock has no rights with respect to any distribution of assets of the Company, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily. The holder of the Share of Series A Preferred Stock will not be entitled to receive dividends of any kind. The share of Series A Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by our board in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing a reverse stock split. Upon such redemption, the holder of the Series A Preferred Stock will receive consideration of $1,000.00 in cash.

We have no other shares of preferred stock are currently outstanding.

Anti-Takeover Effects of Delaware Law and Provisions of Our Charter and Our Bylaws

Certain provisions of the DGCL and of our charter and our bylaws could have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Board Composition and Filling Vacancies

Our charter provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock. Our charter and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors may only be set by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

No Written Consent of Stockholders

Our charter and bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our charter and bylaws provide that only a majority of the members of our Board then in office, our Executive Chairman or our Chief Executive Officer may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

Advance Notice Requirements

Our bylaws provide advance notice procedures for stockholders seeking to bring matters before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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Amendment to Our Charter and Bylaws

The DGCL, provides, generally, that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an election of directors is required to amend or repeal or to adopt certain provisions of our charter.

Undesignated Preferred Stock

Our charter provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board could cause shares of convertible preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our charter grants our board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Choice of Forum

Our charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings: any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or any action asserting a claim against the Company governed by the internal affairs doctrine. Our charter also provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Despite the fact that the certificate of incorporation provides for this exclusive forum provision to be applicable to the fullest extent permitted by applicable law, Section 27 of the Exchange Act, creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, this provision of the Company’s certificate of incorporation would not apply to claims brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. However, there is uncertainty as to whether a Delaware court would enforce the exclusive federal forum provisions for Securities Act claims and that investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

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Series A Warrants

Each Series A Warrant represents the right to purchase one share of common stock at an exercise price of $4.54. The Series A Warrants are exercisable beginning February 17, 2021 will terminate on the 5th anniversary date the Series A Warrants are first exercisable. The exercise price and number of shares for which each Series A Warrant may be exercised is subject to adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Holders of the Series A Warrants may exercise their Series A Warrants to purchase shares of our common stock on or before the termination date by delivering an exercise notice, appropriately completed and duly signed. Payment of the exercise price for the number of shares for which the Series A Warrants is being exercised must be made within two trading days following such exercise. In the event that the registration statement relating to the Series A Warrants shares (the “Warrant Shares”) is not effective, a holder of Series A Warrants may only exercise its Series A Warrants for a net number of Warrant Shares pursuant to the cashless exercise procedures specified in the Series A Warrants. Series A Warrants may be exercised in whole or in part, and any portion of a Series A Warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of a Series A Warrant.

Upon the holder’s exercise of a Series A Warrant, we will issue the shares of common stock issuable upon exercise of the Series A Warrant within three trading days of our receipt of notice of exercise, subject to timely payment of the aggregate exercise price therefor.

The shares of common stock issuable on exercise of the Series A Warrants will be, when issued in accordance with the Series A Warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

If, at any time a Series A Warrant is outstanding, we consummate any fundamental transaction, as described in the Series A Warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding common stock, or the sale of all or substantially all of our assets, or other transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of any Series A Warrants will thereafter receive upon exercise of the Series A Warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such Series A Warrants would have been entitled upon such consolidation or merger or other transaction.

The Series A Warrants are not exercisable by their holder to the extent (but only to the extent) that such holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock.

Amendments and waivers of the terms of the Series A Warrants require the written consent of the holder of such Series A Warrants and us. The Series A Warrants will be issued in book-entry form under a warrant agent agreement between V-Stock Transfer Company, Inc. as warrant agent, and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

You should review a copy of the warrant agent agreement and the form of the Series A Warrants, each of which are included as exhibits to the registration statement of which this prospectus is a part.

92

Transfer Agent, Registrar, Warrant Agent

The transfer agent and registrar for our common stock and the warrant agent for our Series A Warrants is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598.

As of September 30, 2023, there were 19,947,223 shares of our common stock outstanding, and approximately 138 stockholders of record. No shares of our preferred stock are designated, issued or outstanding.

Other Warrants

At September 30, 2023, we had 5,422,099 outstanding common stock warrants. These warrants have a weighted-average exercise price of $3.84. 5,422,099 of the outstanding warrants are currently exercisable and have a weighted average remaining contractual life of approximately 2.69 years as of September 30, 2023.

These warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the underlying shares at the time of exercise of the warrant after deduction of a number of shares equal in value to the aggregate exercise price. The warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Outstanding Stock Options and Restricted Stock Units

At September 30, 2023, we had 246,589 outstanding common stock options, with a weighted-average exercise price of $3.65, which were granted under the Clip Interactive, LLC 2013 Equity Incentive Plan. We ceased granting awards under the 2013 Plan upon the implementation of the 2020 Plan described below.

At September 30, 2023, we had 275,250 shares of our common stock reserved for issuance under outstanding stock options and outstanding Restricted Stock Units granted as employment inducement awards to three of our former and current executives outside of our 2013 and 2020 Equity Incentive Plans.

2020 Equity Incentive Plan

The Company’s 2020 Equity Incentive Plan, which became effective upon the completion of the IPO in February 2021, serves as the successor equity incentive plan to the 2013 Plan. The 2020 Plan currently has an aggregate of 2,753,567 shares of common stock authorized for issuance, after giving effect to the “evergreen” increase of 632,747 shares as of January 1, 2023.

The 2020 Equity Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning January 1, 2022 and ending January 1, 2030 equal to the lesser of (a) five percent (5%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (b) such smaller number of shares of stock as determined by our board of directors.

At September 30, 2023 under our 2020 Equity Incentive Plan, there were (i) 1,086,580 outstanding common stock options with an exercise price of $1.39 (ii) 287,250 outstanding restricted stock units, and (iii) 1,644,886 shares remaining available for future grant.

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SELLING SECURITYHOLDER

White Lion (as a Selling Securityholder) may from time to time offer and sell any or all of the shares of common stock that may be issued by us to White Lion under the Purchase Agreement. We are registering the shares of common stock pursuant to the provisions of the White Lion RRA in order to permit White Lion to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the White Lion RRA or as otherwise disclosed in this prospectus, White Lion has not had any material relationship with us within the past three years.

The table below presents information regarding White Lion (as a Selling Securityholder) and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by White Lion, and reflects holdings as of January 28, 2024. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that White Lion may offer under this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Securityholder has voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 19,946,296 shares of our common stock outstanding on January 28, 2024. Because the purchase price of the shares of common stock issuable under the Purchase Agreement is determined on the date of each purchase, the number of shares that may actually be sold by the Company under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Securityholder pursuant to this prospectus.

Name of Selling Securityholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
White Lion Capital, LLC(4)	0	-	52,631,578	0	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that White Lion may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of White Lion’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the purchase of common stock is subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our common stock to White Lion to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by White Lion, would cause White Lion’s beneficial ownership of our common stock to exceed 9.99% (the “Beneficial Ownership Cap”). The Purchase Agreement also prohibits us from issuing or selling shares of our common stock under the Purchase Agreement in excess of 3,987,449 (the “Exchange Cap”), unless we obtain stockholder approval to do so, or unless sales of common stock are made at a price equal to or greater than $0.1971 as required under applicable Nasdaq rules. Neither the Beneficial Ownership Cap nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.

(2)	Applicable percentage ownership is based on 19,946,296 shares of our common stock outstanding as of January 28, 2024.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)	The business address of White Lion Capital, LLC (“WLC”), is 17631 Ventura Blvd., Suite 1008, Encino, CA 91316. WLC’s principal business is that of a private investor. Dmitriy Slobodskiy Jr., Yash Thukral, SamYaffa, and Nathan Yee are the managing principals of WLC. Therefore, each of Slobodskiy Jr., Thukral, Yaffa, and Yee may be deemed to have sole voting control and investment discretion over securities beneficially owned directly by WLC and, indirectly, by WLC. We have been advised that WLC is not a member of the Financial Industry Regulatory Authority or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Slobodskiy Jr., Thukral, Yaffa, and Yee as to beneficial ownership of the securities beneficially owned directly by WLC and, indirectly, by WLC.

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PLAN OF DISTRIBUTION

The 52,631,578 shares of common stock being registered by this prospectus are being offered by White Lion. The shares may be sold or distributed from time to time by White Lion directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for our common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

White Lion is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

White Lion has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. White Lion has informed us that each such broker-dealer will receive commissions from White Lion that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by White Lion through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by White Lion may be less than or in excess of customary commissions. Neither we nor White Lion can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by White Lion.

We know of no existing arrangements between White Lion or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by White Lion, any compensation paid by White Lion to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock covered by this prospectus by White Lion.

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We also have agreed to indemnify White Lion against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. White Lion has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by White Lion specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $100,000.

White Lion has represented to us that at no time prior to the date of the Purchase Agreement has White Lion or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock, which establishes a net short position with respect to our common stock. White Lion has agreed that during the term of the Purchase Agreement, neither White Lion, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised White Lion that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes White Lion, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by White Lion.

Our common stock is listed on the Nasdaq Capital Market under the symbol “AUUD”, and our Series A Warrants offered in connection with our initial public offering are quoted on the Nasdaq Capital Market under the symbol “AUUDW.”

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LEGAL MATTERS

Carroll Legal LLC, Denver, CO, will pass upon the validity of the shares of common stock offered hereby.

EXPERTS

Daszkal Bolton LLP, independent registered public accounting firm, has audited the financial statements of the Company as of December 31, 2022 and 2021 and for the two years ended December 31, 2022, as set forth in their report included herein. The report of Daszkal Bolton LLP contains an explanatory paragraph about the ability of the Company to continue as a going concern. The 2022 and 2021 financial statements of the Company are included in this prospectus and elsewhere in this registration statement in reliance of Daszkal Bolton LLP’s report, given on their authority as experts in accounting and auditing.

Haynie & Company, independent registered public accounting firm, has audited the carve-out financial statements of the carve-out entity as of December 31, 2022 and 2021 and for the two years ended December 31, 2022, as set forth in their report included herein. The 2022 and 2021 financial statements of the Company are included in this prospectus and elsewhere in this registration statement in reliance of Haynie & Company’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room of the SEC. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC website is www.sec.gov.

You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website address is www.auddia.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider information on our website to be part of this prospectus.

You may also request a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

Auddia Inc.

Attn: Investor Relations

2100 Central Avenue, Suite 200

Boulder, CO 80301

Telephone: (303) 219-9771

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Unaudited Carve-Out Condensed Balance Sheets as of June 30, 2023 and December 31, 2022	F-43

Unaudited Carve-Out Condensed Statements of Operations for the Six Months Ended June 30, 2023 and 2022	F-44

Unaudited Carve-Out Condensed Statements of Changes in Net Parent’s Investment for the Six Months Ended June 30, 2023 and 2022	F-45

Unaudited Carve-Out Condensed Statements of Cash Flows for the Six Months Ended June 30, 2023 and 2022	F-46

Notes to Unaudited Carve-Out Condensed Financial Statements	F-47

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Auddia Inc.

Boulder, Colorado

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Auddia Inc. (the “Company”) at December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a deficiency in working capital and shareholders’ equity that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-2

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Intangible Assets Impairment Assessment

As described in Notes 1 and 2 to the financial statements, the Company has software development costs of approximately $4.1 million at December 31, 2022. No directly observable market inputs are available to measure the fair value to determine if the asset is recoverable. Therefore, an estimate is derived indirectly and is based on a mix of cash flow and market models. The estimate that management used in calculating the fair values depend on assumptions specific to the nature of the markets in which its product operates with regard to the amount and timing of projected future revenues, operating cash flows, long-term subscriber demand forecasts, actions of competitors (competing content), capital expenditures, and future tax rates.

The principal considerations for our determination that performing procedures relating to the intangible assets impairment assessment is a critical audit matter are the significant judgment by management when developing the fair value of the intangible assets. This led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to the amount and timing of projected future cash flows.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included testing management’s process for developing the fair value estimate; evaluating the appropriateness of the valuation techniques; testing the completeness and accuracy of underlying data used in the model; and evaluating the significant assumptions used by management, including the amount and timing of projected future cash flows. Evaluating management’s assumptions related to the amount and timing of projected future cash flows and evaluating whether the assumptions used by management were reasonable considering the current and past performance of the intangible assets, the consistency with external market and industry data, and whether these assumptions were consistent with evidence obtained in other areas of the audit.

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP

We have served as the Company’s auditor from 2020 to March 23, 2023

Boca Raton, Florida

March 20, 2023

F-3

Auddia Inc.

Balance Sheets

December 31, 2022, and 2021

	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$1,661,434	$6,345,291
Accounts receivable, net	137	87
Total current assets	1,661,571	6,345,378

Non-current assets:
Property and equipment, net of accumulated depreciation	41,080	72,766
Software development costs, net of accumulated amortization	4,134,225	3,163,071
Deferred offering costs	222,896	–
Prepaids and other non-current assets	51,754	52,918
Total non-current assets	4,449,955	3,288,755

Total assets	$6,111,526	$9,634,133

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$324,138	$223,196
Notes payable to investors	1,775,956	–
Stock awards liability	161,349	–
Total current liabilities	2,261,443	223,196

Commitments and contingencies	–	–

Shareholders' equity:
Preferred stock - $0.001 par value, 10,000,000 authorized and 0 shares issued and outstanding	–	–
Common stock - $0.001 par value, 100,000,000 authorized and 12,654,949 and 12,416,408 shares issued and outstanding at December 31, 2022 and December 31, 2021	12,654	12,416
Additional paid-in capital	75,573,263	74,236,910
Accumulated deficit	(71,735,834)	(64,838,389)
Total shareholders' equity	3,850,083	9,410,937

Total liabilities and shareholders' equity	$6,111,526	$9,634,133

See Accompanying Notes to Financial Statements.

F-4

Auddia Inc.

Statements of Operations

For the Years Ended December 31, 2022, and 2021

	Year Ended December 31,
	2022	2021
Revenue	$–	$–

Operating expenses:
Direct cost of services	180,690	190,187
Sales and marketing	1,673,692	740,652
Research and development	654,879	399,521
General and administrative	3,223,520	4,072,419
Depreciation and amortization	991,639	166,656
Total operating expenses	6,724,420	5,569,435

Loss from operations	(6,724,420)	(5,569,435)

Other (expense) income:
Finance charge - convertible debt	–	(8,141,424)
Extinguishment of PPP loan	–	536,144
Interest expense	(173,027)	(306,555)
Interest income	1	3,201
Total other expense	(173,026)	(7,908,634)

Net loss before taxes	(6,897,446)	(13,478,069)
Taxes	–	–
Net loss	$(6,897,446)	$(13,478,069)

Net loss per share attributable to common shares
Basic and diluted	$(0.55)	$(1.30)

Weighted average common shares outstanding
Basic and diluted	12,518,894	10,397,772

See Accompanying Notes to Financial Statements.

F-5

Auddia Inc.

Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2022, and 2021

	Common Stock		Additional
	Number of Shares	Par Value	Paid-In- Capital	Accumulated Deficit	Total

Balance, December 31, 2020	485,441	$486	$38,256,584	$(51,360,320)	$(13,103,250)

Issuance of common shares	4,021,818	4,022	14,603,768	–	14,607,790
Exercise of Series A Warrants	1,091,692	1,092	4,952,460	–	4,953,552
Exercise of Pre-IPO Warrants	2,887	2	(2)	–	–
Conversion of debt obligations	6,814,570	6,814	15,186,619	–	15,193,433
Share-based compensation	–	–	1,237,481	–	1,237,481
Net loss	–	–	–	(13,478,069)	(13,478,069)
Balance, December 31, 2021	12,416,408	$12,416	$74,236,910	$(64,838,389)	$9,410,937

Issuance of common shares	140,186	140	222,756	–	222,896
Issuance of warrants	–	–	361,878	–	361,878
Exercise of restricted stock units and warrants	98,355	98	(98)	–	–
Reclassification of share-based compensation award to liability	–	–	(250,071)	–	(250,071)
Share-based compensation	–	–	1,001,889	–	1,001,889
Net loss	–	–	–	(6,897,446)	(6,897,446)
Balance, December 31, 2022	12,654,949	$12,654	$75,573,263	$(71,735,834)	$3,850,083

See Accompanying Notes to Financial Statements.

F-6

Auddia Inc.

Statements of Cash Flows

For the Years Ended December 31, 2022, and 2021

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(6,897,446)	$(13,478,069)
Adjustments to reconcile net loss to net cash used in operating activities:
Finance charge associated with debt issuance cost	137,834	8,141,424
Depreciation and amortization	991,639	166,656
Share-based compensation expense	1,001,889	1,237,481
Extinguishment of PPP loan	–	(536,144)
Change in assets and liabilities:
Accounts receivable	(50)	41
Prepaids and other non-current assets	1,164	(47,418)
Accounts payable and accrued liabilities	12,220	(955,516)
Net cash used in operating activities	(4,752,750)	(5,471,545)

Cash flows from investing activities:
Software capitalization	(1,927,298)	(1,472,290)
Purchase of property and equipment	(3,809)	(80,396)
Net cash used in investing activities	(1,931,107)	(1,552,686)

Cash flows from financing activities:
Proceeds from PPP Loan	–	267,482
Proceeds from issuance of promissory notes payable, net of OID	2,000,000	15,000
Repayment of deferred salary	–	(661,651)
Repayments to Line of Credit	–	(6,000,000)
Repayments of related parties notes payable and deferred salary	–	(299,198)
Proceeds from related party debt	–	30,213
Proceeds from issuance of common shares	–	20,041,811
Deferred offering costs capitalized	–	(142,049)
Net cash provided by financing activities	2,000,000	13,251,608

Net (decrease) increase in cash	(4,683,857)	6,227,377

Cash, beginning of year	6,345,291	117,914

Cash, end of year	$1,661,434	$6,345,291

Supplemental disclosures of cash flow information
Cash paid for interest	$7,082	$66,412

Supplemental disclosures of non-cash activity:
Shares issued for conversion of indebtedness	$–	$15,193,433
PPP loan extinguishment	$–	$536,144

See Accompanying Notes to Financial Statements.

F-7

Auddia Inc.

Notes to Financial Statements

For the Year Ended December 31, 2022

Note 1 – Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Auddia Inc., formerly Clip Interactive, LLC, (the “Company”, “Auddia”, “we”, “our”) is a technology company that is reinventing how consumers engage with audio through the development of a proprietary AI platform for audio and innovative technologies for podcasts. Clip Interactive, LLC was initially formed as a Colorado limited liability company on January 14, 2012, and on November 25, 2019 changed its trade name to Auddia.

On February 16, 2021, the Company completed an initial public offering (the “IPO”) of 3,991,818 units, at $4.125 per unit, consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $4.54 per share. In addition, the underwriters exercised their option to purchase 598,772 Series A warrants to cover over-allotments and were issued 319,346 in representative warrants at an exercise price of $5.15625 per share. After deducting underwriter’s commissions and expenses, the Company received net proceeds of approximately $15.1 million and its common stock commenced trading on Nasdaq under the ticker symbol “AUUD”. Concurrently with the IPO, holders of the Company’s promissory notes, convertible notes, and related party notes, along with accrued interest, were converted into 6,814,570 shares of the Company’s common stock.

Concurrently with the IPO the Company converted from a Colorado limited liability company to a Delaware corporation. This accounting change has been given retrospective treatment in the condensed financial statements.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

The financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to valuation of capital stock, warrants and options to purchase shares of the Company's common stock, and the estimated recoverability and amortization period for capitalized software development costs. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

F-8

Risks and Uncertainties

The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages of development. Such risks and uncertainties include, but are not limited to, its limited operating history, competition from other companies, limited access to additional funds, dependence on key personnel, and management of potential rapid growth. To address these risks, the Company must, among other things, develop its customer base; implement and successfully execute its business and marketing strategy; develop follow-on products; provide superior customer service; and attract, retain, and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing these or other such risks.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2022 or 2021.

The Company maintains cash deposits at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s cash balance may at times exceed these limits. At December 31, 2022 and December 31, 2021, the Company had approximately $1.4 million and $5.9 million, respectively, in excess of federally insured limits. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from two to five years.

Software Development Costs

The Company accounts for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable.

The Company ceases capitalization of development costs once the software has been substantially completed and is available for its intended use. Software development costs are amortized over a useful life estimated by the Company’s management of five years. Costs associated with significant upgrades and enhancements that result in additional functionality are capitalized. Capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in software technologies.

Unamortized capitalized software development costs determined to be in excess of anticipated future net revenues are considered impaired and expensed during the period of such determination. Software development costs of $1,927,298 and $1,472,290 were capitalized for the years ended December 31, 2022, and 2021, respectively. Amortization of capitalized software development costs were $956,144 and $146,737 for the years ended December 31, 2022 and 2021, respectively and are included in depreciation and amortization expense.

Deferred Offering Costs

In November 2022, the Company entered into a Common Stock Purchase Agreement. Pursuant to such, the Company has the right, but not the obligation, to require the investor to purchase up to $10,000,000 in aggregate gross purchase price of newly issued shares of the Company common stock, subject to eligibility under the Company’s Form S-3. The Company’s right to sell shares under this agreement extends to December 2023. In consideration for the commitments by the investor under the agreement, the Company issued 140,186 shares of common stock to the investor. The Company recognized $222,896 of deferred offering costs relating to the issuance of these shares.

F-9

The Company deferred direct and incremental costs associated with its IPO that occurred in February 2021. The Company capitalized deferred offering costs of $142,049 during the year ended December 31, 2021, which was netted against IPO proceeds in February 2021. Deferred offering costs consisted principally of legal, advisory, and consulting fees incurred in connection with the formation and preparation for the IPO.

Long-Lived Assets

The Company reviews its tangible and limited lived intangible long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. If a potential impairment is indicated, the Company compares the carrying amount of the asset to the undiscounted future cash flows associated with the asset. In the event the future cash flows are less than their carrying value, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. The Company determined long-lived assets were not impaired at December 31, 2022 and 2021.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events. A valuation allowance is established to reduce deferred tax assets to their estimated realizable value when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized in the future.

The Company recognizes benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on their technical merits, as the largest amount of benefit that is more likely than not to be realized upon the ultimate settlement. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as a part of income tax expense.

Prior to the Company’s conversion to a Delaware corporation in February 2021, the Company was a limited liability company and had elected to be treated as a pass-through entity for income tax purposes. Accordingly, taxable income and losses of the Company were reported on the income tax returns of its members, and no provision for federal income taxes have been recorded in the accompanying financial statements. Had the Company been a taxable entity, no provision for income taxes would have been recorded as the Company has sustained losses since inception.

Revenue Recognition

Revenue will be measured according to Accounting Standards Codification (“ASC”) 606, Revenue – Revenue from Contracts with Customers, and will be recognized based on consideration specified in a contract with a customer and will exclude any sales incentives and amounts collected on behalf of third parties. We will recognize revenue when we satisfy a performance obligation by transferring control over a service or product to a customer. We will report revenues net of any tax assessed by a governmental authority that is both imposed on, and concurrent with, a specific revenue-producing transaction between a seller and a customer in our statements of operations. Collected taxes, if applicable, will be recorded within other current liabilities until remitted to the relevant taxing authority.

Subscriber revenue will consist primarily of subscription fees and other ancillary subscription-based revenues. Revenue is recognized on a straight-line basis when the performance obligations to provide each service for the period are satisfied, which is over time as our subscription services are continuously available and can be consumed by customers at any time. There is no revenue recognized for unpaid trial subscriptions.

Customers may pay for the services in advance of the performance obligation and therefore these prepayments are recorded as deferred revenue. The deferred revenue is recognized as revenue in our statement of operations as the services are provided.

F-10

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the year ended December 31, 2022, and December 31, 2021, was $760,940 and $130,565, respectively.

Share-Based Compensation

The Company accounts for share-based compensation arrangements with employees, directors, and consultants and recognizes the compensation expense for share-based awards based on the estimated fair value of the awards on the date of grant.

Compensation expense for all share-based awards is based on the estimated grant-date fair value and recognized in earnings over the requisite service period (generally the vesting period). The Company records share-based compensation expense related to non-employees over the related service periods.

Net Loss per Share

Basic loss per share common share is calculated based on the weighted-average number of common shares outstanding in accordance with FASB ASC Topic 260, Earnings per Share. Diluted net (loss) income per share is calculated based on the weighted-average number of common shares outstanding plus the effect of dilutive potential common shares. When the Company reports a net loss, the calculation of diluted net loss per share excludes potential common shares as the effect would be anti-dilutive. Potential common shares are composed of shares of common issuable upon the exercise of options and warrants.

Liquidity, Capital Resources and Going Concern

Our existing cash of $1.66 million at December 31, 2022 will only be sufficient to fund our current operating plans into the second quarter of 2023. The Company has based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies.

Practical expedients and exemptions

We expensed sales commissions when incurred because the duration of the contracts for which we paid commissions were less than one year. These costs were included in the sales and marketing line item of our Statements of Operations. Currently the Company does not have any significant acquisition costs which have been incurred associated with the acquisition of its customer contracts and therefore, no deferred customer acquisition costs have been recorded.

F-11

We did not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount to which we had the right to invoice for services performed.

Note 2 – Property & Equipment and Software Development Costs

Property and equipment and software development costs consisted of the following as of:

	December 31,
	2022	2021
Computers and equipment	$99,940	$767,318
Furniture	7,262	7,262
Software	–	5,228
Accumulated Depreciation	(66,121)	(707,042)
Total property and equipment, net	$41,080	$72,766

Software development costs	$6,626,049	$4,698,752
Accumulated amortization	(2,491,824)	(1,535,681)
Total software development costs, net	$4,134,225	$3,163,071

The Company recognized depreciation expense of $35,495 and $19,919 for the years ended December 31, 2022, and 2021, respectively related to property and equipment and amortization expense of $956,144 and $146,737 for the years ended December 31, 2022, and 2021, respectively related to software development costs.

Note 3 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	December 31,
	2022	2021
Accounts payable and accrued liabilities	$289,955	$210,929
Credit cards payable	6,072	12,267
Accrued interest	28,111	–
	$324,138	$223,196

Note 4 – Line of Credit

On April 10, 2018, the Company entered into a line of credit with a financial institution, which was amended in July 2019 and March 2021. The principal balance was repaid in full on July 8, 2021. Interest expense for the year ended December 31, 2021 was $66,412.

The line of credit was collateralized by all assets of the Company, including $2 million of cash held in a control account at the lender. The Company also maintained a minimum balance at the lender to cover two months of interest payments. Prior to our IPO, the line of credit was collateralized by $6,000,000 of cash assets of two shareholders held in control accounts at the lender.

F-12

Following the Company’s IPO in February 2021 the line of credit was amended and the Company paid down the outstanding principal balance on its bank line of credit from $6 million to $2 million and the available principal balance for the line of credit was reduced from $6 million to $2 million. Further, the $6 million of cash collateral previously provided by the two shareholders was released. The remaining principal balance of $2 million was repaid in full and the line of credit was terminated on July 8, 2021.

The shareholder who previously provided the $2 million control account had a collateral agreement with the Company which is described in Note 5. This agreement was terminated in March 2021.

Note 5 – Convertible Notes Payable, Notes Payable to Related Parties and Deferred Salary and Promissory Notes

Convertible notes payable

During the year ended December 31, 2020, existing investors purchased $404,601 of our convertible notes. These convertible notes accrued interest at 6.0% per year and were scheduled to mature on December 31, 2021. In conjunction with the February 2021 IPO, the Notes automatically converted into 2,066,176 shares of common stock at discounts ranging from 50% to 75% of the IPO price. Interest expense for the year ended December 31, 2021, was $16,586.

Accrued fees to a related party

The Company had an agreement with a shareholder to provide collateral for a bank line of credit described in Note 4 – Line of Credit. The amount of the cash collateral provided by the shareholder to the bank was $2.0 million. The collateral agreement required a commitment to pay collateral fees of $710,000 (comprised of annual interest of $660,000 plus the $50,000 renewal fee) to the shareholder and issue 3,454 common stock warrants. In January 2019, in connection with the collateral agreement, the Company converted accrued fees of $725,000 into an unsecured note payable, which bore interest at 33% annually and had a maturity date of December 31, 2021. The fees that accrued on the collateral arrangement were 33% percent of the collateral amount annually plus an annual renewal fee of $50,000. Interest expense for the year ended December 31, 2021, $208,727. This collateral agreement terminated in March 2021.

In conjunction with the February 2021 IPO, the notes payable and accrued interest due to this shareholder were converted to 1,667,859 shares of common stock.

Promissory notes payable

During the twelve months ended December 31, 2020, the Company issued, to a number of existing shareholders, in four separate tranches, $1,857,764 of Promissory Notes that accrue interest at a rate of 6% per year and were scheduled to mature on December 31, 2021. When issued, the notes incorporated the following attributes: interest on the Notes accrue at 6% and upon the successful completion of a qualified IPO by December 31, 2021, the notes and accrued interest would convert into equity at a per share valuation equal to $40.0 million. In addition, each investor in the Promissory Notes would receive shares and warrants based on a formula that takes into account the number of shares and warrants the investor owned before the investment in these Promissory Notes, as well as a portion of the bonus allocation of 1,038,342 shares made available to the investors. Interest expense for the year ended December 31, 2021, was $14,454.

In conjunction with the February 2021 IPO, all of the Promissory Notes collectively converted into 3,080,535 shares of common stock.

The Company recognized a finance charge to interest expense of $8,141,424 related to the conversion of the convertible notes, notes payable to related parties and promissory notes during the year ended December 31, 2021.

F-13

Note 6 – Notes Payable

Notes payable to related parties and deferred salary

An executive officer of the Company agreed to defer receipt of compensation to preserve liquidity in the Company. The accumulated amount of compensation owed to this executive officer was approximately $631,000 at December 31, 2020. The Company paid this deferred compensation in the first quarter of 2021.

During 2019, the Company issued notes payable (the “Notes”) to three related parties for $80,000, $200,000, and $50,000, respectively. The Notes did not accrue interest or have a stated maturity date. The outstanding note payable for $80,000 was repaid in January 2020. In December 2019, the two other note holders elected to convert their notes into convertible Notes due December 31, 2021. Two other existing investors, who were owed a total of $17,197 for services by the Company, also agreed to convert their payables into convertible Notes. During 2019 the Company issued a note payable to a related party for consulting services incurred by the Company in the amount of $486,198. As of December 31, 2020, the outstanding balance for consulting services was $440,904. The Company paid these Notes in the first quarter of 2021.

In February 2020, the Company obtained a new $500,000 short term loan from the same related party. The Company was advanced $485,000, net of $15,000 in closing fees, and immediately placed $140,741 into an escrow account, owned and controlled by the shareholder to provide funds for the scheduled repayments. Repayment of the principal and loan financing fee occurs through weekly payments of $17,593 until the loan and financing fee is paid in full. The loan financing fee increases with the length of the payback period and was maximized at $165,000 after month five. The outstanding balance was repaid in February 2021.

In November 2022, the Company entered into a Secured Bridge Note (“Note”) financing with an existing stockholder of the Company. The principal amount of the Note is $2,200,000 including an original issue discount of $200,000. The Note bears interest at an annual rate of 10% and matures in May 2023. The Note is secured by a lien on substantially all of the Company’s assets. At maturity, the lender has the option to convert any original issue discount and accrued but unpaid interest into shares of the Company’s common stock at a fixed conversion price of $1.23 per share. The conversion right is available to the lender at the earlier of (i) maturity, or (ii) payback of all the principal. In connection with the Note financing, the Company issued 300,000 common stock warrants with a five-year term and an exercise price of $2.10 per share. The warrants were valued at $361,878, which was recorded as an additional debt discount. The Company has the option to extend the maturity date by six months to November 2023. In the event of an extension, the interest rate on the Note will increase to 20% and the Company will issue to the lender an additional 300,000 warrants.

As of December 31, 2022, the balance of the Note, net of debt issuance costs, was $1,775,956. Interest expense related to the Note for the year ended December 31, 2022, was $165,945.

Cares Act Paycheck Protection Program loan

In April 2020, the Company entered into a promissory note evidencing an unsecured loan (the “First Loan”) in the amount of $268,662 made to the Company under the Paycheck Protection Program (the “PPP”). In January 2021, the Company entered into a second promissory note (the “Second Loan” or combined with the first loan, the “PPP Loans”) of $267,482 under the PPP. The PPP was established under the CARES Act and is administered by the U.S. Small Business Administration.

The First Loan was set to mature in April 2022 and the Second Loan was set to mature in January 2023. The PPP Loans bore interest at a rate of 1% per annum. Beginning November 2020, the Company was required to make 18 monthly payments of principal and interest in the amount of $14,370 related to the First Loan. The PPP Loans may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The proceeds from the Loans may only be used for payroll costs (including benefits), interest on mortgage obligations, rent, utilities and interest on certain other debt obligations.

The PPP Loans contained customary events of default relating to, among other things, payment defaults, making materially false and misleading representations to the lender or breaching the terms of the Loan documents. The occurrence of an event of default will result in an increase in the interest rate to 18% per annum and provides the lender with customary remedies, including the right to require immediate payment of all amounts owed under the PPP Loans.

F-14

Pursuant to the terms of the CARES Act and the PPP, the Company applied for forgiveness for both the PPP Loans. On June 15, 2021, the Company received confirmation that the First Loan was approved for forgiveness and the Company recorded $268,662 in PPP loan extinguishment to other income during the year ended December 31, 2021. On November 2, 2021, the Company received confirmation that the Second Loan was approved for forgiveness and the Company recorded $267,482 in PPP loan extinguishment to other income during the year ended December 31, 2021. The amount eligible for forgiveness was based on the amount of Loan proceeds used by the Company (during the eight-week period after the lender makes the first disbursement of Loan proceeds) for the payment of certain covered costs, including payroll costs (including benefits), interest on mortgage obligations, rent and utilities, subject to certain limitations and reductions in accordance with the CARES Act and the PPP.

Note 7 – Commitments and Contingencies

Operating Lease

In April 2021, the Company entered into a lease agreement for office space in Boulder, Colorado comprising of 8,639 square feet. The lease commenced on May 15, 2021, and terminated after 12 months. The lease had an initial base rent of $7,150 per month, with the first 15 days rent free and included three separate six month renewal options, subject to fixed rate escalation increases. In November 2022, the Company amended the lease reducing the square footage rented to 2,160 with a base rent of $4,018 per month. The amended lease terminates after 13 months. The Company previously leased approximately 3,000 square feet of office space that expired on April 30, 2021.

Rent expense was $104,223 and $75,336 for the years ended December 31, 2022, and 2021, respectively.

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Contingencies

A pre-IPO investor has contacted the Company claiming damages caused by alleged acts and omissions arising from a private financing by the Company. No complaint has been filed by the investor. The alleged damages asserted by the investor are less than approximately $300,000. The Company believes it has meritorious defense to the investor's claims.

Note 8 - Share-based Compensation

Stock Options

The following table presents the activity for stock options outstanding:

		Weighted
		Average
	Options	Exercise Price
Outstanding - December 31, 2020	300,353	$3.65
Granted	1,235,500	$2.79
Forfeited/canceled	(31,062)	$3.01
Exercises	–	–
Outstanding - December 31, 2021	1,504,791	$2.96

Granted	683,136	$1.46
Forfeited/canceled	(524,754)	$2.63
Exercised	–	–
Outstanding - December 31, 2022	1,663,173	$2.45

F-15

The following table presents the composition of options outstanding and exercisable:

	Options Outstanding			Options Exercisable
Exercise Prices	Number	Price*	Life*	Number	Price*
$2.70	68,518	$ 2.70	0.76	68,518	$2.70
$2.90	53,128	$ 2.90	4.79	53,128	$2.90
$4.26	171,197	$ 4.26	6.41	161,388	$4.26
$2.79	772,194	$ 2.79	7.90	380,299	$2.79
$1.79	208,750	$ 1.79	8.53	59,687	$1.79
$1.21	389,386	$ 1.21	9.62	194,692	$1.21
Total - December 31, 2022	1,663,173	$ 2.45	7.91	917,712	$2.65

________________________

* Price and Life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.

During the year ended December 31, 2022, the Company granted 683,136 stock options to certain executives and key employees. Under the terms of the option agreements, the options are subject to certain vesting requirements.

Restricted Stock Units

The following table presents the activity for restricted stock units outstanding:

		Weighted
	Restricted Stock	Average Exercise
	Units	Price
Outstanding - December 31, 2020	–	–
Granted	424,500	–
Forfeited/canceled	–	–
Exercised	–	–
Outstanding - December 31, 2021	424,500	–

Granted	282,983	–
Forfeited/canceled	(45,381)	–
Exercised	(98,243)	$1.79
Outstanding - December 31, 2022	563,859	–

During the year ended December 31, 2022, the Company granted 282,983 restricted stock units. Under terms of the restricted stock agreements, the restricted stock units are subject to certain vesting requirements.

The Company recognized share-based compensation expense related to stock options and restricted stock units of $1,001,889 and $1,237,481 for the years ended December 31, 2022, and 2021, respectively. The remaining unvested share-based compensation expense of $1,616,569 is expected to be recognized over the next 37 months.

F-16

Warrants

The following table presents the activity for warrants outstanding:

		Weighted
	Warrants	Average Exercise
	Outstanding	Price
Outstanding - December 31, 2020	358,334	$7.02
Granted	4,909,936	$4.58
Forfeited/cancelled/restored	–	$–
Exercised	(1,096,023)	$4.52
Outstanding - December 31, 2021	4,172,247	$4.80

Granted	300,000	$2.10
Forfeited/cancelled/restored	–	$–
Exercised	(148)	$0.87
Outstanding - December 31, 2022	4,472,099	$4.62

In connection with the February 2021 IPO, the Company issued 3,991,818 warrants to purchase shares of common stock and issued to 598,772 warrants to its underwriters to cover over-allotments. The Company also issued 319,346 of representative warrants to its underwriters to purchase shares of common stock and these representative warrants contain a cashless exercise feature.

During the year ended December 31, 2021, certain holders of our publicly traded Series A Warrants exercised 1,091,692 warrants for 1,091,692 million shares of common stock at the cash exercise price of $4.5375 per share. In addition, certain holders of our Pre-IPO warrants exercised 4,331 warrants for 2,887 shares of common stock at the net exercise price of $0.87 per share.

During the year ended December 31, 2022, in connection with the issuance of a Secured Bridge Note, the Company issued 300,000 warrants to purchase shares of common stock at the exercise price of $2.10 per share.

During the year ended December 31, 2022, 148 warrants were exercised using the cashless option into 112 shares of common stock.

All the outstanding warrants are exercisable and have a weighted average remaining contractual life of approximately 3 years as of December 31, 2022.

Note 9 – Stockholders’ Equity

On February 17, 2021, the Company converted its LLC membership equity units into 485,441 shares of Common Stock with a $0.001 par value. The conversion has been given retrospective treatment.

Note 10 – Income Taxes

For the year ended December 31, 2022 and 2021, the Company recorded no income tax benefit for the net operating losses incurred during the year, due to the uncertainty of realizing a benefit from those items.

F-17

The following is a reconciliation of the statutory federal income tax rate to the effective tax rate reported in the financial statements:

	December 31, 2022
Income tax expense (benefit) at federal statutory rate	(1,448,463)	21.00%
State and local income taxes, net of federal tax benefit	(307,021)	4.45%
Prior year true-ups	39,787	-0.58%
Other	31,442	-0.46%
Changes in valuation allowance	1,684,255	-24.42%
Total provision expense (benefit) for income taxes	$0	0.00%

Significant components of the Company’s deferred taxes consisted of the following:

December 31, 2022
Deferred tax assets:
Stock based compensation	618,691
Federal net operation losses	2,324,319
State net operation losses	397,846
Other assets	12,772
Total deferred tax assets	$3,353,628
Less: Valuation allowance	(2,787,033)
Total deferred tax assets, net of valuation allowance	$566,595

Deferred tax liabilities:
Capitalized software	(556,492)
Property & equipment	(10,103)
Total deferred tax liabilities	$(566,595)

Total net deferred tax asset (liability)	$–

For the period ended December 31, 2022, the Company has federal and state net operating loss carryforwards of $11,068,185 and $11,068,185, respectively.

The Federal net operating loss carryforwards do not have an expiration, however, are limited to 80% of the excess of taxable income over the total Net Operating Loss Deduction, the state net operating loss carryforwards will conform to the federal provisions.

Additionally, after weighting all available and positive and negative evidence for the period ended December 31, 2022, the Company has recorded a valuation allowance of $(2,787,033).

The Company continuously monitors its current and prior filing positions in order to determine if any unrecognized tax positions need to be recorded. The analysis involves considerable judgement and is based on the best information available. For the period ended December 31, 2022, the Company is not aware of any positions which require an uncertain tax position liability.

The Company is subject to taxation in the United States and Colorado. The statute of limitations on the initial tax return filed for 2021 tax year will expire in 2025 for federal and in 2026 for state jurisdictions.

F-18

Note 11 – Net Loss Per Share

Basic net loss per share is computed by dividing net loss, which is allocated based upon the proportionate amount of weighted average shares outstanding, to each class of stockholder’s stock outstanding during the period. For the calculation of diluted net loss per share, net loss per share attributable to common stockholders for basic net loss per share is adjusted by the effect of dilutive securities, including awards under our equity compensation plans.

As of December 31, 2022, and 2021, 6,318,758 and 5,009,315, respectively of potentially dilutive weighted average shares were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented.

Note 12 – Subsequent Events

On February 10, 2023, the Company’s board of directors appointed Timothy J. Ackerman as the Company’s new Chief Financial Officer. In connection with Mr. Ackerman's appointment, the compensation committee of Auddia's board of directors granted Mr. Ackerman (i) an inducement stock option to purchase an aggregate of 150,200 shares of Auddia common stock, and (ii) 37,500 restricted stock units for Auddia common stock. These stock options and RSUs were agreed to and granted as an inducement material to Mr. Ackerman entering into employment with Auddia in accordance with Nasdaq Listing Rule 5635(c)(4). The RSUs and options are both subject to certain vesting requirements.

F-19

Auddia Inc.

Condensed Balance Sheets

	September 30, 2023	December 31, 2022
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash	$2,199,678	$1,661,434
Accounts receivable, net	574	137
Prepaid insurance	56,704	—
Total current assets	2,256,956	1,661,571

Non-current assets:
Property and equipment, net of accumulated depreciation	22,084	41,080
Software development costs, net of accumulated amortization	3,545,610	4,134,225
Deferred offering costs	170,259	222,896
Prepaids and other non-current assets	47,364	51,754
Total non-current assets	3,785,317	4,449,955
Total assets	$6,042,273	$6,111,526

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$587,641	$324,138
Notes payable to related party, net of debt issuance costs	2,993,639	1,775,956
Stock awards liability	45,981	161,349
Total current liabilities	3,627,261	2,261,443
Total liabilities	3,627,261	2,261,443

Commitments and contingencies (Note 5)

Shareholders' equity:
Preferred stock - $0.001 par value, 10,000,000 authorized and 0 shares issued and outstanding	–	–
Common stock - $0.001 par value, 100,000,000 authorized and 19,947,223 and 12,654,949 shares issued and outstanding September 30, 2023 and December 31, 2022	19,947	12,654
Additional paid-in capital	80,725,555	75,573,263
Accumulated deficit	(78,330,490)	(71,735,834)
Total shareholders' equity	2,415,012	3,850,083
Total liabilities and shareholders' equity	$6,042,273	$6,111,526

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-20

Auddia Inc.

Condensed Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue	$–	$–	$–	$–

Operating expenses:
Direct cost of services	43,470	32,712	130,809	128,806
Sales and marketing	316,297	298,924	765,176	1,396,010
Research and development	227,133	181,596	617,622	481,611
General and administrative	777,496	540,220	2,596,831	2,400,503
Depreciation and amortization	465,166	274,839	1,350,820	721,971
Total operating expenses	1,829,562	1,328,291	5,461,258	5,128,901
Loss from operations	(1,829,562)	(1,328,291)	(5,461,258)	(5,128,901)

Other (expense) income:
Interest expense	(286,920)	(2,023)	(1,133,398)	(5,058)
Total other expense	(286,920)	(2,023)	(1,133,398)	(5,058)
Loss before income taxes	(2,116,482)	(1,330,314)	(6,594,656)	(5,133,959)
Provision for income taxes	–	–	–	–
Net loss	$(2,116,482)	$(1,330,314)	$(6,594,656)	$(5,133,959)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.11)	$(0.11)	$(0.41)	$(0.41)

Weighted average common shares outstanding
Basic and diluted	19,947,223	12,514,763	16,043,086	12,498,206

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-21

Auddia Inc.

Condensed Statements of Changes in Shareholders’ Equity (Unaudited)

	For The Three and Nine Months Ended September 30, 2023
	Common Stock
	Number of Shares	Par Value	Additional Paid-In-Capital	Accumulated Deficit	Total
Balance, January 1, 2023	12,654,949	$12,654	$75,573,262	$(71,735,834)	$3,850,083

Exercise of Restricted Stock Units	195,760	196	42,601	–	42,797
Share-based compensation	–	–	357,680	–	357,680
Net loss	–	–	–	(2,155,312)	(2,155,312)
Balance, March 31, 2023	12,850,709	$12,850	$75,973,543	$(73,891,146)	$2,095,247

Issuance of common shares, net of costs	7,096,514	7,097	3,956,787	–	3,963,884
Exercise of Restricted Stock Units	–	–	(42,797)	–	(42,797)
Issuance of warrants	–	–	383,004	–	383,004
Share-based compensation	–	–	224,856	–	224,856
Revaluation of share-based compensation liability	–	–	30,445	–	30,445
Net loss	–	–	–	(2,322,862)	(2,322,862)
Balance, June 30, 2023	19,947,223	$19,947	$80,525,838	$(76,214,008)	$4,331,777

Share-based compensation	–	–	217,141	–	217,141
Revaluation of share-based compensation liability	–	–	(17,424)	–	(17,424)
Net loss	–	–	–	(2,116,482)	(2,116,482)
Balance, September 30, 2023	$19,947,223	$19,947	$80,725,555	$(78,330,490)	$2,415,012

	For The Three and Nine Months Ended September 30, 2022
	Common Stock
	Number of Shares	Par Value	Additional Paid-In-Capital	Accumulated Deficit	Total
Balance, January 1, 2022	12,416,408	$12,416	$74,236,910	$(64,838,389)	$9,410,937

Exercise of Restricted Stock Units	98,355	98	(98)	–	–
Share-based compensation	–	–	385,908	–	385,908
Reclassification of share-based compensation liability	–	–	(128,534)	–	(128,534)
Net loss	–	–	–	(1,753,258)	(1,753,258)
Balance, March 31, 2022	12,514,763	$12,514	$74,494,186	$(66,591,647)	$7,915,053

Share-based compensation	–	–	285,921	–	285,921
Reclassification of share-based compensation liability	–	–	(7,262)	–	(7,262)
Net loss	–	–	–	(2,050,385)	(2,050,385)
Balance, June 30, 2022	12,514,763	$12,514	$74,772,845	$(68,642,032)	$6,143,327

Share-based compensation	–	–	26,657	–	26,657
Revaluation of share-based compensation liability	–	–	(72,315)	–	(72,315)
Net loss	–	–	–	(1,330,314)	(1,330,314)
Balance, September 30, 2022	$12,514,763	$12,514	$74,727,187	$(69,972,348)	$4,767,353

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-22

Auddia Inc.

Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(6,594,656)	$(5,133,959)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Finance charge associated with debt issuance cost	850,688	–
Depreciation and amortization	1,350,820	721,971
Share-based compensation expense	799,677	698,486
Change in assets and liabilities:
Accounts receivable	(437)	52
Prepaid insurance	(56,705)	–
Prepaids and other non-current assets	4,390	(1,065)
Accounts payable and accrued liabilities	241,269	92,403
Net cash used in operating activities	(3,404,954)	(3,622,112)

Cash flows from investing activities:
Software capitalization	(743,208)	(1,673,517)
Purchase of property and equipment	–	(3,809)
Net cash used in investing activities	(743,208)	(1,677,326)

Cash flows from financing activities:
Net settlement of share-based compensation liability	(80,115)	(88,723)
Proceeds from related party debt	750,000	–
Proceeds from issuance of common shares	4,016,521	–
Net cash provided by (used in) financing activities	4,686,406	(88,723)

Net increase in cash	538,244	(5,388,161)

Cash, beginning of year	1,661,434	6,345,291

Cash and restricted cash, end of period	$2,199,678	$957,130

Supplemental disclosures of cash flow information:
Cash paid for Interest	$6,000	$5,058

Supplemental disclosures of non-cash activity:
Reclassification of deferred offering cost	$52,637	$–
Original issue discount and issuance of warrants on related party debt	$458,004	$–

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-23

Auddia Inc.

Notes to Condensed Financial Statements (Unaudited)

Note 1 - Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Auddia Inc., (the “Company”, “Auddia”, “we”, “our”) is a technology company that is reinventing how consumers engage with audio through the development of a proprietary AI platform for audio and innovative technologies for podcasts. The Company is incorporated in Delaware and headquartered in Colorado.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Interim Financial Information

The condensed financial statements of the Company included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted from this prospectus, as is permitted by such rules and regulations. The condensed balance sheet as of December 31, 2022 has been derived from the financial statements included in the Company’s annual report on Form 10-K. Accordingly, these condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K. The results for any interim period are not necessarily indicative of results for any future period. The Company recorded all adjustments necessary for a fair statement of the results for the interim period and all such adjustments are of a normal recurring nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The condensed financial statements include some amounts that are based on management's best estimates and judgments. The most significant estimates relate to valuation of capital stock, warrants and options to purchase shares of the Company's common stock, and the estimated recoverability and amortization period for capitalized software development costs. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

F-24

Risks and Uncertainties

The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages of development. Such risks and uncertainties include, but are not limited to, its limited operating history, competition from other companies, limited access to additional funds, dependence on key personnel, and management of potential rapid growth. To address these risks, the Company must, among other things, develop its customer base; implement and successfully execute its business and marketing strategy; develop follow-on products; provide superior customer service; and attract, retain, and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing these or other such risks.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period to comply with certain new or revised accounting standards that have different effective dates for public and private companies.

Going Concern

The Company had cash of $2,199,678 as of September 30, 2023. The Company will need additional funding to complete the development of the full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If the Company is unable to raise capital when needed or on acceptable terms, the Company will be forced to delay, reduce, or eliminate technology development and commercialization efforts.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Management has plans to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern, such as the White Lion equity line of credit (refer to Note 8) and additional future financing agreements. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s current level of cash is not sufficient to execute the business plan. For the foreseeable future, the Company will incur significant operating expenses, capital expenditures and working capital funding that will deplete cash on hand by February 2024.

Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of September 30, 2023 or December 31, 2022.

The Company maintains cash deposits at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s cash balance may at times exceed these limits. As of September 30, 2023, the Company had approximately $1.9 million in excess of federally insured limits. As of December 31, 2022, the Company had approximately $1.4 million in excess of federally insured limits. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.

F-25

Software Development Costs

The Company accounts for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable.

The Company ceases capitalization of development costs once the software has been substantially completed and is available for its intended use. Software development costs are amortized over a useful life estimated by the Company’s management of three years. Costs associated with significant upgrades and enhancements that result in additional functionality are capitalized. Capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in software technologies.

Unamortized capitalized software development costs determined to be in excess of anticipated future net revenues are considered impaired and expensed during the period of such determination. We determined that no such impairments were required during the three months and nine months ended September 30, 2023. Software development costs of $213,705 and $394,893 were capitalized for the three months ended September 30, 2023, and 2022, respectively and $743,208 and $1,673,517 were capitalized for the nine months ended September 30, 2023 and 2022, respectively. Amortization of capitalized software development costs were $458,973 and $262,703 for the three months ended September 30, 2023, and 2022, respectively and $1,331,823 and $693,441 for the nine months ended September 30, 2023 and 2022, respectively and are included in depreciation and amortization expense in the Company’s condensed statement of operations.

Revenue Recognition

Revenue will be measured according to Accounting Standards Codification (“ASC”) 606, Revenue – Revenue from Contracts with Customers, and will be recognized based on consideration specified in a contract with a customer, and excludes any sales incentives and amounts collected on behalf of third parties. The Company will recognize revenue when a performance obligation is satisfied by transferring control over a service or product to a customer. The Company will report revenues net of any tax assessed by a governmental authority that is both imposed on, and concurrent with, a specific revenue-producing transaction between a seller and a customer in the condensed statements of operations. Collected taxes will be recorded within Other current liabilities until remitted to the relevant taxing authority.

Subscriber revenue will consist primarily of subscription fees and other ancillary subscription-based revenues. Revenue will be recognized on a straight-line basis when the performance obligations to provide each service for the period are satisfied, which is over time as our subscription services are continuously available and can be consumed by customers at any time. There is no revenue recognized for unpaid trial subscriptions.

Customers may pay for the services in advance of the performance obligation and therefore these prepayments would be recorded as deferred revenue. The deferred revenue will be recognized as revenue in the statement of operations as the services are provided.

Share-Based Compensation

The Company accounts for share-based compensation arrangements with employees, directors, and consultants and recognizes the compensation expense for share-based awards based on the estimated fair value of the awards on the date of grant in accordance with ASC 718.

Compensation expense for all share-based awards is based on the estimated grant-date fair value and recognized in earnings over the requisite service period (generally the vesting period). The Company records share-based compensation expense related to non-employees over the related service periods.

Certain share-based compensation awards include a net-share settlement feature that provides the grantee an option to withhold shares to satisfy tax withholding requirements and are classified as a share-based compensation liability. Cash paid to satisfy tax withholdings is classified as financing activities in the condensed statements of cash flows.

F-26

Recently Adopted ASUs

ASU 2016-13-Financial Instruments-Credit Losses- The new guidance makes significant changes to the accounting for credit losses on financial instruments and disclosures about them. Specifically, the new CECL impairment model requires an estimate of expected credit losses, measured over the contractual life of an instrument, that considers forecasts of future economic conditions in addition to information about past events and current conditions. The Company adopted the new standard beginning January 1, 2023. The adoption of the new standard did not have a material impact on the Company’s financial statements.

Note 2 – Property & Equipment and Software Development Costs

Property and equipment and software development costs consisted of the following as of:

	September 30, 2023	December 31, 2022

Computers and equipment	$99,939	$99,939
Furniture	7,263	7,262
Accumulated depreciation	(85,118)	(66,121)
Total property and equipment, net	$22,084	$41,080

Software development costs	$7,369,257	$6,626,049
Accumulated amortization	(3,823,647)	(2,491,824)
Total software development costs, net	$3,545,610	$4,134,225

The Company recognized depreciation expense of $6,193 and $12,136 for the three months ended September 30, 2023, and 2022, respectively related to property and equipment and amortization expense of $458,973 and $262,703 for the three months ended September 30, 2023, and 2022, respectively related to software development costs. The Company recognized depreciation expense of $18,997 and $28,529 for the nine months ended September 30, 2023, and 2022, respectively related to property and equipment and amortization expense of $1,331,823 and $693,441 for the nine months ended September 30, 2023, and 2022, respectively related to software development costs.

Note 3 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	September 30, 2023	December 31, 2022

Accounts payable and accrued liabilities	$269,159	$289,955
Credit cards payable	14,517	6,072
Accrued interest	303,965	28,111
	$587,641	$324,138

F-27

Note 4 – Notes Payable to Related Party, net of debt issuance costs

In November 2022, the Company entered into a Secured Bridge Note (the “Prior Note”) financing with an existing shareholder of the Company. The principal amount of the Prior Note was $2,200,000 including an original issue discount of $200,000. The Prior Note bears interest at a stated rate of 10% and had an original maturity date of May of 2023. The Prior Note is secured by a lien on substantially all of the Company’s assets. At maturity, the lender had the option to convert any original issue discount and accrued but unpaid interest into shares of the Company’s common stock at a fixed conversion price of $1.23 per share. The conversion right is available to the lender at the earlier of (i) maturity, or (ii) payback of all the principal. In connection with the Prior Note financing, the Company issued 300,000 common stock warrants with a five-year term and an exercise price of $2.10 per share. The warrants were valued at $361,878, which was recorded as an additional debt discount. During May of 2023, the Company extended the maturity date by six months to November 2023 at an increased annual interest rate of 20% and the issuance of an additional 300,000 warrants. The additional warrants were valued at $94,083, which was also recorded as an additional debt discount. The embedded conversion option was not accounted for separately as, in accordance with the guidance outlined in ASC 815-40, it was considered indexed to the Company’s shares. Similarly, the issued warrants were classified in equity as they were also considered indexed to the Company’s shares in accordance with ASC 815-40.

In connection with an additional financing with the same related party during April of 2023, the Company cancelled the original 300,000 warrants issued with the Prior Note and issued 600,000 new common stock warrants with a five-year term and an exercise price of $0.61 per share. The Company recognized the modification in accordance with ASC 815-40-35, which resulted in the recognition of additional debt discount in the amount of $35,981. Upon issue of the new common stock warrants, 300,000 were fully vested and immediately exercisable upon issue. The remaining 300,000 warrants were unvested.

During May of 2023, the Company extended the maturity date of the Prior Notes by six months to November 2023 at an increased annual interest rate of 20%. In connection with this extension, the 300,000 outstanding unvested warrants became vested and exercisable.

As of September 30, 2023, and December 31, 2022, the balance of the Prior Note, net of debt issuance costs, was $2,168,639 and $1,775,956, respectively. Interest expense related to the Prior Note for the three and nine months ended September 30, 2023, was $157,298 and $762,112.

As noted above, the Company entered into an additional Secured Bridge Note (“New Note”) financing with the same accredited investor and significant existing shareholder during April of 2023. In addition, the Company also amended the terms of the Prior Note. The principal amount of the New Note is $825,000 including an original issue discount of $75,000. The New Note bears interest at an annual stated rate of 10% with an original maturity date of July 2023. The New Note is secured by a lien on substantially all of the Company’s assets. At maturity the lender has the option to convert any original issue discount and accrued but unpaid interest into shares of the Company’s common stock at a fixed conversion price of $0.61 per share. The conversion right is available to the lender at the earlier of (i) maturity, or (ii) payback of all the principal. In connection with the New Note financing, the Company issued 325,000 common stock warrants with a five-year term and an exercise price of $0.61 per share and an additional 325,000 common stock warrants with a five-year term and an exercise price of $0.61 per share that are exercisable in the event that the loan term is extended. The warrants were valued at $252,940, which was recorded as additional debt discount. Similar to the accounting for the Prior Note, the embedded conversion option was not accounted for separately as, in accordance with the guidance outlined in ASC 815-40, it was considered indexed to the Company’s shares. In addition, the issued warrants were classified in equity as they were also considered indexed to the Company’s shares in accordance with ASC 815-40.

As of September 30, 2023, the balance of the New Note issued in April 2023, net of debt issuance costs, was $825,000. Interest expense related to the New Note for the three and nine months ended September 30, 2023 was $401,441, respectively.

On July 31, 2023, the Company extended the maturity date of the New Note to November 30, 2023. In connection with such extension, 325,000 outstanding unvested warrants became vested and exercisable.

F-28

Note 5 – Commitments and Contingencies

Operating Lease

In April 2021, the Company entered into a lease agreement for office space in Boulder, Colorado comprising 8,639 square feet. The lease commenced on May 15, 2021, and terminated after 12 months. The Company subsequently extended the lease through November 2022. In November 2022, the Company amended the lease, reducing the square footage rented to 2,160 with a base rent of $4,018 per month. The amended lease terminates after 13 months. Rent expense, as part of general and administrative expenses as included in the Condensed Statement of Operations, was $12,053 and $39,935 for the three months ended September 30, 2023, and 2022, respectively and $49,491 and $83,117 for the nine months ended September 30, 2023, and 2022, respectively.

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company. There are no active litigations as of the date the financial statements were issued. However, a pre-IPO investor has contacted the Company claiming damages caused by alleged acts and omissions arising from a private financing by the Company. No complaint has been filed by the investor. The alleged damages asserted by the investor are less than approximately $300,000. The outcome of the complaint was neither probable or estimable as of the date the financial statements were issued.

NASDAQ Deficiencies

On May 23, 2023, we received a letter (the “Notice”) from the Listing Qualifications Staff of the Nasdaq Stock Market, LLC (“Nasdaq”) indicating that, based upon the Company’s reported stockholder’s equity of $2,095,247 at the end of March 31, 2023, we are not in compliance with the requirement to maintain a minimum stockholder’s equity of $2,500,000 for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(b)(1) the “Stockholders’ Equity Requirement”). We were provided a compliance period of 45 calendar days from the date of the Notice, or until July 7, 2023, to submit a plan to regain compliance with the Stockholder’s Equity Requirement, pursuant to Nasdaq Listing Rule 5810(c)(2)(A).

On July 10, 2023, the Company received a letter from Nasdaq advising that the Company had been granted an extension to file a Form 10-Q for the quarter-ended June 30, 2023 evidencing compliance with Stockholder’s Equity Requirement. The stockholder’s equity balance as of June 30, 2023 was $4,331,777, which is $1,831,778 over the $2.5 million Stockholders’ Equity Requirement. On August 25, 2023, Nasdaq confirmed that the Company had regained compliance with the Stockholders’ Equity Requirement and that this matter is now closed.

Separately, on April 24, 2023 we received a letter from Nasdaq indicating that the Company is not in compliance with the $1.00 Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market (the “Bid Price Requirement”).

The letter indicated that the Company will be provided 180 calendar days (or until October 23, 2023) in which to regain compliance. If at any time during this 180 calendar day period the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, Nasdaq will provide the Company with a written confirmation of compliance and the matter will be closed.

On October 24, 2023, the Company received a written notice from the Nasdaq staff indicating that the Company had not regained compliance with the Bid Price Requirement and was not eligible for an additional 180 calendar day compliance period. As a result, the staff determined to delist the Company’s Common Stock from Nasdaq, unless the Company timely requests an appeal of the Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series.

The Company requested a hearing before the Panel to appeal the October notice and to address compliance with the Bid Price Requirement. The Company’s hearing with the Panel occurred on January 18, 2024. A decision from the Panel is expected within 30 days or less from the hearing date. While the appeal process is pending, the suspension of trading of the Company’s common stock, will be stayed and the Common Stock will continue to trade on Nasdaq until the hearing process concludes and the Panel issues a written decision.

F-29

The Company intends to consider all options to regain and maintain compliance with all Nasdaq continued listing requirements.

The Company’s receipt of these Nasdaq letters does not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission.

Note 6 - Share-based Issuances

Stock Options

The following table presents the activity for stock options outstanding:

	Options	Weighted Average Exercise Price
Outstanding - December 31, 2022	1,663,173	$2.45
Granted	200,200	0.94
Forfeited/canceled	(206,454)	1.51
Exercised	–	–
Outstanding - September 30, 2023	1,656,919	$2.38

The following table presents the composition of options outstanding and exercisable:

	Options Outstanding			Options Exercisable
Exercise Prices	Number	Price	Life*	Number	Price*
$2.70	22,264	$2.70	0.75	22,264	$2.70
$2.90	53,128	$2.90	4.11	53,128	$2.90
$4.26	171,197	$4.26	5.73	171,197	$4.26
$2.79	772,194	$2.79	7.23	553,122	$2.79
$1.79	198,750	$1.79	7.87	68,437	$1.79
$1.21	389,386	$1.21	8.95	292,039	$1.21
$0.40	50,000	$0.40	9.69	–	$0.40
Total - September 30, 2023	1,656,919	$2.38		1,160,187	$2.59

*	Price and Life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.

During the nine months ended September 30, 2023, the Company granted 200,200 stock options. Under the terms of the option agreements, the options are subject to certain vesting requirements. The fair value of each award is determined using the Black-Scholes option-pricing model which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, and the risk-free interest rate over the expected life of the option. The expected volatility was determined considering comparable companies historical stock prices as a peer group for the fiscal year the grant occurred and prior fiscal years for a period equal to the expected life of the option. The risk-free interest rate was the rate available from the St. Louis Federal Reserve Bank with a term equal to the expected life of the option. The expected life of the option was estimated based on a mid-point method calculation.

F-30

Restricted Stock Units

The following table presents the activity for restricted stock units outstanding:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding - December 31, 2022	563,859	$2.14
Granted	37,500	1.24
Forfeited/canceled	(118,350)	1.83
Vested/issued	(195,759)	1.83
Outstanding - September 30, 2023	287,250	$2.37

During the nine months ended September 30, 2023, the Company granted 37,500 restricted stock units. Under terms of the restricted stock agreement, the restricted stock units are subject to a certain vesting schedule.

In 2023, certain restricted stock unit holders elected a net-share settlement for vested shares to satisfy income tax requirements. The Company applied modification accounting in accordance with ASC 718 and recorded the expected value of these share-based awards as a liability. The Company recognized a share-based compensation liability as of September 30, 2023, of $45,981 related to the fair value of vested shares over the service period.

The Company recognized share-based compensation expense related to stock options and restricted stock units of $799,677 and $698,486 for the nine months ended September 30, 2023, and 2022, respectively. The remaining unvested share-based compensation expense of $1,447,278 is expected to be recognized over the next 90 months.

Warrants

The following table presents the activity for warrants outstanding:

	Warrants	Weighted Average Exercise Price
Outstanding - December 31, 2022	4,472,099	$4.62
Granted	950,000	0.61
Forfeited/canceled	–	–
Exercised	–	–
Outstanding - September 30, 2023	5,422,099	$3.84

5,422,099 of the outstanding warrants are currently exercisable and have a weighted average remaining contractual life of approximately 2.69 years as of September 30, 2023.

F-31

Note 7 – Net Loss Per Share

Basic net loss per share is computed by dividing net loss, which is allocated based upon the proportionate amount of weighted average shares outstanding, to each class of shareholder’s stock outstanding during the period. For the calculation of diluted net loss per share, net loss per share attributable to common shareholders for basic net loss per share is adjusted by the effect of dilutive securities, including awards under our equity compensation plans.

As of September 30, 2023, and 2022, 7,079,016 shares and 6,271,219 shares, respectively of potentially dilutive weighted average shares were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented.

Note 8 – Equity Financings

Equity Line Sales of Common Stock

On November 14, 2022, the Company entered into a Common Stock Purchase Agreement (the “White Lion Purchase Agreement”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”) for an equity line facility.

In April and June 2023, the Company closed on three sales of Common Stock under the White Lion Purchase Agreement. As a result, the Company issued an aggregate of 2,361,514 common shares and received aggregate proceeds of approximately $1.3 million.

Any proceeds that the Company receives under the White Lion Purchase Agreement are expected to be used for working capital and general corporate purposes.

The aggregate number of shares of common stock that the Company can sell to White Lion under the White Lion Purchase Agreement (including the Commitment Shares) may in no case exceed 2,501,700 shares of the common stock (which is equal to approximately 19.99% of the shares of the common stock outstanding immediately prior to the execution of the White Lion Purchase Agreement) (the “Exchange Cap”), unless shareholder approval is obtained to issue purchase shares above the Exchange Cap, in which case the Exchange Cap will no longer apply.

The Company recognized all offering costs related to the equity line of credit as deferred offering costs in accordance with the guidance in ASC 835-30-S45.

Sale of Common Shares (S-3 offering)

In June 2023, the Company sold 4,735,000 shares of common stock in a registered public offering with net proceeds of $2.7 million.

Note 9 – Subsequent Events

Replacement Equity Line with White Lion

On November 6, 2023, the Company entered into a new Common Stock Purchase Agreement and a related registration rights agreement with White Lion. Pursuant to the new Common Stock Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time until December 31, 2024, up to $10,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. In connection with the new Common Stock Purchase Agreement, the parties agreed to terminate the previous Common Stock Purchase Agreement with White Lion.

F-32

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

Auddia, Inc.

Boulder, Colorado

Opinion on the carve-out financial statements

We have audited the accompanying carve-out financial statements of the RadioFM (the Company), a component of M/s AppSmartz and M/s RadioFM (partnerships under common control), which comprise the carve-out balance sheets as of December 31, 2022 and 2021, and the related carve-out statements of operations, change in net parent’s investment, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the “carve-out financial statements”).

In our opinion, the carve-out financial statements referred to above present fairly, in all material respects, the financial position of the Carve-out Entity as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two-year periods ended December 31, 2022, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and Auddia, Inc and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

F-33

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Carve-out Entity’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Carve-out Entity’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Emphasis of matter

As discussed in Note 1 to the carve-out financial statements, M/s AppSmartz and M/s RadioFM, commonly owned Partnerships in New Delhi, India, are primarily technology companies developing applications for use through major digital marketplaces. All identifiable assets, liabilities, and business activities not pertaining to the operations of the RadioFM application are excluded from the accompanying carve-out financial statements. The RadioFM application and corresponding operational activities are herein referred to as “the Company” and “RadioFM App”. Accordingly, the carve-out financial statements include the assets, liabilities, accumulated members’ capital, revenue, expenses and cash flows directly attributable to the Company, as well as allocations deemed reasonable by the management. Our opinion is not modified with respect to that matter.

/s/ Haynie & Company

Haynie & Company

Littleton, Colorado

January 26, 2024

F-34

RadioFM

Carve-Out Balance Sheets (Amounts in Whole Numbers)

As of December 31, 2022 and December 31, 2021

	2022	2021
ASSETS
Current assets:
Accounts receivable, net	$160,692	$226,016
Total current assets	160,692	226,016

Non-current assets:
Property and equipment, net of accumulated depreciation	9,924	7,399
Intangible Assets, net of amortization	–	–
Total non-current assets	9,924	7,399
Total assets	$170,617	$233,415

LIABILITIES AND NET PARENT’S INVESTMENT
Current liabilities:
Accounts payable	$19,402	$21,929
Accrued Liabilities	23,168	23,929
Miscellaneous Creditors	40,065	59,460
Total current liabilities	82,635	105,319
Total liabilities	82,635	105,319

Commitments and contingencies (Note 5)

Net Parent’s Investment:
Cumulative Translation Adjustment	(24,332)	(13,278)
Retained Earnings, net	112,313	141,374
Total Members Capital	87,981	128,096
Total liabilities and Members Capital	$170,616	$233,415

The accompanying notes are an integral part of these carved-out financial statements.

F-35

RadioFM

Carve-Out Statements of Operations (Whole Numbers)

For the Years Ended December 31, 2022 and December 31, 2021

	2022	2021
Revenue	$2,674,002	$2,752,481

Operating expenses:
General and Administrative	161,726	109,999
Sales and marketing	364,930	304,467
Depreciation and amortization	3,460	2,976
Total operating expenses	530,116	417,442
Income from operations	2,143,886	2,335,039

Income before income taxes	2,143,886	2,335,040
Provision for income taxes	284,252	347,488
Net Income	$1,859,634	$1,987,551

Net Income	$1,859,634	$1,987,551
Other Comprehensive Income	(11,054)	(13,278)
Total Comprehensive Income	$1,848,580	$1,974,273

The accompanying notes are an integral part of these carved-out financial statements.

F-36

RadioFM

Carve-Out Statements of Changes in Net Parent's Investment (Whole Numbers)

For the Years Ended December 31, 2022 and December 31, 2021

		Cumulative	Total
	Retained	Translation	Net Parent's
	Earnings	Adjustment	Investment
Balance, December 31, 2020	$108,758	$–	$108,758

Distributions to Owners	(1,954,935)		(1,954,935)
Other Comprehensive Income-CTA		(13,278)	(13,278)
Net Income	1,987,551		1,987,551
Balance, December 31, 2021	$141,374	$(13,278)	$128,096

Balance, December 31, 2021	$141,374	$(13,278)	$128,096

Distributions to Owners	(1,888,695)		(1,888,695)
Other Comprehensive Income-CTA		(11,054)	(11,054)
Net Income	1,859,634		1,859,634
Balance, December 31, 2022	$112,313	$(24,332)	$87,981

The accompanying notes are an integral part of these carved-out financial statements.

F-37

RadioFM

Carve-Out Statement of Cash Flows (Amounts in Whole Numbers)

For the Years Ended December 31, 2022 and December 31, 2021

	2022	2021
Cash flows from operating activities:
Net Income	$1,859,634	$1,987,552
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,460	2,976
Accounts receivable	45,549	(43,883)
Accounts payable and accrued liabilities	(13,083)	13,631
Net cash provided in operating activities	1,895,559	1,960,276

Cash flows from investing activities:
Purchase of property and equipment	(6,864)	(5,340)
Net cash used in investing activities	(6,864)	(5,340)

Cash flows from financing activities:
Distributions to Owners	(1,888,695)	(1,954,935)
Net cash used by financing activities	(1,888,695)	(1,954,935)

Net increase in cash	–	–

Cash, beginning of year	–	–

Cash, end of period	$–	$–

Supplemental disclosures of cash flow information:
Cash paid for Interest	$–	$–
Cash paid for income taxes	$–	$–

The accompanying notes are an integral part of these carved-out financial statements.

F-38

RadioFM

Notes to Carve-Out Financial Statements

Note 1-Nature of Business

RadioFM (“the Company” for purposes of these notes) is a carve-out entity that is currently operating as a component of both Appsmartz and RadioFM, technology companies under common control, both of which are located in New Delhi, India.

RadioFM, which is an internally developed application, allows users to stream any available internet-based radio station and can be downloaded through major digital marketplace for mobile apps, including Google Play and the Unity Asset Store.

Note 2 – Summary of Significant Accounting Policies

Basis of presentation – RadioFM has historically operated as a component of two larger entities and not as a standalone legal entity. The accompanying carve-out financial statements represent the historical operations of the RadioFM business (as that term has been defined by Rule 11-01(d) of Regulation S-X) and have been derived from that entity’s historical accounting records. The carve-out financial statements are prepared in accordance with US GAAP and SEC rules and staff interpretations, including Rule 3-05 of Regulation S-X and Staff Accounting Bulletin 1.B. All revenues and costs as well as assets and liabilities directly associated with the business activity of RadioFM are included in the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses depreciation and amortization and tax expense from the parent company. However, amounts recognized by RadioFM are not necessarily representative of the amounts that would have been reflected in the financial statements had the carve-out entity operated as a standalone legal entity.

Use of estimates – The preparation of carve-out financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined carve-out financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include allocation of corporate general expenses and taxes. Certain of management’s estimates could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates.

Revenue recognition – In accordance with ASC 606, revenue is recognized when the transaction price is determinable, performance obligation(s) are met, and control of the promised goods is transferred, in an amount that reflects the consideration in exchange for the goods sold.

RadioFM recognizes revenue primarily from advertisements that are made through their application as well as customer application downloads. The Company has the ability to access their customer dashboards (i.e. via Google, Unity, etc.), in order to view the amount of both ad and download revenue that the application has generated on a daily basis. In addition, RadioFM will also receive a customer report subsequent to month end detailing both their ad and subscription revenue that was generated for the month. RadioFM typically receives payments for both ad and download revenue within 30 days after month end. The Company does not provide any refunds or returns related to their advertisement or app download revenue. However, customers (like Google) reserve the right to clawback any payments made to the Company that were made as a result of “invalid clicks” (i.e. clicks on ads that are not a result of genuine user interest, including intentionally fraudulent traffic and accidental or duplicate clicks). The impact from clawbacks did not materially impact the company’s business or results of operations.

Disaggregated revenue for each of the two years ended December 31, 2022 was as follows:

	December 31, 2022	December 31, 2021

Advertisement Revenue	$2,656,788	$2,752,481
App Download Revenue	17,214
Total Revenue	$2,674,002	$2,752,481

Cash and cash equivalents – RadioFM considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company did not historically have cash balances and no cash or cash equivalents are to be included in the probable acquisition. Thus, no cash and cash equivalents have been included in the financial statements as of either December 31, 2022 or December 31, 2021.

Financial instruments and credit risk concentration – Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. As it pertains to the accounts receivable balance, the Company only deals with large, highly liquid entities.

F-39

Accounts receivable – As noted above, the Company typically receives generated ad and download revenue within 30 days after the month-end for which the revenue has been generated. As the Company deals only with large liquid customers, such as Google and Apple, it did not recognize any bad debt expense for either its fiscal year ended December 31, 2022 or December 31, 2021. As of December 31, 2022 and 2021, the Company had accounts receivable of $160,692 and $226,016, respectively. The Company had no allowance for doubtful accounts as of either December 31, 2022 or December 31, 2021.

Sales and marketing expenses – Sales and marketing expenses are comprised primarily of marketing expenses incurred related to the RadioFM application. Specifically, sales and marketing expense is primarily comprised of advertising costs. Sales and marketing expense was $364,930 and $304,467 for the years ended December 31, 2022 and December 31, 2021, respectively.

General and administrative expenses – General and administrative expenses are primarily comprised of employee salary expense and other miscellaneous operating items. General and Administrative expenses was $161,726 and $109,999 for the years ended December 31, 2022 and December 31, 2021, respectively.

Property and equipment – The Company’s property, plant and equipment is primarily comprised of computer equipment with a 3-5 year life. In accordance with ASC 360-10, property, plant and equipment is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company did not recognize any impairments during either 2022 or 2021.

Intangible assets – The Company accounts for its intangible assets in accordance with ASC 985. All costs incurred are recognized as expense until technological feasibility is met. Subsequent to technological feasibility being met, costs incurred are capitalized until the product is available for general release to customers. At the end of each reporting period the carrying value of the unamortized asset is compared to its net realizable value and the amount by which the unamortized capitalized costs exceed the net realizable value of the asset is written off.

Fair value measurements – Fair value is defined as the amount that would be received upon sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The authoritative guidance establishes a fair value hierarchy which prioritizes the types of inputs to valuation techniques that companies may use to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1). The next highest priority is given to inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly (Level 2). The lowest priority is given to unobservable inputs in which there is little or no market data available and which require the reporting entity to develop its own assumptions (Level 3).

Level 1 – Unadjusted quoted prices in active markets accessible by the reporting entity for identical assets or liabilities. Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant value drivers are observable.

Level 3 – Valuations derived from valuation techniques in which significant value drivers are unobservable.

The Company’s financial instruments include accounts receivable, accounts payable and accrued expenses, for which the carrying amounts approximate fair value due to the short-term maturity of these financial instruments.

Significant vendors –The Company has a multitude of end users that are either downloading their application or advertising on their application. However, as is common in the mobile application industry, transactions with end users are conducted through a digital marketplace, such as Google or Facebook. To that extent, the Company utilizes a limited number of digital marketplaces in generating both its ad and download revenue. As such, the Company’s accounts receivable balance was from a single significant vendor that comprised 99% and 97% of the balance as of December 31, 2022 and December 31, 2021, respectively.

Income taxes – As the Company is a carve-out entity, it does not have a specific legal requirement to file a tax return. However, in determining its taxes for a period, the company utilizes the separate return method discussed in both ASC 740-10-30-27 and the SEC staff’s interpretive response to Question 3 of SAB Topic 1.B.1. Specifically, tax expense is recognized using “an allocation method that is systematic, rational and consistent with the broad principles of ASC 740”. Tax expense was $284,252 and $347,488 for the years ended December 31, 2022 and December 31, 2021, respectively.

F-40

Contingencies – The Company accounts for contingent liabilities in accordance with ASC 450. The Company accrues a liability (which amount includes litigation costs expected to be incurred) and charges operations for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. The Company was not subject to any litigation as of either December 31, 2022 or December 31, 2021.

Leases – RadioFM, as a carve-out entity, is neither the obligor of a lease agreement nor will it assume a lease agreement subsequent to being acquired. Thus, neither a right of use or lease liability (as those terms are defined in ASC 842) has been recognized in our stand alone financial statements. However, in accordance with SAB Topic 1.B, the Company has recognized an appropriate amount of allocated rent expense in its separate financial statements. Specifically, allocated rent expense was $31,571 and $15,644 for the years ended December 31, 2022 and December 31, 2021, respectively.

Change in accounting policy – The company did not adopt any accounting standard updates (ASUs) in either 2022 or 2021 that had a material impact on its financial statements. In addition, the company does not believe any recently issued ASUs that will be adopted will have a material impact on its financial statements.

Subsequent events – Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The Company recognized in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the financial statements are issued or are available to be issued.

Note 3 – Property and Equipment

Property and equipment consisted of the following at December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021

Computers and equipment	$17,046	$11,634
Accumulated depreciation	(7,121)	(4,235)
Total property and equipment, net	$9,924	$7,399

Depreciation expense on these assets for the years ended December 31, 2022 and 2021, was $3,460 and $2,976, respectively.

Note 4 – Intangible Assets

All capitalized costs incurred for RadioFM prior to its general release to customers were amortized prior to the beginning of the initial financial reporting period included in this filing. Further, no major enhancements have been made to the product within the last five years. As such, RadioFM did not have a recognized intangible asset on its balance sheet related to the RadioFM application as of either December 31, 2022 or December 31, 2021 or recognize any corresponding amortization expense related to the product during either 2022 or 2021.

Note 5 – Foreign Currency

In accordance with ASC 830, the Company has determined that the Indian Rupee (INR) is its functional currency based on its primary economic environment. However, for purpose of preparing these standalone financial statements, the Company, as permitted by Section 6620.7 of the Financial Reporting Manual (FRM) translated the financial statements into USD. In accordance with both ASC 830 and Rule 3-20 of Regulation S-X, amounts in these financial statements have been translated based on the following exchange rates:

•         Assets and Liabilities-Exchange rate as of the reporting period-end

•         Statement of Operations-Weighted average exchange rate for the annual period

•         Members Capital-Historical exchange rate

F-41

As a result of the of the translation process from INR into USD, the Company recognized translation adjustments of ($11,054) and ($13,278) for the years ended December 31, 2022 and December, 31, 2021, respectively. The cumulative translation adjustment was ($24,332) as of December 31, 2022 and ($13,278) as of December 31, 2021. While the Company had monetary assets and liabilities that were denominated in a foreign currency (i.e. USD) as of both December 31, 2022 and December 31, 2021, due to the short-term nature of the receivables and payables FX gains and losses were not material to the Company’s results of operations.

Note 6 –Net Parent’s Investment

The carve-out financial statements were derived from the financial statements of both AppSmartz and RadioFM. Further, the financial statements include allocations of certain general, administrative, legal and marketing expenses from those entities. The primary components of the net parent’s investment are retained earnings, distributions to owners and the cumulative translation adjustment.

Note 7 – Subsequent Events

Subsequent to the balance sheet date, RadioFM signed a letter of intent to be purchased by Auddia, Inc., which is a NASDAQ listed technology company. The acquisition has not been consummated as of the date these financial statements were available to be issued.

F-42

RadioFM

Unaudited Carve-Out Condensed Balance Sheets (Whole Numbers)

	June 30, 2023 Unaudited	December 31, 2022
ASSETS
Current assets:
Accounts receivable, net	$187,588	$160,692
Total current assets	187,588	160,692

Non-current assets:
Property and equipment, net of accumulated depreciation	9,719	9,924
Total non-current assets	9,719	9,924
Total assets	$197,307	$170,616

LIABILITIES AND NET PARENT’S INVESTMENT
Current liabilities:
Accounts payable	$9,100	$19,402
Accrued Liabilities	88,127	23,168
Miscellaneous Creditors	–	40,065
Total current liabilities	97,227	82,635
Total liabilities	97, 227	82,635

Commitments and contingencies

Net Parent’s Investment:
Cumulative Translation Adjustment	(24,331)	(24,332)
Retained Earnings, net	124,411	112,313
Total Members Capital	100,080	87,981
Total liabilities and Members Capital	$197,307	$170,616

The accompanying notes are an integral part of these unaudited condensed carve-out financial statements.

F-43

RadioFM

Unaudited Carve-Out Condensed Statements of Operations (Whole Numbers)

For the Six Months Ended June 30, 2023 and June 30, 2022

	2023	2022
Revenue	$1,064,912	$1,380,009

Operating expenses:
General and Administrative	91,239	74,675
Sales and marketing	188,525	177,521
Depreciation and amortization	2,074	1,860
Total operating expenses	281,838	254,056

Income from operations	783,074	1,125,953

Income before income taxes	783,074	1,125,953
Provision for income taxes	136,819	157,918
Net Income	$646,255	$968,035

Net Income	$646,255	$968,035
Other Comprehensive Income	1	1,959
Total Comprehensive Income	$646,256	$969,994

The accompanying notes are an integral part of these unaudited condensed carve-out financial statements.

F-44

RadioFM

Unaudited Carve-Out Condensed Statements of Changes in Net Parent's Investment (Whole Numbers)

For the Six Months Ended June 30, 2023 and June 30, 2022

		Cumulative	Total
	Retained	Translation	Net Parent's
	Earnings	Adjustment	Investment
Balance, December 31, 2021	$141,374	$(13,278)	$128,096

Distributions to Owners	(999,137)	–	(999,137)
Other Comprehensive Income-CTA	–	1,959	1,959
Net Income	968,035	–	968,035
Balance, June 30, 2022	$98,954	$(11,319)	$98,953

Balance December 31, 2022	$112,313	$(24,332)	$87,981

Distributions to Owners	(634,157)	–	(634,157)
Other Comprehensive Income-CTA	–	1	1
Net Income	646,255	–	646,255
Balance, June 30, 2023	$124,411	$(24,331)	$100,080

The accompanying notes are an integral part of these unaudited condensed carve-out financial statements.

F-45

RadioFM

Unaudited Carve-Out Condensed Statement of Cash Flows (Amounts in Whole Numbers)

For the Six Months Ended June 30, 2023 and June 30, 2022

	2023	2022
Cash flows from operating activities:
Net Income	$646,255	$968,035
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,074	1,860
Change in assets and liabilities:
Accounts receivable	(25,241)	22,386
Accounts payable and accrued liabilities	14,465	9,828
Net cash provided in operating activities	637,553	1,002,109

Cash flows from investing activities:
Purchase of property and equipment	(3,396)	(2,972)
Net cash used in investing activities	(3,396)	(2,972)

Cash flows from financing activities:
Distributions to Owners	(634,157)	(999,137)
Net cash used by financing activities	(634,157)	(999,137)

Net increase in cash	–	–

Cash, beginning of year	–	–

Cash, end of period	$–	$–

Supplemental disclosures of cash flow information:
Cash paid for Interest	$–	$–
Cash paid for income taxes	$–	$–

The accompanying notes are an integral part of these unaudited condensed carve-out financial statements.

F-46

RadioFM

Notes to Unaudited Carve-Out Condensed Financial Statements

Note 1 – Nature of Business

RadioFM (“the Company” for purposes of these notes) is a carve-out entity that is currently operating as a component of both Appsmartz and RadioFM, technology companies under common control, both of which are located in New Delhi, India.

RadioFM, which is an internally developed application, allows users to stream any available internet-based radio station and can be downloaded through major digital marketplace for mobile apps, including Google Play and the Unity Asset Store.

Note 2 – Summary of Significant Accounting Policies

Basis of presentation – RadioFM has historically operated as a component of two larger entities and not as a standalone legal entity. The accompanying carve-out financial statements represent the historical operations of the RadioFM business (as that term has been defined by Rule 11-01(d) of Regulation S-X) and have been derived from that entity’s historical accounting records. The carve-out financial statements are prepared in accordance with US GAAP and SEC rules and staff interpretations, including Rule 3-05 of Regulation S-X and Staff Accounting Bulletin 1.B. All revenues and costs as well as assets and liabilities directly associated with the business activity of RadioFM are included in the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses depreciation and amortization and tax expense from the parent company. However, amounts recognized by RadioFM are not necessarily representative of the amounts that would have been reflected in the financial statements had the carve-out entity operated as a standalone legal entity.

Use of estimates – The preparation of carve-out financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined carve-out financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include allocation of corporate general expenses and taxes. Certain of management’s estimates could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates.

Revenue recognition – In accordance with ASC 606, revenue is recognized when the transaction price is determinable, performance obligation(s) are met, and control of the promised goods is transferred, in an amount that reflects the consideration in exchange for the goods sold.

RadioFM recognizes revenue primarily from advertisements that are made through their application as well as customer application downloads. The Company has the ability to access their customer dashboards (i.e. via Google, Unity, etc.), in order to view the amount of both ad and download revenue that the application has generated on a daily basis. In addition, RadioFM will also receive a customer report subsequent to month end detailing both their ad and subscription revenue that was generated for the month. RadioFM typically receives payments for both ad and download revenue within 30 days after month end. The Company does not provide any refunds or returns related to their advertisement or app download revenue. However, customers (like Google) reserve the right to clawback any payments made to the Company that were made as a result of “invalid clicks” (i.e. clicks on ads that are not a result of genuine user interest, including intentionally fraudulent traffic and accidental or duplicate clicks). The impact from clawbacks did not materially impact the company’s business or results of operations.

Disaggregated revenue for the six months ended June 30, 2023 and June 30,2022 was as follows:

	June 30, 2023	June 30, 2022

Advertisement Revenue	$1,040,548	$1,378,126
App Download Revenue	24,364	1,883
Total Revenue	$1,064,912	$1,380,009

Cash and cash equivalents – RadioFM considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company did not historically have cash balances and no cash or cash equivalents are to be included in the acquisition. Thus, no cash and cash equivalents have been included in the financial statements as of either December 31, 2022 or December 31, 2021.

Financial instruments and credit risk concentration – Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. As it pertains to the accounts receivable balance, the Company only deals with large, highly liquid entities.

F-47

Accounts receivable – As noted above, the company typically receives any ad or download revenue within 30 days after the month-end for which the revenue has been generated. As the Company deals only with large liquid customers, it did not recognize any bad debt expense for the six months ended either June 30, 2023 or June 30, 2022. As of June 30, 2023 and December 31, 2022, the Company had accounts receivable of $151,382 and $160,692, respectively. The Company had no allowance for doubtful accounts as of either June 30, 2023 or December 31, 2022.

Sales and marketing expenses – Sales and marketing expenses are primarily comprised of marketing expenses incurred related to the RadioFM application. Specifically, sales and marketing expense is primarily comprised of advertising costs. Sales and marketing expense was $183,547 and $177,521 for the six months ended June 30, 2023 and June 30, 2022, respectively.

General and administrative expenses – General and administrative expenses are primarily comprised of employee salary expense and other miscellaneous operating items. General and Administrative expenses was $91,487 and $74,675 for the six months ended June 30, 2023 and June 30, 2022, respectively.

Property and equipment – The Company’s property, plant and equipment is primarily comprised of computer equipment with a 3-5 year life. In accordance with ASC 360-10, property, plant and equipment is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company did not recognize any impairments during the six months ended June 30, 2023 or 2022.

Intangible assets – The Company accounts for its intangible assets in accordance with ASC 985. All costs incurred are recognized as expense until technological feasibility is met. Subsequent to technological feasibility being met, costs incurred are capitalized until the product is available for general release to customers. At the end of each reporting period the carrying value of the unamortized asset is compared to its net realizable value and the amount by which the unamortized capitalized costs exceed the net realizable value of the asset is written off.

Fair value measurements – Fair value is defined as the amount that would be received upon sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The authoritative guidance establishes a fair value hierarchy which prioritizes the types of inputs to valuation techniques that companies may use to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1). The next highest priority is given to inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly (Level 2). The lowest priority is given to unobservable inputs in which there is little or no market data available and which require the reporting entity to develop its own assumptions (Level 3).

Level 1 – Unadjusted quoted prices in active markets accessible by the reporting entity for identical assets or liabilities. Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant value drivers are observable.

Level 3 – Valuations derived from valuation techniques in which significant value drivers are unobservable.

The Company’s financial instruments include accounts receivable, accounts payable and accrued expenses, for which the carrying amounts approximate fair value due to the short-term maturity of these financial instruments.

Significant vendors – The Company has a multitude of end users that are either downloading their application or advertising on their application. However, as is common in the mobile application industry, transactions with end users are conducted through a digital marketplace, such as Google or Facebook. To that extent, the Company utilizes a limited number of digital marketplaces in generating both its ad and download revenue. As such, the Company’s accounts receivable balance was from a single major customer that comprised 98% and 99% of the balance as of June 30, 2023 and December 31, 2022, respectively.

Income taxes – As the Company is a carve-out entity, it does not have a specific legal requirement to file a tax return. However, in determining its taxes for the period, the company utilized the separate return method discussed in both ASC 740-10-30-27 and the SEC staff’s interpretive response to Question 3 of SAB Topic 1.B.1. Specifically, tax expense is recognized using an allocation method that is systematic, rational and consistent with the broad principles of ASC 740. Tax expense was $124,594 and $157,918 for the six months ended June 30, 2023 and June 30, 2022, respectively.

F-48

Contingencies – The Company accounts for contingent liabilities in accordance with ASC 450. The Company accrues a liability (which amount includes litigation costs expected to be incurred) and charges operations for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. The Company was not subject to any litigation as of either June 30, 2023 or December 31, 2022.

Leases – RadioFM, as a carve-out entity, is neither the obligor of a lease agreement nor will it assume a lease agreement subsequent to being acquired. Thus, neither a right of use or lease liability (as those terms are defined in ASC 842) has been recognized in our stand alone financial statements. However, in accordance with SAB Topic 1.B, the Company has recognized an appropriate amount of allocated rent expense in its separate financial statements. Specifically, allocated rent expense was $25,565 and $12,398 for the six months ended June 30, 2023 and June 30, 2022, respectively.

Change in accounting policy – The company did not adopt any accounting standard updates (ASUs) in either 2022 or 2021 that had a material impact on its financial statements. In addition, the company does not believe any recently issued ASUs that will be adopted will have a material impact on its financial statements.

Subsequent events – Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The Company recognized in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the financial statements are issued or are available to be issued.

Note 3 – Property and Equipment

Property and equipment consisted of the following at June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022

Computers and equipment	$19,446	$17,046
Accumulated depreciation	(9,727)	(7,122)
Total property and equipment, net	$9,719	$9,924

Depreciation expense on these assets was $2,681 and $1,860 for the six months ended June 30, 2023 and June 30, 2022, respectively.

Note 4 – Intangible Assets

All capitalized costs incurred for RadioFM prior to its general release to customers were amortized prior to the beginning of the initial financial reporting period included in this filing. Further, no major enhancement have been made to the product within the last five years. As such, the Company did not have a recognized intangible asset on its balance sheet related to the RadioFM application as of either June 30, 2023 or December 31, 2022 or recognize any corresponding amortization expense during the six months ended June 30, 2023 or June 30, 2022.

Note 5 – Foreign Currency

In accordance with ASC 830, the Company has determined that the Indian Rupee (INR) is its functional currency based on its primary economic environment. However, for purpose of preparing these standalone financial statements, the company, as permitted by Section 6620.7 of the Financial Reporting Manual (FRM) translated the financial statements into USD. Further, in accordance with both ASC 830 and Rule 3-20 of Regulation S-X, amounts in these financial statements have been translated based on the following exchange rates:

•         Assets and Liabilities-Exchange rate as of the reporting period-end

•         Statement of Operations-Weighted average exchange rate for the annual period

•         Members Capital-Historical exchange rate

F-49

As a result of the of the translation process from INR into USD, the Company recognized translation adjustments of $617 and $1,959 for the six months ended June 30, 2023 and June 30, 2022, respectively. The cumulative translation adjustment was ($24,075) and ($24,692) as of June 30, 2023 and December 31, 2022, respectively. While the Company did have monetary assets and liabilities that were denominated in a foreign currency (i.e. USD) as of both June 30, 2023 and December 31, 2022, due to the short-term nature of the receivables and payables FX gains and losses were not material to the Company’s results of operations.

Note 6 – Net Parent’s Investment

The carve-out financial statements were derived from the financial statements of both AppSmartz and RadioFM. Further, the financial statements include allocations of certain general, administrative, legal and marketing expenses from those entities. The primary components of the net parent’s investment are retained earnings, distributions to owners and the cumulative translation adjustment.

Note 7 – Subsequent Events

Subsequent to the balance sheet date, RadioFM signed a letter of intent to be purchased by Auddia, Inc., which is a NASDAQ listed technology company. As of the date these financial statements were available to be issued, the acquisition has not been consummated.

F-50

Up to 52,631,578 Shares of Common Stock

AUDDIA, INC.

PROSPECTUS

____________, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the sale of common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$1,631.37
Legal fees and expenses	50,000.00
Accountants’ fees and expenses	25,000.00
Printing expenses	7,500.00
Transfer agent and registrar fees and expenses	7,500.00
Miscellaneous	8,368.63
Total	$100,000.00

Item 14.	Indemnification of Directors and Officers.

We are incorporated under the laws of the state of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. Our charter and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

III-1

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our charter also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of our indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, or officer, of the company or any of its subsidiaries or was serving at the company’s request in an official capacity for another entity. We must indemnify our officers and directors against (1) attorneys’ fees and (2) all other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal) or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we issued the following securities that were not registered under the Securities Act (since January 1, 2020):

Clip Interactive, LLC

Since January 1, 2020, Clip Interactive, LLC issued the following securities that were not registered under the Securities Act:

In April 2020, the Company entered into a promissory note evidencing an unsecured loan (the “Loan”) in the amount of $258,662 made to the Company under the Paycheck Protection Program (the “PPP”). The PPP was established under the CARES Act and is administered by the U.S. Small Business Administration. The promissory note matures in April 2022 and bears interest at a rate of 1% per annum. Beginning November 2020, the Company is required to make 18 monthly payments of principal and interest in the amount of $14,370. The Loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The proceeds from the Loan may only be used for payroll costs (including benefits), interest on mortgage obligations, rent, utilities and interest on certain other debt obligations.

III-2

During the year ended December 31, 2020, the Company sold to investors $404,601 of our convertible notes. All of these convertible notes converted into shares of common stock in connection with our February 2021 IPO.

Auddia Inc.

In connection with our February 2021 IPO, Clip Interactive LLC converted into a Delaware corporation pursuant to a statutory conversion and changed its name to Auddia Inc. In conjunction with the IPO and corporate conversion, all of our outstanding pre-IPO equity securities, convertible debt securities and certain accrued fees were automatically converted into 7,300,010 shares of common stock. The issuance of such common stock was exempt from the registration requirements of the Securities Act, pursuant to Section 3(a)(9) of the Securities Act, involving an exchange of securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. No underwriters were involved in this issuance of shares.

In conjunction with the IPO and corporate conversion, our pre-IPO outstanding options and warrants were converted into (i) stock options for 341,655 common shares and (ii) warrants for 358,334 common shares.

On February 19, 2021, pursuant to our IPO Underwriting Agreement, the Company issued a warrant, which enables the representative of our IPO underwriters to purchase up to an aggregate of 319,346 shares of common stock, at an exercise price equal to $5.15625 per share. The representative’s warrant may be exercised beginning on August 19, 2021 (six months after the commencement of sales of the Offering) until February 19, 2026 (five years after the commencement of sales in the Offering).

In August 2021 we issued options for 185,000 common shares as an inducement grant outside of our equity plans to a newly hired CFO.

In September 2021 we issued 30,000 restricted common shares to a vendor in payment of certain fees.

In February 2022, we issued options for 138,750 common shares as an inducement grant outside of our equity plans to a newly hired marketing executive.

In November 2022, we entered into a secured bridge note financing with Richard Minicozzi, who is a significant existing stockholder of the Company. The Company received $2,000,000 of gross proceeds in connection with this financing. The principal amount of the secured note is $2,200,000. The secured note has a 10% interest rate and matures on May 31, 2023. The secured note is secured by a lien on substantially all of the Company’s assets. At maturity, Mr. Minicozzi has the option to convert any original issue discount and accrued but unpaid interest into shares of the Company’s common stock. The fixed conversion price is $1.23 per share. In connection with the secured note financing, the Company issued Mr. Minicozzi 300,000 common stock warrants with a five-year term and a fixed $2.10 per share exercise price.

In February 2023, we issued options for 150,200 common shares and 37,500 restricted stock units as an inducement grant outside of our equity plans to a newly hired CFO.

On November 10, 2023, we entered into a securities purchase agreement with Jeffrey Thramann, our Executive Chairman pursuant to which we issued and sold one (1) share of the Company’s newly designated Series A Preferred Stock for an aggregate purchase price of $1,000.

These sales and issuances were made in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D, Rule 506 (d), and did not involve any underwriters, underwriting discounts or commissions, or any public offering. The persons and entities who received such securities have represented their intention to acquire these securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends are be affixed to all share certificates issued. All recipients have adequate access through their relationship with us to information about us.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the restricted shares of capital stock described above, included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

III-3

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit Number		Description of Document	Incorporated by reference from Form	Filing Date	Exhibit Number	Filed Herewith
2.1	+	Asset Purchase Agreement, dated as of January 26, 2024, by and among Auddia, Inc., M/s APPSMARTZ, and M/s RADIOFM	8-K	02-02-2024	2.1
2.2		Form of Plan of Conversion	8-K	02-22-2021	2.1
3.1		Certificate of Incorporation of the Company	8-K	02-22-2021	3.1
3.2		Bylaws of the Company	8-K	02-22-2021	3.2
3.4		Certificate of Designation for Series A Preferred Stock	8-K	11-16-2023	3.1
4.1		Form of Warrant after Conversion from an LLC to a Corporation	S-1/A	01-28-2020	3.5
4.2		Form of Series A Warrant	S-1/A	02-05-2021	3.6
4.3		Form of Common Warrant	S-1/A	03-28-2023	4.3
4.4		Form of Pre-Funded Warrant	S-1/A	03-28-2023	4.4
4.5		Form of Common Stock Certificate	S-1/A	10-08-2020	4.1
4.6		Form of IPO Underwriter Common Stock Purchase Warrant	8-K	02-22-2021	4.1
4.7		Description of Securities	10-K	03-31-2021	4.3
5.1*		Opinion of Carroll Legal LLC	S-1	11-09-2023	5.1
10.1	#	Employment Agreement of Michael T. Lawless	S-1	01-10-2020	10.1
10.2	#	Employment Agreement of Peter Shoebridge	S-1	01-10-2020	10.2
10.3	#	Employment Agreement with John E. Mahoney	8-K	12-18-2023	10.1
10.4	#	Form of Auddia Inc. 2020 Equity Incentive Plan	S-1/A	10-22-2020	10.3
10.5		Collateral and Security Agreement with Related Party (Minnicozzi)	S-1/A	01-28-2020	10.4
10.6		Form of Amendment to Collateral and Security Agreement with Related Party	S-1/A	10-08-2020	10.5
10.7		Form of Convertible Promissory Note	S-1/A	01-28-2020	10.6
10.8		Business Loan Agreement and Guaranty of Related Party with Bank of the West	S-1/A	01-28-2020	10.7
10.9	**	Agreement with Major United States Broadcast Company	S-1/A	01-28-2020	10.8
10.10		Form of Bridge Note	S-1/A	10-22-2020	10.9
10.11		Form of Warrant Agent Agreement	S-1/A	03-28-2023	10.10
10.12		Amendment to Bridge Note	S-1/A	10-22-2020	10.14
10.13		Amended Business Loan Agreement with Bank of the West	10-K	03-31-2021	10.15
10.14	#	First Amendment to 2020 Equity Incentive Plan	S-8	08-10-2021	99.2
10.15	#	Form of Stock Option Grant Notice and Stock Option Agreement under 2020 Equity Incentive Plan	S-8	08-10-2021	99.3
10.16	#	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under 2020 Equity Incentive Plan	S-8	08-10-2021	99.4
10.17	#	Form of Inducement Stock Option Grant Notice and Inducement Stock Option Agreement	S-8	08-10-2021	99.5
10.18	#	Clip Interactive, LLC 2013 Equity Incentive Plan	S-8	08-10-2021	99.6
10.19	#	Form of Stock Option Grant Notice and Stock Option Agreement under 2013 Equity Incentive Plan	S-8	08-10-2021	99.7
10.20	#	Executive Officer Employment Agreement for Michael Lawless dated October 13, 2021	8-K	10-15-2021	10.1
10.21	#	Executive Officer Employment Agreement for Peter Shoebridge dated October 13, 2021	8-K	10-15-2021	10.2
10.22	#	Executive Officer Employment Agreement for Brian Hoff dated October 13, 2021	8-K	10-15-2021	10.3
10.23	#	Executive Officer Employment Agreement for Timothy Ackerman effective as of February 6, 2023	8-K	02-16-2023	10.1
10.24		Secured Promissory Bridge Note dated November 14, 2022	8-K	11-14-2022	10.1
10.25		Common Stock Warrant dated November 14, 2022	8-K	11-14-2022	10.2
10.26		Security Agreement dated November 14, 2022	8-K	11-14-2022	10.3
10.27		Common Stock Purchase Agreement, dated November 14, 2022, by and between Auddia Inc. and White Lion Capital LLC	8-K	11-14-2022	10.4
10.28		White Lion Purchase Agreement	8-K	11-6-2023
10.29		White Lion Registration Rights Agreement	8-K	11-6-2023
10.30		Securities Purchase Agreement dated November 10, 2023 between Auddia Inc. and Jeffrey Thramann	8-K	11-16-23	10.1
23.1		Consent of Daszkal Bolton LLP, Independent Registered Public Accounting Firm				X
23.2		Consent of Haynie & Company, Independent Registered Public Accounting Firm				X
23.3*		Consent of Carroll Legal LLC (included in Exhibit 5.1)	S-1	11-09-2023	5.1
24.1*		Power of Attorney (included on signature page)	S-1	11-09-2023	24.1
107*		Calculation of Filing Fee Table	S-1	11-09-2023	107

____________________________

+	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request.
*	Previously filed.
**	Certain information contained in this Exhibit has been redacted and appears as “XXXXX” as the disclosure of same would be a disadvantage to the Registrant in the marketplace.
#	Indicates management contract or compensatory plan.

(b) Financial statement schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or notes thereto.

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Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(5)	That for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boulder, in the State of Colorado, on this 2nd day of February, 2024.

AUDDIA INC.

By:	/s/ Michael Lawless
Michael Lawless
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Lawless	Chief Executive Officer and Director	February 2, 2024
Michael Lawless	(Principal Executive Officer)
President and Director
Interim Chief Financial Officer
(Principal Financial and Accounting Officer)

*	Executive Chairman and Director	February 2, 2024
Jeffrey Thramann

*	Director	February 2, 2024
Stephen Deitsch

*	Director	February 2, 2024
Timothy Hanlon

*	Director	February 2, 2024
Thomas Birch

* /s/ Michael Lawless

Michael Lawless

Attorney-in-Fact

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